    As filed with the Securities and Exchange Commission on September 17, 1998
                                                 Registration  No.333-48615
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                        -----------------------------

                        PRE-EFFECTIVE AMENDMENT NO. 4
                                      TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                           NORTHFIELD BANCORP, INC.
                (Name of Small Business Issuer in its charter)

          MARYLAND                                   6035                            [APPLIED FOR]
---------------------------------------------------------------------------------------------------------
   (State or other jurisdiction           (Primary standard industrial             (I.R.S. employer
 of incorporation or organization)         classification code number)          identification number)

                              8005 HARFORD ROAD
                          BALTIMORE, MARYLAND  21234
                               (410) 665-7900
--------------------------------------------------------------------------------
      (Address and telephone number of principal executive offices and principal place of business)

                         G. RONALD JOBSON, PRESIDENT
                         AND CHIEF EXECUTIVE OFFICER
                           NORTHFIELD BANCORP, INC.
                              8005 HARFORD ROAD
                          BALTIMORE, MARYLAND  21234
                               (410) 665-7900
 ------------------------------------------------------------------------------
          (Name, address and telephone number of agent for service)

                                  COPIES TO:
                          Gary R. Bronstein, Esquire
                          Cynthia R. Cross, Esquire
                      Housley Kantarian & Bronstein, P.C.
                       1220 19th Street, N.W., Suite 700
                           Washington, D.C.  20036

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

UP TO 502,550 SHARES OF COMMON STOCK

                                  NORTHFIELD BANCORP, INC.

                    EXECUTIVE OFFICES:                 MAIN OFFICE:
                    8005 HARFORD ROAD                  1844 E. JOPPA ROAD
                    BALTIMORE, MARYLAND 21234          BALTIMORE, MARYLAND 21234
                    (410) 665-7900                     (410) 663-2500
================================================================================

     Northfield Federal Savings is converting from a federally chartered mutual savings association to a federally chartered stock savings bank. As part of the conversion, Northfield Federal Savings will become a wholly owned subsidiary of Northfield Bancorp, Inc. and will adopt the name "Northfield Federal Saving Bank." The Company was formed in March 1998 and upon completion of the conversion will own all of the shares of Northfield Federal Savings Bank. The common stock of the Company is being offered to the public in accordance with a plan of conversion. The plan of conversion must be approved by the Office of Thrift Supervision and by a majority of the votes eligible to be cast by members of Northfield Federal Savings. The offering will not go forward if Northfield Federal Savings does not receive these approvals and the Company does not sell at least the minimum number of shares.

     The shares of common stock are first being offered pursuant to nontransferable subscription rights in a Subscription Offering. Depositor and borrower members as of certain eligibility dates will receive subscription rights. Shares of common stock not subscribed for in the Subscription Offering may be offered for sale in a community offering with preference given to certain residents of Baltimore County, Maryland.
================================================================================
                               TERMS OF OFFERING

Ferguson & Company, an independent appraiser, has estimated the market value of the converted Northfield Federal Savings to be between $3,230,000 and $4,370,000, which establishes the number of shares to be offered at a price of $10.00 per share. Subject to Office of Thrift Supervision approval, an additional 15% above the maximum number of shares, or 502,550 shares, may be offered. Based on these estimates, we are making the following offering of shares of common stock:

          .    Price Per Share:              $  10.00

          .    Number of Shares Minimum/
               Maximum as adjusted:          323,000 to 502,550

          .    Offering Expenses:            $400,000

          .    Net Proceeds to the Company
               Minimum/Maximum as adjusted:  $2,830,000 to $4,625,500

          .    Net Proceeds Per Share
               Minimum/Maximum as adjusted:  $8.76 to $9.20

It is possible that we would issue an additional 3% of the total shares sold under certain circumstances involving an improper allocation of shares in the conversion.

PLEASE REFER TO RISK FACTORS BEGINNING ON PAGE 1 OF THIS DOCUMENT.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION, OFFICE OF THRIFT SUPERVISION,
     NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FOR INFORMATION ON HOW TO SUBSCRIBE, CALL THE STOCK INFORMATION CENTER AT (410) 668-2160.

                            TRIDENT SECURITIES, INC.
                The date of this Prospectus is ___________, 1998

                               TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
Questions and Answers About the Stock Offering..........................................    (i)
Summary.................................................................................   (iv)
Selected Financial and Other Data.......................................................  (vii)
Risk Factors............................................................................     1
Proposed Purchases by Directors and Officers............................................     8
The Company.............................................................................     8
Northfield Federal Savings..............................................................     9
Use of Proceeds.........................................................................     9
Dividends...............................................................................    10
Market for the Common Stock.............................................................    11
Capitalization..........................................................................    12
Historical and Pro Forma Capital Compliance.............................................    13
Pro Forma Data..........................................................................    14
The Conversion..........................................................................    19
Management's Discussion and Analysis of Financial Condition and Results of Operations...    33
Business of Northfield Bancorp, Inc.....................................................    47
Business of Northfield Federal Savings..................................................    48
Regulation..............................................................................    68
Taxation................................................................................    75
Management of the Company...............................................................    77
Management of Northfield Federal Savings................................................    77
Restrictions on Acquisitions of the Company.............................................    84
Description of Capital Stock............................................................    89
Legal and Tax Matters...................................................................    91
Experts.................................................................................    91
Additional Information..................................................................    91
Index to Financial Statements of Northfield Federal Savings.............................    93
Glossary................................................................................   A-1

     This document contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" beginning on page 1 of this document.

     Please see the Glossary beginning on page A-1 for the meaning of capitalized terms that are not defined in this document.

                          [MAP OF NORTHFIELD FEDERAL
                             SAVINGS MARKET AREA]

                QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING

Q:   WHAT IS A MUTUAL TO STOCK CONVERSION?

A: The conversion is a change in our form of organization. Currently, we operate as a federally chartered mutual savings association with no stockholders. As a result of the conversion, we will become a federally chartered stock savings bank. As part of our conversion, the Company is offering for sale shares of its common stock The Company will be our sole stockholder and will purchase our stock in exchange for a portion of the proceeds from its offering.

Q:   WHAT IS THE PURPOSE OF THE CONVERSION AND THE OFFERING?

A: As a stock savings bank operating through a holding company structure, we will have the ability to plan and develop long-term growth and improve our future access to the capital markets. The stock offering will increase our capital and the amount of funds available to us for lending and investment activities. This will give us greater flexibility to diversify operations and expand into other geographic markets if we choose to do so. If the Company's earnings are sufficient in the future, you might also receive dividends and benefit from the long-term appreciation of our stock price.

Q:   HOW MANY SHARES OF STOCK WILL BE SOLD?


A: Between 323,000 and 437,000 shares of common stock will be sold, all at a price of $10.00 per share. The number of shares to be sold may be increased to 502,550 shares without further notice to you, subject to receipt of approval of the Office of Thrift Supervision, if market or financial conditions change prior to completion of the conversion or if additional shares are needed to fill the order of our employee stock ownership plan (the "ESOP"). Also, it is possible that we would issue an additional 3% of the total shares sold in the event our board feels it is necessary to correct an improper allocation of shares in the conversion.

Q:   HOW DO I SUBSCRIBE FOR THE STOCK?

A: You must complete and return the Stock Order Form to us together with your payment or your authorization for withdrawal of the payment amount from an account you have with us, on or before ___________, 1998. See pages 28 to 29.

Q:   HOW MUCH STOCK MAY I PURCHASE?

A: The minimum purchase is 25 shares (or $250). The maximum purchase per eligible depositor (which includes individuals on joint accounts or having the same address on our

                                    (i)
records) in the Subscription Offering is 12,500 shares (or $125,000). We may decrease or increase the maximum purchase limitation without notifying you.

If shares are sold in a Community Offering, the maximum number of shares that may be purchased by any party (which includes individuals on joint accounts or having the same address on our records) in the Community Offering, when combined with the number of shares purchased by other parties with whom your shares may be aggregated is 12,500 shares ($125,000).

Total purchases of stock in the conversion (i.e., combined purchases in the Subscription and Community Offerings) may not exceed the lesser of $225,000 or 5% of the shares issued in the conversion. See pages 26 to 27.

Q:   WHAT HAPPENS IF THERE ARE NOT ENOUGH SHARES TO FILL ALL ORDERS?

A: You might not receive any or all of the shares you want to purchase. If there is an over subscription, the stock will be offered on a priority basis to the following persons:

     . ELIGIBLE ACCOUNT HOLDERS - Persons who had a deposit account with us on December 31, 1995 with a balance of at least $50.00. Any remaining shares will be offered to:

     .    OUR ESOP.  Any remaining shares will be offered to:

     . SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS - Persons who had a deposit account with us on June 30, 1998 with a balance of at least $50.00. Any remaining shares will be offered to:

     . OTHER MEMBERS - Other depositors and certain borrowers of ours, as of __________, 1998.

     If the above persons do not subscribe for all of the shares, the remaining shares will be offered to certain members of the general public with preference given to people who live in Baltimore County, Maryland. See pages 22 to 24.

Q: WHAT PARTICULAR FACTORS SHOULD I CONSIDER WHEN DECIDING WHETHER OR NOT TO BUY THE STOCK?

A: There are numerous risks associated with purchasing our stock. Before you decide to purchase stock, you should read the Risk Factors section beginning on page 1 of this document.

                                     (ii)

Q: AS A DEPOSITOR OR BORROWER MEMBER OF NORTHFIELD FEDERAL SAVINGS, WHAT WILL HAPPEN IF I DO NOT PURCHASE ANY STOCK?

A: You presently have voting rights while we are in the mutual form; however, once we convert to the stock form you will lose your voting rights unless you purchase stock. You are not required to purchase stock. Your deposit account, certificate accounts and any loans you may have with us will be not be affected. See pages 20 to 22.

Q:   WHO CAN HELP ANSWER ANY OTHER QUESTIONS I MAY HAVE ABOUT THE STOCK
     OFFERING?

A: In order to make an informed investment decision, you should read this entire document. In addition, you should contact:

                           STOCK INFORMATION CENTER
                           NORTHFIELD BANCORP, INC.
                               8005 HARFORD ROAD
                          BALTIMORE, MARYLAND  21234
                                (410) 668-2160

                                     (iii)

                                    SUMMARY


     This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read carefully this entire document, including the financial statements and the notes to the financial statements of Northfield Federal Savings. References in this document to "we," "us," and "our" refer to Northfield Federal Savings. In certain instances where appropriate, "us" or "our" refers collectively to Northfield Bancorp, Inc. and Northfield Federal Savings. References in this document to "the Company" refer to Northfield Bancorp, Inc.

NORTHFIELD BANCORP, INC.

     Northfield Bancorp, Inc. was formed in March 1998 as a Maryland corporation
to be the holding company for Northfield Federal Savings Bank.   The Company is
not an operating company and has not engaged in any significant business to date. The holding company structure will provide greater flexibility in terms of operations, expansion and diversification. See page 8.

NORTHFIELD FEDERAL SAVINGS

     We are a community and customer oriented federal mutual savings association with two offices located in Baltimore, Maryland. We were originally founded in
1923 as a federally chartered mutual savings and loan association.   Our primary
market area consists of Baltimore County, Maryland. In addition we focus our lending efforts on Harford and Cecil Counties, Maryland. We emphasize residential construction lending, primarily originating construction/permanent mortgage loans on one- to four-family properties. We also make commercial real estate loans and limited types of consumer loans. We have recently begun to offer home equity loans. Our loans are primarily funded by deposit accounts,
approximately 60% of which were certificates of deposit at June 30, 1998.   At
June 30, 1998, we had total assets of $39 million, deposits of $35 million and total retained earnings of $3.1 million. See page 9.

THE STOCK OFFERING


     The Company is offering between 323,000 and 437,000 shares of common stock at $10.00 per share. Subject to approval by the Office of Thrift Supervision, the number of shares to be sold may be increased to 502,550 shares without further notice to you if market or financial conditions change prior to completion of the conversion or if additional shares are needed to fill the
order of our ESOP.   During the 30 days following the conversion, we may also
issue an additional 3% of the total shares sold in the event our board feels it is necessary to correct an improper allocation of shares in the conversion. These additional shares (the "Contingent Shares") are not reflected in the pro forma financial data in this Prospectus.

STOCK PURCHASES

     The Company is first offering its shares of common stock in a Subscription Offering. Depositor and borrower members as of certain eligibility dates will receive subscription rights. The

                                     (iv)
shares of common stock will be offered on the basis of priorities. Any remaining shares may be offered in a Community Offering or in a Syndicated Community Offering. See pages 22 to 26.

SUBSCRIPTION RIGHTS

     You may not sell or assign your subscription rights. Any transfer of subscription rights is prohibited by law. All persons exercising their subscription rights will be required to certify that they are purchasing shares solely for their own account and that they have no agreement or understanding regarding the sale or transfer of shares. The Company intends to pursue any and all legal and equitable remedies in the event that the Company becomes aware of the transfer of any subscription rights. The Company will reject orders that are determined to involve the transfer of such rights.

THE OFFERING RANGE AND DETERMINATION OF THE PRICE PER SHARE


     The offering range is based on an independent appraisal of the pro forma market value of the common stock by Ferguson & Company ("Ferguson"), an appraisal firm experienced in appraisals of savings institutions. The pro forma market value of the shares is our market value after giving effect to the sale of shares in this offering. Ferguson has estimated that in its opinion as of August 31, 1998 such value ranged between $3.2 million and $4.4 million (with a midpoint of $3.8 million) (the "Estimated Valuation Range"). The appraisal was based in part upon our financial condition and operations and the effect of the additional capital raised by the sale of common stock in this offering. The $10.00 price per share was determined by our board of directors and is the price most commonly used in stock offerings involving conversions of mutual savings institutions. The appraisal will be updated prior to the completion of the conversion. If the updated pro forma market value of the common stock is either below $3.2 million or above $5.0 million (excluding the Contingent Shares), we will notify you and you will have the opportunity to modify or cancel your order. See pages 30 to 32.

TERMINATION OF THE OFFERING

     The Subscription Offering will terminate at __:__.m., Eastern Time, on ___________, 1998. The Community Offering, if any, may terminate at any time without notice but no later than ___________, 1998, without approval by the OTS.

BENEFITS TO MANAGEMENT FROM THE OFFERING


     Our full-time employees will participate in the offering through purchases of stock by our employee stock ownership plan (the "ESOP"), which is a form of retirement plan. Following the conversion, we also intend to implement a management recognition plan ("MRP") under which officers will be entitled to receive awards of restricted stock at no cost to them and a stock option and incentive plan (the "Option Plan"), which will benefit our officers and directors. However, the MRP and Option Plan may not be adopted until at least six months after the conversion and are subject to stockholder approval and compliance with OTS regulations if adopted within the first year following our conversion. See pages 79 to 83.

                                      (v)

USE OF THE PROCEEDS FROM THE SALE OF COMMON STOCK


     The Company intends to retain 50% of the net proceeds from the stock offering. The Company will use a portion of the net proceeds from the stock offering to make a loan to our ESOP to fund its purchase of 8% of the common stock issued in the conversion. The Company will use a portion of the net proceeds to purchase all the capital stock to be issued by us in the conversion. The Company will retain the balance of the funds as its initial capitalization. The Bank intends to use its portion of the net proceeds to fund the Bank's lending activities and to expand its office facilities, possibly leasing or purchasing property to establish a branch in Cecil and/or Harford County, Maryland. Our business plan also contemplates spending $1.5 million on a new office building approximately two years following the conversion. Our plans to establish additional branches and relocate our main office may be impeded due to the rating we received in our most recent evaluation under the Community Reinvestment Act of 1997 ("CRA"). See "Risk Factors --Risks Associated with "Needs to Improve" CRA Rating." In an effort to improve its CRA performance, the Bank intends to invest $380,000 (which represents 10% of the gross conversion proceeds at the midpoint of the Estimated Valuation Range) in loans to first-time low- and moderate-income home buyers. See pages 9 to 10.

DIVIDENDS

     Our board of directors intends to adopt a policy of paying regular semi-annual cash dividends on the common stock at an annual rate of 2% of the $10.00 per share purchase price of the common stock ($0.20 per share). The first dividend will be declared and paid no earlier than the semi-annual period ending June 30, 1999. See pages 10 to 11.

MARKET FOR THE COMMON STOCK


     The Company intends to list the common stock over-the-counter through the OTC "Electronic Bulletin Board" under the symbol "NFSB." The Company intends to request Trident Securities, Inc. ("Trident Securities") undertake to match offers to buy and offers to sell the common stock. Since the size of the offering is small, it is unlikely that an active and liquid trading market for the shares will develop and be maintained. Investors should have a long-term investment intent. Persons purchasing shares may not be able to sell their shares when they desire or to sell them at a price equal to or above $10.00.
See page 11.

IMPORTANT RISKS IN OWNING THE COMPANY'S COMMON STOCK

     Before you decide to purchase stock in the offering, you should read the Risk Factors section beginning on page 1 of this document.

                                     (vi)

                       SELECTED FINANCIAL AND OTHER DATA

     We are providing the following summary financial information about us for your benefit. The information at December 31, 1997 is derived from our audited financial statements for each of the fiscal years shown below. The following information is only a summary and you should read it in conjunction with our financial statements and notes to our financial statements which you can find
beginning on page F-1 of this Prospectus.   The data at June 30, 1998, and for
the six months ended June 30, 1998 and 1997 is unaudited, but in the opinion of our management reflects all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation. The financial data for the six months ended June 30, 1998 is not necessarily indicative of the operating results to be expected for the entire fiscal year.

SELECTED FINANCIAL DATA

     The following table sets forth certain information concerning our financial position at the dates indicated.

                                                                                 AT
                                                                              JUNE 30,           AT DECEMBER 31,
                                                                                               -------------------
                                                                                1998             1997      1996
                                                                              --------          -------   -------
                                                                                    (IN THOUSANDS)

Total assets.........................................................        $38,987           $36,084     $32,228
Cash.................................................................            222               117         173
Interest-bearing deposits in other banks.............................          4,699             3,514       5,186
Securities available for sale........................................             --                --         197
Mortgage-backed securities...........................................          2,145             1,955       2,333
Loans receivable - net...............................................         31,106            29,961      23,841
Federal Home Loan Bank of Atlanta stock..............................            273               226         226
Deposit accounts.....................................................         35,030            32,622      29,116
Total retained earnings - substantially restricted...................          3,087             2,894       2,729

SUMMARY OF OPERATIONS

     The following table sets forth certain information concerning our results of operations for the periods shown.

                                                                             SIX MONTHS ENDED                    YEAR ENDED
                                                                                 JUNE 30,                        DECEMBER 31,
                                                                         ------------------------           ---------------------

                                                                           1998            1997              1997           1996
                                                                         -------          -------           ------         ------
                                                                                                (IN THOUSANDS)
Interest income......................................................    $ 1,451          $ 1,249           $ 2,626         $2,457
Interest expense.....................................................        848              707             1,493          1,397
                                                                         -------          -------           -------         ------
Net interest income..................................................        603              542             1,133          1,060
Provision for loan losses............................................         --                5               123             10
                                                                         -------          -------           -------         ------
Net interest income after provision
 for loan losses.....................................................        603              537             1,010          1,050
Noninterest income (loss)............................................         16               15                (2)            31
Noninterest expense..................................................        314              290               772            843
                                                                         -------          -------           -------         ------
Income before taxes..................................................        305              262               236            238
Income tax expense...................................................        112               96                91             89
                                                                         -------          -------           -------         ------
Net income                                                               $   193          $   166           $   145         $  149
                                                                         =======          =======           =======         ======

                                     (Vii)

KEY OPERATING RATIOS

     The table below sets forth certain performance ratios for us for the periods indicated.

                                                               AT OR FOR THE
                                                              SIX MONTHS ENDED                           AT OR FOR THE
                                                                  JUNE 30,                          YEAR ENDED DECEMBER 31,
                                                          -------------------------               -----------------------------
                                                            1998            1997                   1997        1996       1995
                                                          -------          --------               -------     ------     ------

PERFORMANCE RATIOS:
   Return on assets (ratio of net earnings
      to average total assets)....................         1.02%             1.00%                  .43%        .46%       .85%
   Return on equity (ratio of net earnings
      to average equity)..........................        12.80             11.75                  4.99        5.50      10.47
   Ratio of average interest-earning assets to
      average interest-bearing liabilities........       109.83           1111.40                 11.11      109.99     109.33
   Ratio of net interest income, after provision
      for loan losses and noninterest expense.....       191.43           1185.17                 30.83      124.56     161.31
   Net interest rate spread.......................         2.80              2.82                  2.88        2.90       3.08
   Net interest margin............................         3.24              3.32                  3.37        3.34       3.50

ASSET QUALITY RATIOS:
   Nonperforming loans to total loans
      at end of period............................          .83               .27                   1.31       1.07        .50
   Nonperforming loans to total assets............          .70               .24                   1.15        .84        .35
   Nonperforming assets to total assets
      at end of period............................          .70               .24                   1.15        .84        .35
   Allowance for loan losses to nonperforming
      loans at end of period......................        73.53            131.25                   52.17     37.04      79.65
   Allowance for loan losses to total loans, net..          .64               .40                     .72       .42        .41

CAPITAL RATIOS:
   Equity to total assets at end of period........         7.92              8.65                    8.02      8.47       8.04
   Average equity to average assets...............         7.98              8.55                    8.52      8.39       8.07

OTHER DATA:
   Number of full service offices.................            2                 2                       2         2          2

                                    (viii)

                                 RISK FACTORS

     In addition to the other information in this document, you should consider carefully the following risk factors in deciding whether to invest in the common stock.

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES AND THE CURRENT INTEREST RATE ENVIRONMENT

     Our ability to make a profit, like that of most financial institutions, is substantially dependent on our net interest income, which is the difference between the interest income we earn on our interest-earning assets (such as mortgage loans and investments) and the interest expense we pay on our interest-bearing liabilities (such as deposits). Because most of the loans we originate have fixed rates and have longer effective maturities than our interest-bearing liabilities, the yield on our interest-earning assets adjusts more slowly to changes in interest rates than the cost of our interest-bearing liabilities. Accordingly, our net interest income could be adversely affected by material and prolonged increases in interest rates since our interest expense would increase at a faster rate than our interest income. Unlike many other thrift institutions who offer both adjustable and fixed rates on single-family loans and tend to emphasize adjustable rate loans under rising interest rate conditions, our policy is to originate all of our one- to four-family residential loans, representing 81.33% of our total loans at June 30, 1998, with fixed rates. As a result, we have significant exposure to interest rate risk. Our earnings may also be adversely affected by rising interest rates due to decreased customer demand. We attempt to reduce this risk by seeking shorter term assets, longer term liabilities and originating variable rate loans if possible. We also believe that our interest rate risk exposure will be partly mitigated by the introduction of shorter-term home equity loans, all of which will have variable rates.

     The average life of loans and mortgage-backed securities can also be affected by changes in interest rates. As interest rates decline, borrowers tend to refinance higher-rate, fixed rate loans at lower rates. We also experience an increase in prepayments on mortgage-backed securities as the loans underlying such securities are prepaid. Since rates will have declined, we would not be able to reinvest such prepayments in assets earning interest rates as high as the rates on the prepaid loans or mortgage-backed securities. As a result our interest income could decline.

     Our investment portfolio is also affected by changes in interest rates since a substantial portion of our investments carry fixed rates. Generally, the value of a fixed rate investment will decrease as interest rates rise. As of June 30, 1998, the market value of our mortgage-backed securities portfolio (the primary component of our investment portfolio) exceeded the carrying value of such investments by $55,000.


RECENT STOCK MARKET VOLATILITY

     Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. In several cases, common stock issued by recently converted financial institutions has traded at a price that is below the price at which such shares were sold in the initial offerings of those companies. The purchase price of our common stock in the offering is based on the independent appraisal by Ferguson & Company. After our shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, investor perceptions of the Company and general industry and economic conditions. Due to possible continued market volatility and to other factors, including certain Risk Factors discussed in this document, there can be no assurance that, following the conversion, the trading price of our common stock will be at or above the $10.00 per share initial offering price. See "--Lack of Active Market for Common Stock."


BELOW AVERAGE RETURN ON AVERAGE EQUITY AND INCREASED EXPENSES AFTER CONVERSION

     Return on average equity (net income divided by average equity) is a ratio used by many investors to compare the performance of a savings institution to its peers. As a result of the conversion, our equity will increase substantially. Our expenses also will increase due to several factors. First, we will incur significant expenses in the event that our plans to establish a new branch office in Harford and/or Cecil County, Maryland materialize. Our compensation expense may increase due to added personnel to staff any new branch. We will also see added expense associated with the ESOP and, later on, the MRP as well as with the costs of being a public company. Finally, our business plan contemplates spending $1.5 million on a new office building approximately two years following the conversion. Because of the increases in our equity and expenses, we expect our return on equity to decrease as compared to our performance in previous years. At June 30, 1997 and 1998 our return on average equity was 11.75% and 12.8%, respectively. A lower return on equity could reduce the trading price of our shares. While increases in our operating expenses may be offset by earnings on the conversion proceeds, there can be no assurance that we will be able to increase net income in future periods. See "Business of Northfield Federal Savings -- Lending Activities."


RISKS ASSOCIATED WITH "NEEDS TO IMPROVE" CRA RATING

     We are periodically examined by the OTS for our record of meeting the credit needs of our local communities pursuant to the CRA. See "Regulation -- Community Reinvestment Act." In our last CRA evaluation, we received a rating of "Needs to Improve." In response to this rating, our board of directors approved and we have implemented a CRA action plan which calls for, among other things, expanding our lending to low- and moderate-income borrowers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- CRA Compliance." While our board and management are committed to improving our CRA rating as soon as possible, there can be no assurance that our efforts will in fact result in enhanced CRA performance or an improvement in our rating.

     Impact on Planned Uses of Proceeds. The OTS is required to take a "Needs to Improve" rating into account in the agency's evaluation of, among other things, applications to relocate a main office or branch or to establish new branches. Accordingly, our "Needs to Improve" rating may prevent or delay our plans to lease or purchase new branch offices and longer term, to build a new main office.

     Other Risks. Our "Needs to Improve" CRA rating may have additional detrimental effects on our operations. A "Needs to Improve" rating often prevents an institution from using expedited regulatory application procedures and is generally viewed by regulatory authorities as an impediment to approving regulatory applications filed by an institution. For example, the OTS and other federal banking regulators may consider our CRA rating in any potential merger or acquisition application and use the CRA rating as a basis for denying any such application. Finally, community groups and other interested persons may react unfavorably, including possibly protesting branch or other regulatory applications that we file, to our rating, which is publicly available.

RISKS ASSOCIATED WITH COMMERCIAL LEASES, INCLUDING REGULATORY MATTERS

     We purchase commercial finance leases from a local leasing company. At June 30, 1998, our portfolio of commercial leases totaled $555,000, or 1.69%, of total loans. In recent years, we have come under regulatory criticism based on violation of the OTS's loans to one borrower regulation due to a misinterpretation of the application of the regulation to the commercial leases. We have made changes to the program and are in the process of bringing the program into compliance with the loans to one borrower regulation. Currently, we exceed the applicable regulation by $54,000. Following our receipt of the net conversion proceeds, we will be in compliance with such regulation. Since the program began, we have experienced losses of $7,700 in connection with these leases, all involving non-recourse purchases. All of our future purchases when we are in compliance will be on a recourse basis.

     Commercial leases are subject to the same risk of default as direct commercial loans. See "Business of Northfield Federal Savings -- Lending Activities."

     We have also recently invested in automobile finance leases originated by another local company. All of these purchases are with full recourse. This investment does, however, pose a greater risk than investments in single-family residential loans. See "Business of Northfield Federal Savings -- Lending Activities -- Commercial and Automobile Leases."

RISKS ASSOCIATED WITH CONSTRUCTION LENDING

     Our primary lending activity is the origination of loans to finance the construction of one-to four-family residential properties. Nearly all of these loans are structured to be converted to permanent loans at the end of the construction phase. A majority of our one-to four- family residential loans were originated as construction/permanent loans. Construction financing involves a greater risk of loss than long-term financing on improved, occupied real estate. Our risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. If the estimate of construction cost proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, we may be confronted, at or prior to the maturity of the loan, with a project with a value which is insufficient to assure full repayment.

RISKS ASSOCIATED WITH COMMERCIAL REAL ESTATE LENDING

     We are also actively involved in commercial real estate lending. At June 30, 1998, these loans represented approximately 7.78% of the loans in our portfolio. These loans are secured by small office buildings or by multi-family residential investment properties. Commercial real estate lending involves a higher degree of credit risk than one- to four-family residential lending due primarily to concentration of funds in a limited number of loans and because such loans depend on cash flow from the property to service the debt. Cash flow may be significantly affected by general economic conditions.

RISKS ASSOCIATED WITH CONSUMER LENDING

     We also offer home equity lines of credit and savings account loans. The home equity lines of credit are secured by a real estate mortgage with our security interest in the borrower's primary residence. The savings account loans are made for up to 90% of the balance on deposits in savings accounts or certificates of deposit and are secured by an interest in the borrower's account. In both cases, loan repayment depends primarily upon the financial solvency of the individual borrower.

MANAGEMENT'S DISCRETION IN ALLOCATING NET PROCEEDS

     While there are certain limits under federal law regarding the allocation of the net proceeds, management has broad discretion in determining the manner of use of the net proceeds retained by the Company. Such proceeds will initially be invested in short-term investments and will be available for a variety of corporate purposes, including future acquisitions and diversification of business, additional capital contributions and dividends to stockholders to the extent permitted by applicable regulations. However, there can be no assurance that management in the future will apply the net proceeds to these purposes or any other purposes.

LACK OF ACTIVE MARKET FOR COMMON STOCK

     Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all, or sell your shares at a price equal to or above the price you paid for the shares. The common stock may not be appropriate as a short-term investment. See "Market for the Common Stock."

RISK OF DECLINE IN DEMAND FOR CONSTRUCTION LOANS IN OUR MARKET AREAS

     A majority of our one- to four-family residential loans are originated as construction/ permanent loans. As a result, our business is heavily dependent on the continued demand for single family housing construction in our market areas. In the event the demand for new houses in our market areas were to decline, we would be forced to shift our lending emphasis. There can be no assurance of our ability to continue growth and profitability in our lending activities in the event of such a decline.

ECONOMIC VIABILITY OF MARKET AREA

     Our business is heavily dependent upon the continuing economic viability of
our market area, Baltimore, Harford and Cecil Counties in Maryland.   The
principal sources of employment in our market area are the services, retail trade and manufacturing industries, which are dependent upon prevailing economic conditions and local conditions, such as layoffs and population growth. Our business, therefore, is susceptible to an economic downturn which could affect our earnings or reduce the demand for loans.

RISKS OF DELAY IN COMPLETION OF THE OFFERING

     Shares of common stock are first being offered in a Subscription Offering which will terminate on _____________, 1998, subject to extension to no later than ___________, 1998. To the extent shares remain available after the Subscription Offering, we may offer shares in a Community Offering. Since subscription orders, once submitted, cannot be revoked without our consent unless the conversion is not completed within 45 days after the end of the Subscription Offering, investors will bear the risk of a delay in completing the conversion. These risks would include a possible change in our Estimated Valuation Range and an increase in the expense of the conversion.

IMPACT OF TECHNOLOGICAL ADVANCES; YEAR 2000 COMPLIANCE

     Our industry is experiencing rapid changes in technology. Technology-driven products and services are frequently introduced. In addition to improving customer services, effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will thus depend partly on our ability to address our customers' needs by using technology. Many of our competitors have far greater resources than we have to invest in technology. There can be no assurance that we will be able to effectively develop new technology-driven products and services or be successful in marketing these products to our customers.

     Our operations are also dependent on computers and computer systems, whether we maintain them internally or they are maintained by a third party. We have taken steps to ensure that our computer systems will properly recognize information when the year changes to 2000. Systems that do not properly recognize the correct year could produce faulty data or cause a system to fail. We have also taken steps to ensure that we are in compliance with regulatory directives in this area. There can be no assurance, however, that we and our third party providers will be successful in making all necessary changes to avoid computer system failure related to the year 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

ANTI-TAKEOVER PROVISIONS AND STATUTORY PROVISIONS THAT COULD DISCOURAGE HOSTILE ACQUISITIONS OF CONTROL

     Provisions in the Company's articles of incorporation and bylaws, the General Corporation Law of the State of Maryland, and certain federal regulations may make it difficult, and expensive, to pursue a tender offer, change in control or takeover attempt which we oppose. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current board of directors or management of the Company more difficult. In addition, these provisions may reduce the trading price of our stock. These provisions include: restrictions on the acquisition of the Company's equity securities and limitations on voting rights; the classification of the terms of the members of the board of directors; certain provisions relating to the meeting of stockholders; denial of cumulative voting by stockholders in the election of directors; the issuance of preferred stock and additional shares of common stock without shareholder approval; and super-majority provisions for the approval of certain business combinations. See "Restrictions on Acquisitions of the Company"

POSSIBLE VOTING CONTROL BY DIRECTORS AND OFFICERS

     The proposed purchases of the common stock by our directors, officers and ESOP (estimated to be approximately 97,400 shares, or 25.63% of the shares to be outstanding assuming 380,000 shares are sold), as well as the potential acquisition of common stock through the Option Plan and MRP, could make it difficult to obtain majority support for stockholder proposals which are opposed by us. In addition, the voting of those shares could enable us to block the approval of transactions (i.e., business combinations and amendments to our articles of incorporation and bylaws) requiring the approval of 80% of the stockholders under the Company's articles of incorporation. See "Management of Northfield Federal Savings -- Executive Compensation -- Employee Stock Ownership Plan," " -- Proposed Future Stock Benefit Plans -- Stock Option Plan," " -- Management Recognition Plan," "Description of Capital Stock," and "Restrictions on Acquisitions of the Company."

AWARDS TO DIRECTORS AND OFFICERS UNDER STOCK BENEFIT PLANS

     While no definite plans have been formulated with respect to individual awards under the MRP and Option Plan, it is expected that in the aggregate as many as 53,200 shares at the midpoint of the Estimated Valuation Range could be awarded to the Company's directors and officers which they will be entitled to receive under the plans. These awards will benefit our directors and officers. Shares awarded to officers and directors under the MRP will be made at no cost to the recipient. See "Management of Northfield Federal Savings -- Executive Compensation -- Proposed Future Stock Benefit Plans -- Stock Option Plan" and " -- Management Recognition Plan."

POSSIBLE DILUTIVE EFFECT AND EXPENSE OF MRP AND STOCK OPTIONS

     If the conversion is completed and stockholders subsequently approve the MRP and Option Plan, we will issue stock to our officers and directors through these plans. If the shares for the MRP are issued from our authorized but unissued stock, your ownership percentage could be diluted by up to approximately 4% and the trading price of our stock may be reduced. See "Pro Forma Data," "Management of Northfield Federal Savings -- Proposed Future Stock Benefit Plans -- Stock Option Plan," and "-- Management Recognition Plan." These plans will also involve additional expense. See "Risk Factors -- Below Average Return on Average Equity and Increased Expenses After Conversion."

FINANCIAL INSTITUTION REGULATION OF THE THRIFT INDUSTRY

     We are subject to extensive regulation, supervision, and examination by the OTS and the Federal Deposit Insurance Corporation ("FDIC"). The House of Representatives has passed legislation which calls for the modernization of the banking system and which would significantly affect the operations and regulatory structure of the financial services industry, including savings institutions like us. While this legislation preserves the thrift charter, it would limit the powers and activities of new unitary thrift holding companies. The Senate is now considering the legislation and may modify it further. At this time, we do not know what form the final legislation might take, but if enacted into law, the legislation could affect our competitive environment as well as our business and operations. See "Regulation -- Proposed Legislative and Regulatory Changes."

POSSIBLE ADVERSE TAX CONSEQUENCES OF THE SUBSCRIPTION RIGHTS

     We have received the opinion of Ferguson that the subscription rights granted to eligible members in connection with the conversion have no value. This opinion is not binding on the Internal Revenue Service ("IRS"), however. Should the IRS determine that the subscription rights do have ascertainable value, you could be taxed as a result of your exercise of such rights in an amount equal to such value.

RESTRICTIONS ON REPURCHASE OF SHARES

     Generally, during the first year following the conversion, the Company may not repurchase its shares. During each of the second and third years following the conversion, the Company may repurchase up to 5% of its outstanding shares. During those periods, if we decide that additional repurchases would be a good use of funds, we would not be able to do so, without obtaining OTS approval. There is no assurance that OTS approval would be given. See "The Conversion -- Restrictions on Repurchase of Shares."

COMMON STOCK NOT INSURED

     The shares of Common Stock are not deposits or savings accounts in us and are therefore not insured or guaranteed by the FDIC or any other government agency.

                  PROPOSED PURCHASES BY DIRECTORS AND OFFICERS

     The following table sets forth the approximate purchases of common stock by each director and executive officer and their associates in the conversion. The table assumes that 380,000 shares (the midpoint of the Estimated Valuation Range) of the common stock will be sold at $10.00 per share and that sufficient shares will be available to satisfy their subscriptions.



                                                                            AGGREGATE
                                                                   TOTAL     PRICE OF   PERCENT
                                                                  SHARES      SHARES   OF SHARES
NAME                                 POSITION                    PURCHASED  PURCHASED  PURCHASED
----                                 --------                    ---------  ---------  ---------
Gary R. Bozel                        Chairman of the Board         12,500    $125,000     3.29%

J. Thomas Hoffman                    Director                      12,500     125,000     3.29

G. Ronald Jobson                     Director, President and
                                      Chief Executive Officer      12,500     125,000     3.29

E. Thomas Lawrence, Jr.              Director                       3,000      30,000      .79

David G. Rittenhouse                 Director                      12,500     125,000     3.29

William R. Rush                      Director                      12,500     125,000     3.29

All directors and
executive officers
as a group (8 persons)                                             67,000     670,000    17.63

ESOP                                                               30,400     304,000     8.00
Management Recognition Plan                                        15,200     152,000     4.00
                                                                  -------  ----------  -------
                                                                  112,600  $1,126,000    29.63%
                                                                  =======  ==========  =======

                                  THE COMPANY

     The Company was formed as a Maryland corporation on March 5, 1998 at our direction for the purpose of serving as our holding company after the conversion. Prior to the conversion, the Company has not engaged and is not expected to engage in any significant operations. The Company has received the approval of the OTS to acquire control of us upon completion of the conversion. Upon consummation of the conversion, the only assets the Company is expected to own are the capital stock we will issue in the conversion, a note receivable from the ESOP and any proceeds from the offering it retains.

     As a holding company, the Company will have greater flexibility than we would have to diversify its business activities through the formation of subsidiaries or through acquisitions. The Company will be classified as a unitary savings and loan holding company after the conversion and will be required to comply with OTS regulations and will be subject to examination.

     The Company's executive offices are located at 8005 Harford Road, Baltimore, Maryland 21234 and its main telephone number is (410) 665-7900.


                          NORTHFIELD FEDERAL SAVINGS

     We are a federal mutual savings association operating through two offices in Baltimore County, Maryland. We were founded in 1923 as a federally chartered savings association and are a member of the FHLB System. Upon our conversion to stock form, we will adopt the name "Northfield Federal Savings Bank." Our deposits are insured up to applicable limits by the FDIC under the Savings Association Insurance Fund ("SAIF"). At June 30, 1998, we had total assets of $39 million, total deposits of $35 million and total retained earnings of $3.1 million.

     Our principal business consists of attracting deposits, primarily certificates of deposit, from the general public and originating residential mortgage loans, primarily construction/permanent loans on one- to four-family properties. We also offer commercial real estate and limited types of consumer loans. We also have a portfolio of purchased commercial and automobile leases.

     Our executive offices are located at 8005 Harford Road, Baltimore, Maryland 21234 and our main telephone number is (410) 665-7900.


                                USE OF PROCEEDS

     The Company intends to retain 50% of the net proceeds from the stock offering. Currently, we expect that in accordance with applicable OTS regulations and policies, the Company will retain $1.4 million, $1.7 million, $2.0 million and $2.3 million, respectively, at the minimum, midpoint, maximum and maximum as adjusted of the Estimated Valuation Range. The balance will be used to purchase all of the capital stock we will issue in connection with the conversion. A portion of the net proceeds to be retained by the Company will be lent to the ESOP to fund its purchase of 8% of the shares sold in the conversion. On a short-term basis, the balance of the net proceeds retained by the Company initially will be invested in short-term investments. A portion of the net proceeds may also be used to fund the purchase of 4% of the shares for the MRP, which is anticipated to be adopted following the conversion. See "Pro Forma Data."

     The Bank expects to use its portion of the net conversion proceeds as follows. First, a portion of the net proceeds will be used to fund our other lending activities, which are primarily the origination of construction/permanent loans on one- to four-family residences, multi-family real estate mortgage loans as well as commercial real estate, home equity and savings account loans. We also have plans to lease or purchase property to establish a branch in Cecil and/or Harford County,

Maryland, areas which we consider attractive for future growth. We estimate spending approximately $120,000 on establishing the branch and expect that the new branch will cost approximately $40,000 in its first year of operation. We believe that the establishment of new branches will help us take advantage of strong loan demand in our market areas. Finally, our business plan contemplates spending $1.5 million on a new office building approximately two years following the conversion. However, our plans to establish new branches and to relocate our main office may be impeded or delayed by the rating we received in our most recent CRA evaluation. See "Risk Factors -- Risks Associated with "Needs to Improve" CRA Rating" and "Regulation --Community Reinvestment Act." As part of our plan to improve our CRA performance, we intend to invest $380,000 (which represents 10% of the gross proceeds at the midpoint of the Estimated Valuation Range) in loans to first-time low- and moderate-income home buyers. This investment of the conversion proceeds is part of a CRA action plan we have adopted which includes: (i) offering high loan-to-value mortgage loans with discounted rates; (ii) expanding our solicitation, advertising and education efforts to reach low- and moderate-income borrowers; and (iii) purchasing low- and moderate-income loans from brokers at a premium. See "Business of Northfield Federal Savings --Lending Activities."

     The net proceeds may vary because the total expenses of the conversion may be more or less than those estimated. We expect our expenses to be $400,000. Our estimated net proceeds will range from $2.8 million to $4.0 million (or up to $4.6 million in the event the maximum of the Estimated Valuation Range is increased to $5.0 million) (excluding the value of any Contingent Shares
issued).   See "Pro Forma Data."  The net proceeds will also vary if the number of shares to be issued in the conversion is adjusted to reflect a change in our estimated pro forma market value. Payments for shares made through withdrawals from existing deposit accounts with us will not result in the receipt of new funds for investment by us but will result in a reduction of our liabilities and interest expense as funds are transferred from interest-bearing certificates or accounts.

     For a period of one year following the completion of the conversion, we will not pay any dividends that would be construed as a return of capital nor take any actions to pursue or propose such dividends.

                                   DIVIDENDS

     The payment of dividends is determined and declared by the Company's board of directors. The board currently intends to establish a policy of paying regular semi-annual cash dividends on the common stock at an initial annual rate of 2.0% of the $10.00 per share purchase price of the common stock in the conversion ($0.20 per share), with the first dividend being declared and paid no earlier than for the semi-annual period ending June 30, 1999. In addition, from time to time in an effort to manage capital at a desirable level, the board may determine to pay special cash dividends. We cannot assure you that special dividends will be paid, or, if paid, will continue to be paid. See "Historical and Pro Forma Capital Compliance," "The Conversion -- Effects of Conversion to Stock Form on Depositors and Borrowers of Northfield Federal Savings -- Liquidation

Account" and "Regulation -- Regulation of Northfield Federal Savings-- Dividend and Other Capital Distribution Limitations."

     The Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders although the source of such dividends will be
dependent in part upon the receipt of dividends from us.   The Company is
subject, however, to the requirements of Maryland law. Under Maryland law, the Company may pay a dividend as long as it will not affect the ability of the Company, after the dividend has been distributed, to pay its debts in the ordinary course of business or result in its assets being less than the sum of its liabilities plus the amount that would be needed (if any) to satisfy any preferential rights upon a dissolution of the Company of any stockholders with rights ahead of those receiving the dividend.

     In addition to the foregoing, the portion of our earnings which have been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by us to pay cash dividends to the Company without the payment of federal income taxes by us at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. See "Taxation -- Federal Taxation" and note 10 to the Financial Statements. The Company does not contemplate any distribution by us that would result in a recapture of our bad debt reserve or otherwise create federal tax liabilities.


                          MARKET FOR THE COMMON STOCK

     The Company has never issued common stock to the public. Consequently, there is no established market for the common stock. Following completion of the Offering, the Company intends to list the common stock over-the-counter through the OTC "Electronic Bulletin Board" under the symbol "NFSB," and the Company intends to request that Trident Securities undertake to match offers to buy and offers to sell the common stock. Trident Securities has no obligation to match offers to buy and offers to sell and may cease doing so at any time. There can be no assurance that timely or accurate quotations will be available on the OTC "Electronic Bulletin Board." In addition, the existence of a public trading market will depend upon the presence in the market of both willing buyers and willing sellers at any given time. The presence of a sufficient number of buyers and sellers at any given time is a factor over which neither the Company nor any broker or dealer has control. Due to the relatively small number of shares of common stock being offered in the conversion and the concentration of ownership, it is unlikely that an active or liquid trading market will develop or be maintained. Further, the absence of an active and liquid trading market may make it difficult to sell the common stock and may have an adverse effect on the price of the common stock. Purchasers should consider the potentially illiquid and long-term nature of their investment in the shares offered hereby.

          The aggregate price of the common stock is based upon an independent appraisal of the pro forma market value of the common stock. However, there can be no assurance that an investor will be able to sell the common stock purchased in the conversion at or above the purchase price.

                                CAPITALIZATION

     The following table presents our historical capitalization as of June 30, 1998 and the pro forma consolidated capitalization of the Company after giving effect to the conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data." The table does not reflect the issuance of any Contingent Shares.


                                        CAPITALIZATION               PRO FORMA CONSOLIDATED CAPITALIZATION OF
                                            OF THE               THE COMPANY AT JUNE 30, 1998 BASED ON THE SALE OF
                                                        -------------------------------------------------------------------
                                            BANK AT      323,000 SHARES  380,000 SHARES    437,000 SHARES   502,550 SHARES
                                           JUNE 30,        AT $10.00        AT $10.00        AT $10.00         AT $10.00
                                             1998          PER SHARE        PER SHARE        PER SHARE         PER SHARE
                                        --------------  ---------------  ---------------  ---------------  ----------------
                                                                          (IN THOUSANDS)
Deposits (1).........................   $       35,030   $       35,030   $       35,030   $       35,030   $        35,030
Other borrowed funds.................               --               --               --               --                --
                                        --------------   --------------   --------------   --------------   ---------------
    Total deposits and borrowed funds   $       35,030   $       35,030   $       35,030   $       35,030   $        35,030
                                        ==============   ==============   ==============   ==============   ===============

Capital stock:
  Preferred stock, $0.01 par value
   per share:
    authorized - 2,000,000 shares;
    assumed outstanding - none.......               --               --               --               --                --
 Common stock, $0.01 par value per
  share
    authorized - 8,000,000 shares;
    shares to be outstanding - as
     shown...........................               --                3                4                4                 5
  Paid-in capital (2)................               --            2,838            3,396            3,956             4,599
  Less: Common stock acquired by
   ESOP (3)..........................               --             (258)            (304)            (350)             (402)
            Common stock acquired by
             MRP (4).................               --             (129)            (152)            (175)             (201)
  Retained earnings -- substantially
   restricted........................            3,087            3,087            3,087            3,087             3,087
                                        --------------   --------------   --------------   --------------   ---------------
    Total stockholders' equity.......   $        3,087   $        5,540   $        6,031   $        6,523   $         7,087
                                        ==============   ==============   ==============   ==============   ===============

_________________
(1) Withdrawals from savings accounts for the purchase of stock have not been reflected in these adjustments. Any withdrawals will reduce pro forma capitalization by the amount of such withdrawals.
(2) Based upon the estimated net proceeds from the sale of capital stock less the par value of shares sold.

(3) Assumes 8% of the shares of common stock to be sold in the conversion are purchased by the ESOP and that the funds used to purchase such shares are borrowed from the Company. See "Pro Forma Data" for additional details.


(4) Assumes that a number of shares equal to 4% of the number of shares sold in the conversion will be acquired in the open market at the conversion price per share ($10.00) by the MRP, following stockholder approval of such plan. If the MRP were funded by authorized but unissued shares, stockholders' interests would be diluted by approximately 4%. Implementation of the MRP within one year of conversion would require regulatory and shareholder approval at a meeting of our stockholders to be held no earlier than six months after conversion. See "Management of Northfield Federal Savings -- Proposed Future Stock Benefit Plans -- Management Recognition Plan."

                  HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

     The following table shows our historical capital position relative to our regulatory capital requirements as of June 30, 1998 and on a pro forma basis after giving effect to the conversion and based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data." The table does not reflect the issuance of any Contingent Shares. The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to us, see "Regulation -- Regulation of the Bank -- Regulatory Capital Requirements."

                                                                 PRO FORMA AT JUNE 30, 1998 BASED ON THE SALE OF /(1)/:


                                                      MINIMUM OF          MIDPOINT OF           MAXIMUM OF      MAXIMUM AS ADJUSTED
                                                    323,000 SHARES       380,000 SHARES       437,000 SHARES       502,550 SHARES
                                HISTORICAL AT         AT $10.00            AT $10.00             AT $10.00           AT $10.00
                                JUNE 30, 1998         PER SHARE            PER SHARE             PER SHARE           PER SHARE
                             -------------------  ---------------------------------------------------------------------------------
                                     PERCENT OF           PERCENT OF           PERCENT OF           PERCENT OF           PERCENT OF
                             AMOUNT  ASSETS (2)   AMOUNT  ASSETS (2)   AMOUNT  ASSETS (2)   AMOUNT  ASSETS (2)  AMOUNT   ASSETS (2)
                             ------  -----------  ------  -----------  ------  -----------  ------  ----------  -------  ----------
                                                                      (DOLLARS IN THOUSANDS)
Capital under generally
 accepted
   accounting principles...  $3,087     7.9%      $4,121     10.2%     $4,331     10.7%     $4,542    11.1%     $4,786      11.6%
                             ======     ====      ======     ====      ======     ====      ======    ====      ======      ====

Tangible capital...........  $3,087      7.9%     $4,121     10.2%      4,331     10.7%      4,542    11.1%      4,786      11.6%
Tangible capital
 requirement...............     585      1.5         604      1.5         608      1.5         612     1.5         616       1.5
                             ------     ----      ------     ----      ------     ----      ------    ----      ------      ----
   Excess..................  $2,502      6.4%     $3,517      8.7%     $3,723      9.2%     $3,930     9.6%     $4,170      10.1%
                             ======     ====      ======     ====      ======     ====      ======    ====      ======      ====

Core capital...............  $3,087      7.9%     $4,121     10.2%     $4,331     10.7%     $4,542    11.1%     $4,786      11.6%
Core capital requirement...   1,170      3.0       1,208      3.0       1,216      3.0       1,224     3.0       1,233       3.0
                             ------     ----      ------     ----      ------     ----      ------    ----      ------      ----
   Excess..................  $1,917     4.9%      $2,913      7.2%     $3,115      7.7%     $3,318     8.1%     $3,553       8.6%
                             ======     ====      ======     ====      ======     ====      ======    ====      ======      ====

Risk-based capital.........  $3,287     17.1%     $4,321     21.8%     $4,531     22.7%     $4,742    23.6%     $4,986      24.6%
Risk-based capital
 requirement...............   1,537      8.0       1,587      8.0       1,597      8.0       1,608     8.0       1,619       8.0
                             ------     ----      ------     ----      ------     ----      ------    ----      ------      ----
   Excess..................  $1,750     9.1%      $2,734     13.8%     $2,934     14.7%     $3,134    15.6%     $3,367      16.6%
                             ======     ====      ======     ====      ======     ====      ======    ====      ======      ====

____________________

(1) Assumes that the Company will retain net proceeds of $1,420,000, $1,700,000, $1,980,000 and $2,302,000, respectively, at the minimum, midpoint, maximum and maximum as adjusted, with the remainder to be used by the Company to purchase all of our capital stock to be issued upon conversion. Assumes net proceeds distributed to the Company or to us initially are invested in short-term securities that carry an average risk-weight of 49%, which is our approximate average risk weight at June 30, 1998. Assumes the ESOP purchases 8% of the shares to be sold in the conversion and borrows the funds needed to purchase such shares from the Company. Although repayment of such debt will be secured solely by the shares purchased by the ESOP, we expect to make discretionary contributions to the ESOP in an amount at least equal to the principal and interest payments on the ESOP debt. The approximate amount expected to be borrowed by the ESOP is reflected in this table as a reduction of capital. Assumes a number of issued and outstanding shares of common stock equal to 4% of the common stock to be sold in the conversion will be purchased by the MRP after the conversion. The dollar amount of the common stock possibly to be purchased by the MRP is based on the price per share in the conversion and represents unearned compensation and is reflected as a reduction of capital. Such amounts do not reflect possible increases or decreases in the value of such stock relative to the price per share in the conversion. As we accrue compensation expense to reflect the vesting of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. Does not reflect a possible increase in capital upon the exercise of options by participants in the Option Plan, under which directors, executive officers and other employees could be granted options to purchase an aggregate amount of common stock equal to 10% of the shares issued in the conversion (380,000 shares at the midpoint of the Estimated Valuation Range) at exercise prices equal to the market price of the common stock on the date of grant. Under the MRP and the Option Plan, shares issued to participants could be newly issued shares or, subject to regulatory restrictions, shares repurchased in the market. The MRP and the Option Plan are required to be approved by the Company's stockholders and will not be implemented until at least six months after the conversion.
     See "Management of Northfield Federal Savings -- Proposed Future Stock Benefit Plans."

(2) Based on our total assets determined under generally accepted accounting principles for equity purposes (in millions, $39.0 historical, $40.3 minimum, $40.5 midpoint, $40.8 maximum and $41.1 maximum as adjusted, of the Estimated Valuation Range), adjusted total assets for the purposes of the tangible and core capital requirements (in millions, same amounts as those computed under GAAP), and risk-weighted assets for the purpose of the risk-based capital requirement (in millions, $19.2 historical, $19.8 minimum, $20.0 midpoint, $20.1 maximum, and $20.2 maximum as adjusted, of the Estimated Valuation Range).

                                PRO FORMA DATA

     The actual net proceeds from the sale of the common stock cannot be determined until the conversion is completed. However, investable net proceeds are currently estimated to be between $2.5 million and $4.0 million at the minimum and maximum as adjusted, of the Estimated Valuation Range, based upon the following assumptions: (i) all of the shares will be sold in the Subscription or Community Offering; and (ii) expenses, including commissions to be paid to Trident Securities, will amount to $400,000 at the midpoint of the Estimated Valuation Range.

     The following table sets forth our historical net earnings and stockholders' equity prior to the conversion and the pro forma consolidated net income and stockholders' equity of the Company following the conversion. Pro forma consolidated net income and stockholders' equity have been calculated as if the common stock to be issued in the conversion had been sold at January 1, 1997, and the estimated net proceeds had been invested at 5.40%, which was approximately equal to the one-year U.S. Treasury bill rate at June 30, 1998. The one-year U.S. Treasury bill rate, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because we believe that it is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering. In calculating pro forma income, an effective state and federal income tax rate of 38% has been assumed, resulting in an after tax yield of 3.35%. Withdrawals from deposit accounts for the purchase of shares are not reflected in the pro forma adjustments. As discussed under "Use of Proceeds," the Company expects to retain a portion of the net conversion proceeds, part of which will be lent to the ESOP to fund its purchase of 8% of the shares issued in the conversion. No effect has been given in the pro forma stockholders' equity calculation for the assumed earnings on the net proceeds. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares.

     No effect has been given in the following table to the possible issuance of any Contingent Shares. For a detailed discussion of the circumstances under which these shares would be issued, see "The Conversion -- Contingent
Shares."

     THE STOCKHOLDERS' EQUITY INFORMATION IS NOT INTENDED TO REPRESENT THE FAIR MARKET VALUE OF THE COMMON STOCK, OR THE CURRENT VALUE OF OUR ASSETS OR LIABILITIES, OR THE AMOUNTS, IF ANY, THAT WOULD BE AVAILABLE FOR DISTRIBUTION TO STOCKHOLDERS IN THE EVENT OF LIQUIDATION. FOR ADDITIONAL INFORMATION REGARDING THE LIQUIDATION ACCOUNT, SEE "THE CONVERSION -- EFFECTS OF CONVERSION TO STOCK FORM ON DEPOSITORS AND BORROWERS OF NORTHFIELD FEDERAL SAVINGS --LIQUIDATION ACCOUNT" AND NOTE 12 TO THE FINANCIAL STATEMENTS. THE PRO FORMA INCOME DERIVED FROM THE ASSUMPTIONS SET FORTH ABOVE SHOULD NOT BE CONSIDERED INDICATIVE OF THE ACTUAL RESULTS OF OUR OPERATIONS FOR ANY PERIOD. SUCH PRO FORMA DATA MAY BE MATERIALLY AFFECTED BY A CHANGE IN THE PRICE PER SHARE OR NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION AND BY OTHER FACTORS.

                                                                      AT OR FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                                                  -------------------------------------------------------
                                                                                                             MAXIMUM AS
                                                                  MINIMUM OF    MIDPOINT OF    MAXIMUM OF    ADJUSTED, OF
                                                                   323,000      380,000        437,000         502,550
                                                                    SHARES       SHARES         SHARES         SHARES
                                                                   AT $10.00    AT $10.00      AT $10.00       AT $10.00
                                                                   PER SHARE    PER SHARE      PER SHARE       PER SHARE
                                                                  ----------    ---------      ---------       ---------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross offering proceeds..................................          $  3,230      $  3,800      $  4,370      $    5,026
Less estimated offering expenses.........................              (389)         (400)         (410)           (422)
                                                                   --------      --------      --------      ----------
   Estimated net offering proceeds.......................          $  2,841      $  3,400      $  3,960      $    4,604
                                                                   ========      ========      ========      ==========

Less:  Common stock acquired by ESOP.....................          $   (258)     $   (304)     $   (350)     $     (402)
       Common stock acquired by MRP......................              (129)         (152)         (175)           (201)
                                                                   --------      --------      --------      ----------
   Estimated investable net proceeds.....................          $  2,453      $  2,944      $  3,436      $    4,000
                                                                   ========      ========      ========      ==========
Net income:
   Historical net income.................................          $    193      $    193      $    193      $      193
   Pro forma income on net proceeds......................                41            49            58              67
   Pro forma ESOP adjustment (1).........................                (7)           (8)           (9)            (10)
   Pro forma MRP adjustment (2)..........................                (8)           (9)          (11)            (12)
                                                                   --------      --------      --------      ----------
       Total.............................................          $    219      $    225      $    231      $      237
                                                                   ========      ========      ========      ==========
 Net income per share: (3)
   Historical net income.................................          $   0.64      $   0.55      $   0.48      $     0.41
   Pro forma income on net proceeds......................              0.14          0.14          0.14            0.14
   Pro forma ESOP adjustment (1).........................             (0.02)        (0.02)        (0.02)          (0.02)
   Pro forma MRP adjustment (2)..........................             (0.03)        (0.03)        (0.03)          (0.03)
                                                                   --------      --------      --------      ----------
       Total (3).........................................          $   0.73      $   0.64      $   0.57           $0.51
                                                                   ========      ========      ========      ==========

Number of shares used in calculating earnings
  per share (3)..........................................           299,313       352,133       404,953         465,696
                                                                   ========      ========      ========      ==========
Stockholders' equity: (4)
    Historical...........................................          $  3,087      $  3,087      $  3,087      $    3,087
    Estimated net offering proceeds (2)..................             2,841         3,400         3,960           4,604
      Less:  Common stock acquired by ESOP (1)...........              (258)         (304)         (350)           (402)
         Common stock acquired by MRP (2)................              (129)         (152)         (175)           (201)
                                                                   --------      --------      --------      ----------
       Total.............................................          $  5,540      $  6,031      $  6,523      $    7,087
                                                                   ========      ========      ========      ==========
Stockholders' equity per share: (4)
   Historical............................................          $   9.56      $   8.12      $   7.06           $6.14
   Estimated net offering proceeds.......................              8.80          8.95          9.06            9.16
      Less:  Common stock acquired by ESOP (1)...........             (0.80)        (0.80)        (0.80)          (0.80)
         Common stock acquired by MRP (2)................             (0.40)        (0.40)        (0.40)          (0.40)
                                                                   --------      --------      --------       ---------
       Total.............................................          $  17.15      $  15.87      $  14.93       $   14.10
                                                                   ========      ========      ========       =========
Offering price as a percentage of pro forma
   stockholders' equity per share (4)....................              58.3%         63.0%         67.0%           70.9%
                                                                   ========      ========      ========       =========
Ratio of offering price to pro forma
   annualized net income per share (4)...................               6.8           7.8           8.8             9.8
                                                                   ========      ========      ========       =========
Number of shares used in calculating
   equity per share (4)..................................           323,000       380,000       437,000         502,550
                                                                   ========      ========      ========       =========
                                                                                                  (Footnotes on succeeding page)

(footnotes continued from preceding page)

---------------------
(1) Assumes the ESOP purchases 8% of the shares sold in the conversion and the Company lends the ESOP the funds to do so. The approximate amount expected to be borrowed by the ESOP is reflected as a reduction of capital. We intend to make annual contributions to the ESOP over a 12 year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) the ESOP loan is payable over 12 years, (ii) the average fair value of the ESOP shares is $10.00 per share in accordance with Statement of Position ("SOP") 93-6 of the American Institute of Certified Public Accountants ("AICPA"), and (iii) the effective tax rate was 38% for such period. The pro forma stockholders' equity per share calculation assumes all ESOP shares were outstanding, regardless of whether such shares would have been released. Because the Company will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense.

(2) Assumes the Company acquires 4% of the shares sold in the offering for the MRP and the purchase price for the shares purchased by the MRP was equal to the purchase price of $10.00 per share and 20% of the amount contributed was an amortized expense during such period. As we accrue compensation expense to reflect the five-year vesting period of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. In calculating the pro forma effect of the MRP, an effective state and federal income tax rate of 38% has been assumed. Implementation of the MRP within one year of conversion would require regulatory and stockholder approval at a meeting of our stockholders to be held no earlier than six months after the conversion. For purposes of this table, it is assumed that the MRP will be adopted by the board of directors, reviewed by the OTS, and approved by the stockholders, and that the MRP will purchase the shares in the open market within the year following the conversion. If the shares to be purchased by the MRP are assumed to be newly issued shares purchased from the Company at the minimum, midpoint, maximum and maximum as adjusted, of the Estimated Valuation Range, pro forma stockholders' equity per share would have been $16.88, $15.65, $14.74, and $13.95 at June 30, 1998, respectively. As a result of the MRP, stockholders' interests will be diluted by approximately 4%. See "Management of Northfield Federal Savings-Proposed Future Stock Benefit Plans - Management Recognition Plan."

(3) Per share data has been computed based on the assumed numbers of shares sold in the conversion, less ESOP shares that have not been committed for release. This treatment is in accordance with SOP 93-6. No effect has been given to shares to be reserved for issuance pursuant to the Option Plan.

(4) Consolidated stockholders' equity represents the excess of the carrying value of the assets over its liabilities. The calculations are based upon the number of shares issued in the conversion, without giving effect to SOP 93-6. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the tax bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the shares, the current value of our assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the conversion and by other factors.

                                                                       AT OR FOR THE YEAR ENDED DECEMBER 31, 1997
                                                                    ---------------------------------------------------
                                                                                                            MAXIMUM AS
                                                                    MINIMUM OF   MIDPOINT OF    MAXIMUM OF  ADJUSTED, OF
                                                                     323,000       380,000       437,000      502,550
                                                                      SHARES        SHARES        SHARES       SHARES
                                                                     AT $10.00    AT $10.00     AT $10.00     AT $10.00
                                                                     PER SHARE    PER SHARE     PER SHARE     PER SHARE
                                                                    -----------   ----------    ----------    ----------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross offering proceeds.......................................        $  3,230      $  3,800     $  4,370      $  5,026
Less estimated offering expenses..............................            (389)         (400)        (410)         (422)
                                                                      --------      --------     --------      --------
   Estimated net offering proceeds............................        $  2,841      $  3,400     $  3,960      $  4,604
                                                                      ========      ========     ========      ========

Less:  Common stock acquired by ESOP..........................        $   (258)     $   (304)    $   (350)     $   (402)
       Common stock acquired by MRP...........................            (129)         (152)        (175)         (201)
                                                                      --------       --------     --------        ------
   Estimated investable net proceeds..........................        $  2,453      $  2,944     $  3,436      $  4,000
                                                                      ========      ========     ========      ========
Net income:
   Historical net income......................................        $    145      $    145     $    145      $    145
   Pro forma income on net proceeds...........................              82            99          115           134
   Pro forma ESOP adjustment (1)..............................             (13)          (16)         (18)          (21)
   Pro forma MRP adjustment (2)...............................             (16)          (19)         (22)          (25)
                                                                      --------      --------     --------      --------
     Total....................................................        $    198      $    209     $    220      $    233
                                                                      ========      ========     ========      ========
 Net income per share: (3)
   Historical net income......................................        $   0.48      $   0.41     $   0.36         $0.31
   Pro forma income on net proceeds...........................            0.27          0.28         0.28          0.29
   Pro forma ESOP adjustment (1)..............................           (0.04)        (0.04)       (0.04)        (0.04)
   Pro forma MRP adjustment (2)...............................           (0.05)        (0.05)       (0.05)        (0.05)
                                                                      --------      --------     --------      --------
     Total (3)................................................        $   0.66      $   0.59     $   0.54         $0.50
                                                                      ========      ========     ========      ========

Number of shares used in calculating earnings
  per share (3)...............................................         299,313        352,133     404,953      465,696
                                                                      ========       ========     ========     ========
Stockholders' equity: (4)
    Historical................................................        $  2,894      $   2,894    $  2,894      $  2,894
    Estimated net offering proceeds (2).......................           2,841          3,400       3,960         4,604
      Less:  Common stock acquired by ESOP (1)................            (258)          (304)       (350)         (402)
         Common stock acquired by MRP (2).....................            (129)          (152)       (175)         (201)
                                                                      --------       --------     --------     --------
       Total..................................................        $  5,347      $   5,838    $  6,330      $  6,894
                                                                      ========      =========    ========      ========
Stockholders' equity per share: (4)
   Historical.................................................        $   8.96      $    7.62    $   6.62      $   5.76
   Estimated net offering proceeds............................            8.80           8.95        9.06          9.16
      Less:  Common stock acquired by ESOP (1)................           (0.80)         (0.80)      (0.80)        (0.80)
         Common stock acquired by MRP (2).....................           (0.40)         (0.40)      (0.40)        (0.40)
                                                                       --------       --------   --------      --------
       Total..................................................         $ 16.56      $   15.36    $  14.48      $  13.72
                                                                       ========     =========    ========      ========
Offering price as a percentage of pro forma
   stockholders' equity per share (4).........................            60.4%          65.1%       69.0%        72.9%
                                                                       ========       ========   ========      ========
Ratio of offering price to pro forma
   annualized net income per share (4)........................            15.2           16.9        18.5         20.0
                                                                       ========       ========   ========      ========
Number of shares used in calculating
   equity per share (4).......................................         323,000        380,000     437,000       502,550
                                                                      ========       ========    ========      ========
                                                                                                 (Footnotes on succeeding page)

(footnotes continued from preceding page)

----------------------

(1) Assumes the ESOP purchases 8% of the shares sold in the conversion and the Company lends the ESOP the funds to do so. The approximate amount expected to be borrowed by the ESOP is reflected as a reduction of capital. We intend to make annual contributions to the ESOP over a 12 year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes: (i) the ESOP loan is payable over 12 years, (ii) the average fair value of the ESOP shares is $10.00 per share in accordance with SOP 93-6 of the AICPA, and (iii) the effective tax rate was 38% for such period. The pro forma stockholders' equity per share calculation assumes all ESOP shares were outstanding, regardless of whether such shares would have been released. Because the Company will be providing the ESOP loan, only principal payments on the ESOP loan are reflected as employee compensation and benefits expense.

(2) Assumes the Company acquires 4% of the shares sold in the offering for the MRP and the purchase price for the shares purchased by the MRP was equal to the purchase price of $10.00 per share and 20% of the amount contributed was an amortized expense during such period. As we accrue compensation expense to reflect the five-year vesting period of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. In calculating the pro forma effect of the MRP, an effective state and federal income tax rate of 38% has been assumed. Implementation of the MRP within one year of conversion would require regulatory and stockholder approval at a meeting of our stockholders to be held no earlier than six months after the conversion. For purposes of this table, it is assumed that the MRP will be adopted by the board of directors, reviewed by the OTS, and approved by the stockholders, and that the MRP will purchase the shares in the open market within the year following the conversion. If the shares to be purchased by the MRP are assumed to be newly issued shares purchased from the Company at the minimum, midpoint, maximum and maximum as adjusted, of the Estimated Valuation Range, pro forma stockholders' equity per share would have been $16.30, $15.16, $14.31, and $13.58 at December 31, 1997,
     respectively. As a result of the MRP, stockholders' interests will be diluted by approximately 4%. See "Management of Northfield Federal Savings
     - Proposed Future Stock Benefit Plans - Management Recognition Plan."

(3) Per share data has been computed based on the assumed numbers of shares sold in the conversion, less ESOP shares that have not been committed for release. This treatment is in accordance with SOP 93-6. No effect has been given to shares to be reserved for issuance pursuant to the Option Plan.

(4) Consolidated stockholders' equity represents the excess of the carrying value of the assets over its liabilities. The calculations are based upon the number of shares issued in the conversion, without giving effect to SOP 93-6. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the tax bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the shares, the current value of our assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the conversion and by other factors.

                                THE CONVERSION

     THE OTS HAS APPROVED THE PLAN OF CONVERSION (THE "PLAN") SUBJECT TO THE PLAN'S APPROVAL BY OUR MEMBERS AT A SPECIAL MEETING OF MEMBERS, AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS IN ITS APPROVAL. OTS APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THE OTS.

GENERAL

     On December 17, 1997 our board of directors adopted a plan of conversion, pursuant to which we will convert from a federally chartered mutual savings association to a federally chartered stock savings bank and become a wholly owned subsidiary of the Company and will adopt the name "Northfield Federal Savings Bank." The Plan was amended on March 25 and April 22, 1998. The conversion will include the adoption of the proposed Federal Stock Charter and Bylaws which will authorize the issuance of capital stock by us. Under the Plan, our capital stock is being sold to the Company and the common stock of the Company is being offered to our customers and then to the public.

     The OTS has approved the Company's application to become a savings and loan holding company and to acquire all of our capital stock to be issued in the conversion. Pursuant to such OTS approval, the Company plans to retain a portion of the net proceeds from the sale of shares of common stock and to use the remainder to purchase all of the capital stock we will issue in the conversion.

     The shares are first being offered in a Subscription Offering to holders of subscription rights. To the extent shares of common stock remain available after the Subscription Offering, we may offer shares of common stock in a Community Offering. The Community Offering, if any, may begin any time subsequent to the beginning of the Subscription Offering. Shares not subscribed for in the Subscription and Community Offerings may be offered for sale by the Company in a Syndicated Community Offering. We have the right, in our sole discretion, to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the Community and Syndicated Community Offering. See "-- Community Offering" and "-- Syndicated Community Offering."

     We must sell common stock in an amount equal to our pro forma market value as a stock savings institution in order for the conversion to become effective. We must complete the Community Offering within 45 days after the last day of the Subscription Offering, unless we extend such period and obtain the approval of the OTS to do so. The Plan provides that the conversion must be completed within 24 months after the date of the approval of the Plan by our members.

     In the event that we are unable to complete the sale of common stock and complete the conversion within 45 days after the end of the Subscription Offering, we may request an extension of the period by the OTS. We cannot assure you that the extension would be granted if requested, nor can we assure you that our valuation would not substantially change during any such extension.

If the Estimated Valuation Range of the shares must be amended, we cannot assure that the OTS would approve such amended Estimated Valuation Range. Therefore, it is possible that if the conversion cannot be completed within the requisite period of time, we may not be permitted to complete the conversion. A substantial delay caused by an extension of the period may also significantly increase the expense of the conversion. We cannot sell any shares of common stock unless the Plan is approved by our members.

     The completion of the offering is subject to market conditions and other factors beyond our control. We cannot give you any assurances as to the length of time following approval of the Plan at the meeting of our members that will be required to complete the Community Offering or other sale of the shares being offered in the conversion. If we experience delays, our Estimated Valuation Range value upon conversion could change significantly, together with corresponding changes in the offering price and the net proceeds to be realized by us from the sale of the shares. In the event we terminate the conversion, we would be required to charge all conversion expenses against current income and promptly return any funds collected by us in the offering to each potential investor, plus interest at the prescribed rate.

EFFECTS OF CONVERSION TO STOCK FORM ON DEPOSITORS AND BORROWERS OF NORTHFIELD FEDERAL SAVINGS

     VOTING RIGHTS. Currently in our mutual form, our depositor and borrower members have voting rights and may vote for the election of directors. Following the conversion, depositors and borrower members will cease to have voting rights.

     SAVINGS ACCOUNTS AND LOANS. The conversion will not affect the balances, terms and FDIC insurance coverage of savings accounts, nor will the amounts and terms of loans and obligations of the borrowers under their individual contractual arrangements with us be affected.

     TAX EFFECTS. We have received an opinion from our counsel, Housley Kantarian & Bronstein, P.C. on the material federal tax consequences of the conversion. We have filed the opinion as an exhibit to the registration statement of which this prospectus is a part. The opinion provides, in part, that,: (i) the conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and we will not recognize any taxable gain in either our mutual form or our stock form as a result of the proposed conversion; (ii) we will not recognize any taxable gain upon the receipt of money from the Company for our stock, nor will the Company recognize any gain upon the receipt of money for the common stock; (iii) our assets in either our mutual or our stock form will have the same basis before and after the conversion; (iv) the holding period of our assets will include the period during which the assets were held by us in our mutual form prior to conversion; (v) no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the issuance to them of withdrawable savings accounts in us in the stock form in the same dollar amount as their savings accounts in us in the mutual form plus an interest in the liquidation account of us in the stock form in exchange for their savings accounts in us in the mutual form; (vi) depositors will recognize gain or loss upon the receipt of liquidation rights and the receipt of subscription rights in the conversion, to the extent such liquidation rights and subscription rights are deemed to have value, as discussed below; (vii) the basis of each account holder's savings accounts in us after the conversion will be the same as the basis of his savings accounts in us prior to the conversion, decreased by the fair market value of the nontransferable subscription rights received and increased by the amount, if any, of gain recognized on the exchange; (viii) the basis of each account holder's interest in the liquidation account will be zero; and (ix) the holding period of the common stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised.

     With respect to the subscription rights, we have received an opinion of Ferguson which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the subscription rights are exercised, whether or not a public offering takes place. Such opinion is based on the fact that such rights are: (i) acquired by the recipients without payment therefor, (ii) non-transferable, (iii) of short duration, and (iv) afford the recipients the right only to purchase shares at a price equal to their estimated fair market value, which will be the same price at which shares for which no subscription right is received in the Subscription Offering will be offered in the Community Offering. If the subscription rights granted to Eligible Account Holders or other eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable only to those Eligible Account Holders or other eligible subscribers who exercise the subscription rights in an amount equal to such value (either as a capital gain or ordinary income), and we could recognize gain on such distribution.

     We are also subject to Maryland income taxes and have received an opinion from Anderson Associates, LLP that the conversion will be treated for Maryland state tax purposes similar to the conversion's treatment for federal tax purposes.

     Unlike a private letter ruling, the opinions of Housley Kantarian & Bronstein, P.C., Ferguson and Anderson Associates, LLP have no binding effect or official status, and we cannot give you any assurance that a court would sustain the conclusions reached in any of those opinions if contested by the IRS or the Maryland tax authorities. WE ENCOURAGE ELIGIBLE ACCOUNT HOLDERS, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS, AND OTHER MEMBERS TO CONSULT WITH THEIR OWN TAX ADVISERS AS TO THE TAX CONSEQUENCES IN THE EVENT THE SUBSCRIPTION RIGHTS ARE DEEMED TO HAVE AN ASCERTAINABLE VALUE.

     LIQUIDATION ACCOUNT. In the unlikely event of our complete liquidation in our present mutual form, each depositor is entitled to equal distribution of any of our assets, pro rata to the value of his accounts, remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit accounts was to the total value of all deposit accounts in us at the time of liquidation.

     Upon a complete liquidation after the conversion, each depositor would have a claim, as a creditor, of the same general priority as the claims of all other general creditors of ours. Therefore, except as described below, a depositor's claim would be solely in the amount of the balance in his deposit account plus accrued interest. A depositor would not have an interest in the residual value of our assets above that amount if any.

     The Plan provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to our regulatory capital as reflected in the latest statement of financial condition in the Prospectus. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he continues to maintain his deposit account with us, would be entitled on a complete liquidation of us after conversion, to an interest in the liquidation account prior to any payment to stockholders. Each Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in us on the qualifying date, December 31, 1995. Each Supplemental Eligible Account Holder would have a similar interest as of the qualifying date, June 30, 1998. The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such qualifying dates. However, if the amount in the deposit account on any annual closing date of ours is less than the amount in such account on the respective qualifying dates, then the interest in this special liquidation account would be reduced from time to time by an amount proportionate to any such reduction, and the interest would cease to exist if such deposit account were closed. The interest in the special liquidation account will never be increased despite any increase in the related deposit account after the respective qualifying dates.

     No merger, consolidation, purchase of bulk assets with assumptions of savings accounts and other liabilities, or similar transactions with another insured institution in which transaction we, in our converted form, are not the surviving institution shall be considered a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

SUBSCRIPTION RIGHTS AND THE SUBSCRIPTION OFFERING

     In accordance with OTS regulations, non-transferable subscription rights to purchase shares of the common stock have been granted to all persons and entities entitled to purchase shares in the Subscription Offering under the Plan. The number of shares which these parties may purchase will be determined, in part, by the total number of shares to be issued and by the availability of the shares for purchase under the categories set forth in the Plan. If the Community Offering, as described below, extends beyond 45 days following the completion of the Subscription Offering, we will resolicit subscribers and permit them to increase, decrease or rescind their orders. Subscription priorities have been established for the allocation of stock to the extent that shares are available after satisfaction of all subscriptions of all persons having prior rights and subject to the maximum and minimum purchase limitations set forth in the Plan and as described below under " -- Limitations on Purchases of Shares." The following priorities have been established:

     CATEGORY 1: ELIGIBLE ACCOUNT HOLDERS. Each depositor qualifying as an Eligible Account Holder (which collectively encompasses all names on a joint account or having the same address on our records) will receive non-transferable subscription rights on a priority basis to purchase 12,500 shares ($125,000); provided, however, that stock purchases in the conversion by any person, when aggregated with purchases by associates of and persons acting in concert with that person, may not exceed the lesser of $225,000 of conversion stock or 5% of the shares of stock issued in the conversion, excluding Contingent Shares. Under our Plan, a person will not qualify as more than one Eligible Account Holder by virtue of multiple deposit accounts held in his or her name. If there are insufficient shares to satisfy the orders of all Eligible Account Holders, shares shall be allocated among subscribing Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase the lesser of 100 shares or the total amount of his subscription. Any shares remaining shall be allocated among the subscribing Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Eligible Account Holders. Subscription rights received by officers and directors in this category based on their increased deposits in us in the one-year period preceding December 31, 1995, are subordinated to the subscription rights of other Eligible Account Holders. See " -- Limitations on Purchases and Transfer of Shares."
     CATEGORY 2: ESOP. The ESOP has been granted subscription rights to purchase up to 10% of the total shares issued in the conversion.

     Although the right of the ESOP to subscribe for shares is subordinate to the right of the Eligible Account Holders, in the event the offering results in the issuance of shares above the maximum of the Estimated Valuation Range (i.e., more than 437,000 shares), the ESOP has a priority right to fill its subscription. The ESOP currently intends to purchase up to 8% of the common stock issued in the conversion (excluding any Contingent Shares which may be issued). The ESOP may, however, determine to purchase some or all of the shares covered by its subscription after the conversion in the open market or, if approved by the OTS, out of authorized but unissued shares in the event of an over subscription.

     CATEGORY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. Each depositor qualifying as a Supplemental Eligible Account Holder (which collectively encompasses all names on a joint account or having the same address on our records) who is not an Eligible Account Holder will receive non-transferable subscription rights to purchase that number of shares which is equal to 12,500 shares ($125,000); provided, however, that total stock purchases in the conversion by any person, when aggregated with purchases by associates of and persons acting in concert with that person, may not exceed the lesser of $225,000 of conversion stock or 5% of the shares of stock issued in the conversion, excluding Contingent Shares. If the allocation made in this paragraph results in an over subscription, shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase the lesser of 100 shares or the total amount of his subscription. Any shares not so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Supplemental Eligible Account Holders. See "-- Limitations on Purchases and Transfer of Shares."

     The right of Supplemental Eligible Account Holders to subscribe for shares is subordinate to the rights of the Eligible Account Holders and the ESOP to subscribe for shares.

     CATEGORY 4: OTHER MEMBERS. Each Other Member (which collectively encompasses all names on a joint account or having the same address on our records) who is not an Eligible Account Holder or Supplemental Eligible Account Holder, will receive non-transferable subscription rights to purchase up to 12,500 shares ($125,000) to the extent such shares are available following subscriptions by Eligible Account Holders, the ESOP, and Supplemental Eligible Account Holders; provided, however, that total stock purchases in the conversion by any person, when aggregated with purchases by associates of and persons acting in concert with that person, may not exceed the lesser of $225,000 of conversion stock or 5% of the shares of stock issued in the conversion, excluding Contingent Shares. In the event there are not enough shares to fill the orders of the Other Members, the subscriptions of the Other Members will be allocated so that each subscribing Other Member will be entitled to purchase the lesser of 100 shares or the number of shares ordered. Any remaining shares will be allocated among Other Members whose subscriptions remain unsatisfied on a reasonable basis. See "-- Limitations on Purchases and Transfer of Shares."

     MEMBERS IN NON-QUALIFIED STATES. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the shares pursuant to the Plan reside. However, no person will be offered or allowed to purchase any shares under the Plan if he resides in a foreign country or in a state with respect to which any of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in that state or foreign country; (ii) the granting of subscription rights or offer or sale of shares of common stock to those persons would require either us, or our employees to register, under the securities laws of that state or foreign country, as a broker or dealer or to register or otherwise qualify our securities for sale in that state or foreign country; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. We will not make any payment in lieu of the granting of subscription rights to any person.

     RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES. Persons are prohibited from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of their subscription rights. Only the person to whom they are granted may exercise subscription rights and only for his account. Each person subscribing for shares will be required to certify that he is purchasing shares solely for his own account and has not entered into an agreement or understanding regarding the sale or transfer of those shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock prior to the completion of the conversion.

     We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders believed by us to involve the transfer of subscription rights.

     EXPIRATION DATE. The Subscription Offering will expire at __:__ .m., Eastern Time, on ___________, 1998. Subscription rights will become void if not exercised prior to the Expiration Date.

COMMUNITY OFFERING

     To the extent that shares remain available for purchase after filling all orders received in the Subscription Offering, we may offer shares of common stock to certain members of the general public with a preference to natural persons residing in Baltimore County, Maryland under such terms and conditions as may be established by the board of directors. In the Community Offering, the minimum purchase is 25 shares, and no person, together with associates of and persons acting in concert with such persons, including individuals on joint accounts or having the same address on our records, may purchase more than 12,500 shares ($125,000).

     WE MAY BEGIN THE COMMUNITY OFFERING AT ANY TIME AFTER THE SUBSCRIPTION OFFERING HAS BEGUN. THE COMMUNITY OFFERING, ONCE COMMENCED, MAY EXPIRE AT ANY TIME WITHOUT NOTICE BUT NO LATER THAN __:__ .M., EASTERN TIME, ON ___________, 1998 UNLESS WE EXTEND IT WITH THE PERMISSION OF THE OTS. PURCHASES OF SHARES IN THE COMMUNITY OFFERING ARE SUBJECT TO OUR RIGHT IN OUR SOLE DISCRETION, TO ACCEPT OR REJECT SUCH PURCHASES IN WHOLE OR IN PART EITHER AT THE TIME AND RECEIPT OF AN ORDER, OR AS SOON AS PRACTICABLE FOLLOWING THE COMPLETION.

     In the event Community Offering orders are not filled, we will promptly refund funds received by us with interest at our passbook rate. In the event an insufficient number of shares are available to fill all orders in the Community Offering, the available shares will be allocated on an equitable basis determined by the board of directors, provided however that a preference will be given to natural persons residing in Baltimore County, Maryland. If regulatory approval is received to extend the Community Offering beyond 45 days following the completion of the Subscription Offering, subscribers will be resolicited. Shares sold in the Community Offering will be sold at $10.00 per share.

SYNDICATED COMMUNITY OFFERING

     The Plan provides that, if necessary, we may offer shares of common stock not purchased in the Subscription and Community Offerings for sale to the general public in a Syndicated Community Offering through a syndicate of selected dealers to be formed and managed by Trident Securities. No individual purchaser together with any associate or group of persons acting in concert, including individuals on joint accounts or having the same address on our records, may purchase more than 12,500 shares ($125,000). Neither Trident Securities nor any registered broker-dealer will be obligated to take or purchase any shares in the Syndicated Community

Offering, although Trident Securities has agreed to use its best efforts in the sales of shares in any Syndicated Community Offering. Shares sold in the Syndicated Community Offering will be sold at the Purchase Price. See "-- Stock Pricing, "

     The Syndicated Community Offering will terminate no more than 45 days following the Expiration Date, unless the Company extends it with the approval of the OTS.

LIMITATIONS ON PURCHASES AND TRANSFER OF SHARES

     The Plan provides for certain additional limitations to be placed upon the purchase of the shares in the conversion. The minimum purchase is 25 shares. The maximum number of shares an eligible depositor (including individuals on joint accounts or having the same address on our records) may purchase in the Subscription Offering is 12,500 shares ($125,000). The maximum number of shares any party may purchase in the Community Offering is 12,500 shares ($125,000). Therefore, no persons, together with associates, or group of persons acting in concert, may purchase more than 22,500 shares ($225,000), except for the ESOP which may purchase up to 10% of the shares sold. The OTS regulations governing the conversion provide that officers and directors and their associates may not purchase, in the aggregate, more than 35% of the shares issued pursuant to the conversion.

     Depending on market conditions and the results of the offering, the board of directors may increase or decrease any of the purchase limitations without the approval of our members and without resoliciting subscribers. In determining whether to change the maximum purchase limitation, the board would consider whether prevailing conditions in the market for thrift stock and the progress of the offering to date suggested a need for such change in order to complete the offering as planned. If the maximum purchase limitation is increased, persons who ordered the maximum amount will be notified telephonically or in writing and will be given the opportunity to increase their orders. In doing so, the preference categories in the Offerings will be followed.

     In the event of an increase in the total number of shares offered in the conversion due to an increase in the Estimated Valuation Range of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority: (i) to fill the ESOP's subscription of up to 8% of the Adjusted Maximum number of shares (the ESOP currently intends to subscribe for 8%); (ii) in the event that there is an over subscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders exclusive of the Adjusted Maximum; (iii) in the event that there is an over subscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions to Supplemental Eligible Account Holders exclusive of the Adjusted Maximum; (iv) in the event that there is an over subscription by Other Members, to fill unfulfilled subscriptions of Other Members exclusive of the Adjusted Maximum; and (v) to fill unfulfilled subscriptions in the Community Offering to the extent possible, exclusive of the Adjusted Maximum.

     The term "acting in concert" means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common addresses and the fact that such persons have filed joint Schedule 13Ds with the SEC with respect to other companies.

     The term "associate" of a person means (i) any corporation or organization (other than us or a majority-owned subsidiary of ours) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity (excluding tax-qualified employee stock benefit plans), and (iii) any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who serves as a director for us or any of our subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of that person, and therefore all shares purchased by that corporation would be included with the number of shares which that person individually could purchase under the above limitations.

     The term "officer" may include our chairman of the board, president, vice presidents in charge of principal business functions, secretary and treasurer and any other person performing similar functions. All references herein to an officer have the same meaning as used for an officer in the Plan.

     The term "residing," as used in relation to the preference afforded natural persons in Baltimore County, Maryland, means any natural person who occupies a dwelling within Baltimore County, has an intention to remain within Baltimore County (manifested by establishing a physical, on-going, non-transitory presence within Baltimore County), and continues to reside in Baltimore County at the time of the offering. We may utilize deposit or loan records or such other evidence provided to us to make the determination whether a person is residing in Baltimore County. Such determination will be in our sole discretion.

     TO ORDER SHARES IN THE CONVERSION, PERSONS MUST CERTIFY THAT THEIR PURCHASE DOES NOT CONFLICT WITH THE PURCHASE LIMITATIONS. IN THE EVENT THAT THE PURCHASE LIMITATIONS ARE VIOLATED BY ANY PERSON (INCLUDING ANY ASSOCIATE OR GROUP OF PERSONS AFFILIATED OR OTHERWISE ACTING IN CONCERT WITH SUCH PERSONS), WE WILL HAVE THE RIGHT TO PURCHASE FROM THAT PERSON AT $10.00 PER SHARE ALL SHARES ACQUIRED BY THAT PERSON IN EXCESS OF THE PURCHASE LIMITATIONS. IF THE EXCESS SHARES HAVE BEEN SOLD BY THAT PERSON, WE MAY RECOVER THE PROFIT FROM THE SALE OF THE SHARES BY THAT PERSON. WE MAY ASSIGN OUR RIGHT EITHER TO PURCHASE THE EXCESS SHARES OR TO RECOVER THE PROFITS FROM THEIR SALE.

     Shares of common stock purchased pursuant to the conversion will be freely transferable, except for shares purchased by our directors and officers. For certain restrictions on the shares purchased by directors and officers, see "-- Restrictions on Sales and Purchases of Shares by Directors and Officers." In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.

CONTINGENT SHARES

     For a period of 30 days following the closing of the conversion, the Company's board of directors may determine to issue up to an additional 3% of the shares issued in the conversion. These shares, the Contingent Shares, may be issued if necessary in the discretion of the Company's board of directors, to fill orders resulting from allocation oversights resulting in an over subscription, lost or damaged stock order forms which the board determines legitimately should have been filled during the conversion, or orders initially rejected but later found to be legitimate. Any Contingent Shares issued will not be included in the total number of shares for purposes of determining the level of stock to be purchased by the ESOP, MRP or stock options, and commissions will not be payable to Trident Securities on these shares. Contingent Shares will be allocated to a subscriber based on the allocation of shares to persons who had the same or similar deposit account balance as that subscriber.

ORDERING AND RECEIVING SHARES

     USE OF ORDER FORMS. Subscription rights to subscribe may only be exercised by completion of an original order form. Persons ordering shares in the Subscription Offering must deliver by mail or in person a properly completed and executed original order form to us prior to the Expiration Date. Order forms must be accompanied by full payment for all shares ordered. See "-- Payment for Shares." Furthermore, to ensure your proper allocation of shares in the event of an over subscription, you must list all of your eligible accounts in the appropriate space on the stock order form. Your subscription rights under the Plan will expire on the Expiration Date, whether or not we have been able to locate each person entitled to subscription rights. ONCE SUBMITTED, SUBSCRIPTION ORDERS CANNOT BE REVOKED WITHOUT OUR CONSENT UNLESS THE CONVERSION IS NOT COMPLETED WITHIN 45 DAYS OF THE EXPIRATION DATE.

     Persons and entities not purchasing shares in the Subscription Offering may, subject to availability, purchase shares in the Community Offering by returning to us a completed and properly executed order form along with full payment for the shares ordered.

     In the event an order form (i) is not delivered and is returned to us by the United States Postal Service or we are unable to locate the addressee, (ii) is not received or is received after the Expiration Date, (iii) is defectively completed or executed, or (iv) is not accompanied by full payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment), the subscription rights for the person to whom such rights have been granted will lapse as though that person failed to return the completed order form within the time period specified. We may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as we specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on that, or any irregularity on any other, order form. Waivers will be considered on a case by case basis. Photocopies of order forms, payments from private third parties, or electronic transfers of funds will not be accepted. Our interpretation of the terms and conditions of the Plan and of the acceptability of the order forms will be final. We have the right to investigate any irregularity on any order form.

     To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with the Prospectus.

     PAYMENT FOR SHARES. Payment for shares of common stock may be made (i) in cash, if delivered in person, (ii) by check or money order, (iii) by authorization of withdrawal from savings accounts (including certificates of deposit) maintained with us, or (iv) by an IRA not held by us. Appropriate means by which such withdrawals may be authorized are provided in the order form. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be used by the subscriber for any purpose other than to purchase the shares. Where payment has been authorized to be made through withdrawal from a savings account, the sum authorized for withdrawal will continue to earn interest at the contract rate until the conversion has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate evidencing the remaining balance will earn interest at the passbook savings account rate subsequent to the withdrawal. An executed order form, once received by us, may not be modified, amended, or rescinded without our consent, unless the conversion is not completed within 45 days after the conclusion of the Subscription Offering, in which case subscribers may be given an opportunity to increase, decrease, or rescind their order.

     Payments made in cash or by check or money order, will be placed in a segregated savings account and will earn interest at our passbook savings account rate from the date payment is received until the conversion is completed or terminated. In the event that the conversion is not consummated, all funds submitted pursuant to the offering will be refunded promptly with interest.

     Owners of self-directed IRAs may use the assets of such IRAs to purchase shares in the offering, provided that such IRAs are not maintained on deposit with us. Persons with IRAs maintained with us must have their accounts transferred to an unaffiliated institution or broker to purchase shares in the offering. The Stock Information Center can assist you in transferring your self-directed IRA. Because of the paperwork involved, persons owning IRAs with us who wish to use their IRA account to purchase stock in the offering, must contact the Stock Information Center no later than __________ __, 1998.

     DELIVERY OF STOCK CERTIFICATES. Certificates representing shares of common stock issued in the conversion will be mailed to the person(s) at the address noted on the order form, as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be held until properly claimed or otherwise disposed. Persons ordering shares might not be able to sell their shares until they receive their stock certificates.

     FEDERAL REGULATIONS PROHIBIT US FROM LENDING FUNDS OR EXTENDING CREDIT TO ANY PERSON TO PURCHASE SHARES IN THE CONVERSION.

MARKETING ARRANGEMENTS

     We have engaged Trident Securities as our financial advisor in connection with the offering. Trident Securities has agreed to exercise its best efforts to assist us in the sale of the shares in the Subscription and Community Offerings. As compensation, Trident Securities will receive a commission equal to two percent of the dollar amount of the common stock sold in the conversion, excluding shares sold to our directors and executive officers and their associates and shares sold to our ESOP. If shares are offered for sale in a Syndicated Community Offering, Trident Securities will organize and manage the syndicate of selected broker-dealers. The commissions to be paid to any such selected broker-dealers will be at a rate to be agreed to jointly by Trident Securities and us. Fees paid to Trident Securities and to any other broker-dealer may be deemed to be underwriting fees, and Trident Securities and such broker-dealers may be deemed to be underwriters. Trident Securities will also be reimbursed for allocable expenses incurred by them, including legal fees. Trident's reimbursable out-of-pocket expenses other than legal fees will not exceed $10,000 and its reimbursable legal fees will not exceed $28,000. We have agreed to indemnify Trident Securities for reasonable costs and expenses in connection with certain claims or liabilities which might be asserted against Trident Securities.

     The shares will be offered principally by the distribution of this document and through activities conducted at a Stock Information Center located at our office. The Stock Information Center is expected to operate during our normal business hours throughout the offering. A registered representative employed by Trident Securities will be working at, and supervising the operation of, the Stock Information Center. Trident Securities will assist us in responding to questions regarding the conversion and the offering and processing order forms. Our personnel will be present in the Stock Information Center to assist Trident Securities with clerical matters and to answer questions related solely to our business.

STOCK PRICING

     We have retained Ferguson, an independent economic consulting and appraisal firm, which is experienced in the evaluation and appraisal of business entities, including savings institutions involved in the conversion process to prepare an appraisal of our estimated pro forma market value. We will pay Ferguson a fee of $30,000 for preparing the appraisal and other services and will reimburse Ferguson for reasonable out-of-pocket expenses. We have agreed to indemnify Ferguson under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by us to Ferguson.

     Ferguson prepared the appraisal in reliance upon the information contained herein, including the financial statements. The appraisal contains an analysis of a number of factors including, but not limited to, our financial condition and operating trends, the competitive environment within which we operate, operating trends of certain savings institutions and savings and loan holding companies, relevant economic conditions, both nationally and in the state of Maryland which affect the operations of savings institutions, and stock market values of certain savings institutions. In addition, Ferguson has advised us that it has considered the effect of the additional capital raised by the sale of the shares on our estimated aggregate pro forma market value.

     On the basis of the above, Ferguson has determined, in its opinion, that as of August 31, 1998 our estimated aggregate pro forma market value was $3,800,000. OTS regulations require, however, that the appraiser establish a range of value for the stock to allow for fluctuations in the aggregate value of the stock due to changing market conditions and other factors. Accordingly, Ferguson has established the Estimated Valuation Range from $3,230,000 to $4,370,000 for the offering. The Estimated Valuation Range will be updated prior to consummation of the conversion and the Estimated Valuation Range may increase to $5,025,500 (excluding the value of any Contingent Shares which may be issued).

     The board of directors has reviewed the independent appraisal, including the stated methodology of the independent appraiser and the assumptions used in the preparation of the independent appraisal. The board of directors is relying upon the expertise, experience and independence of the appraiser and is not qualified to determine the appropriateness of the assumptions.

     In order for stock sales to take place, Ferguson must confirm to the OTS that, to the best of Ferguson's knowledge and judgment, nothing of a material nature has occurred which would cause Ferguson to conclude that the Purchase Price on an aggregate basis was incompatible with Ferguson's estimate of our pro forma market value in converted form at the time of the sale. If, however, the facts do not justify such a statement, an amended Estimated Valuation Range may be established.

     THE APPRAISAL IS NOT A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING THESE SHARES. IN PREPARING THE APPRAISAL, FERGUSON HAS RELIED UPON AND ASSUMED THE ACCURACY AND COMPLETENESS OF FINANCIAL AND STATISTICAL INFORMATION PROVIDED BY US. FERGUSON DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY US, NOR DID FERGUSON VALUE INDEPENDENTLY OUR ASSETS AND LIABILITIES. THE APPRAISAL CONSIDERS US ONLY AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS OUR LIQUIDATION VALUE. MOREOVER, BECAUSE THE APPRAISAL IS BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS WHICH ARE SUBJECT TO CHANGE, THE MARKET PRICE OF THE COMMON STOCK COULD DECLINE BELOW $10.00.

CHANGE IN NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION

     Depending on market and financial conditions at the time of the completion of the Subscription and Community Offerings, we may significantly increase or decrease the number of shares to be issued in the conversion. In the event of an increase in the valuation, we may increase the total number of shares to be issued in the conversion. An increase in the total number of shares to be issued in the conversion would decrease a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and increase the pro forma net income and net worth (book value) on an aggregate basis. In the event of a material reduction in the valuation, we may decrease the number of shares to be issued to reflect the reduced valuation. A decrease in the number of shares to be issued in the conversion would increase a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and decrease pro forma net income and net worth on an aggregate basis.

     Persons ordering shares will not be permitted to modify or cancel their orders unless the change in the number of shares to be issued in the conversion results in an offering which is either less than $3,230,000 or more than $5,025,500 (excluding the value of any Contingent Shares which may be issued).

RESTRICTIONS ON REPURCHASE OF SHARES

     Generally, during the first year following the conversion, the Company may not repurchase its shares and during each of the second and third years following the conversion, the Company may repurchase five percent of the outstanding shares provided they are purchased in open-market transactions. Repurchases must not cause us to become undercapitalized and at least 10 days prior notice of the repurchase must be provided to the OTS. The OTS may disapprove a repurchase program upon a determination that (i) the repurchase program would adversely affect our financial condition, (ii) the information submitted is insufficient upon which to base a conclusion as to whether the financial condition would be adversely affected, or (iii) a valid business purpose was not demonstrated. In addition, SEC rules also govern the method, time, price, and number of shares of common stock that may be repurchased by the Company and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, the Company may utilize the rules and regulations then in effect.

RESTRICTIONS ON SALES AND PURCHASES OF SHARES BY DIRECTORS AND OFFICERS

     Shares purchased by directors and officers of the Company may not be sold for one year following completion of the conversion. An exception to this rule is a disposition of shares in the event of the death of the director or officer. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock shall be subject to the same restrictions.

     For three years following the conversion, directors and officers may purchase shares only through a registered broker or dealer. Exceptions are available only if the OTS has approved the purchase or the purchase is an arm's length transaction and involves more than one percent of the outstanding shares. Directors and officers of the Company are also subject to restrictions on sales and purchases under federal securities law. See "Regulation -- Holding Company Regulation --Federal Securities Law."

INTERPRETATION AND AMENDMENT OF THE PLAN

     We are authorized to interpret and amend the Plan. Our interpretations are final. Amendments to the Plan after the receipt of member approval will not need further member approval unless required by the OTS.

CONDITIONS AND TERMINATION

     Completion of the conversion requires (i) the approval of the Plan by the affirmative vote of not less than a majority of the total number of votes eligible to be cast by our members; and (ii) completion of the sale of shares within 24 months following approval of the Plan by our members. If these conditions are not satisfied, the Plan will be terminated and we will continue our business in the mutual form of organization. We may terminate the Plan at any time prior to the meeting of members to vote on the Plan or at any time thereafter with the approval of the OTS.

OTHER

     ALL STATEMENTS MADE IN THIS DOCUMENT ARE HEREBY QUALIFIED BY THE CONTENTS OF THE PLAN, THE MATERIAL TERMS OF WHICH ARE SET FORTH HEREIN. THE PLAN IS ATTACHED TO THE PROXY STATEMENT. COPIES OF THE PLAN ARE AVAILABLE FROM US AND WE SHOULD BE CONSULTED FOR FURTHER INFORMATION. ADOPTION OF THE PLAN BY OUR MEMBERS AUTHORIZES US TO INTERPRET, AMEND OR TERMINATE THE PLAN.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's discussion and analysis of financial condition and results of operations is intended to assist you in understanding our financial condition and results of operations. The information in this section should also be read with our financial statements and notes to the financial statements elsewhere in this document.

     The Company has recently been formed and accordingly, has no results of operations. The following discussion relates only to our financial condition and results of operations.

     Our results of operations depend primarily on net interest income, which is determined by (i) the difference between rates of interest we earn on our interest-earning assets and the rates we pay on interest-bearing liabilities (interest rate spread), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. Our results of operations are also affected by non-interest expense, including primarily compensation and employee benefits, federal deposit insurance premiums and office occupancy costs. Our results of operations also are affected significantly by general and economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, all of which are
beyond our control.   We also purchase commercial finance leases from a local
leasing company. In recent years, we have come under regulatory criticism based on violation of the OTS's loans to one borrower regulation due to misinterpretation of the application of the regulation to the commercial leases. We have made changes to the program and are in the process of bringing the program into compliance with the loans to one borrower regulation. Following our receipt of the net conversion proceeds, we will be in compliance with such regulation.

     Following the conversion, we believe there will be sufficient demand in our market area to continue our policy of emphasizing construction and permanent lending in the one- to four-family real estate loan area. In addition, we hope to experience continued moderate growth in our other loan portfolios; however, there is no assurance that we will be able to do so.

YEAR 2000 COMPLIANCE

     A great deal of information has been disseminated about the global computer problem that may occur in the year 2000 which would affect the speed and accuracy of the data processing that is essential to our operations. We are conducting a thorough review of our internal systems as well as the efforts of our outside data processing service provider. The progress of the plan is monitored by our board of directors. We began testing our internal PC based applications beginning in February 1998. While we believe that we will need to replace several outdated teller terminal units, we do not expect to incur significant costs to replace existing hardware or software. The greatest potential for problems, however, concerns the data processing provided by our third party service bureau. The service bureau is providing us with quarterly updates of its compliance progress and has advised us that it expects to resolve this problem before the year 2000. We are in the process of developing a contingency plan to deal with the potential that our service bureau is unable to bring its systems into compliance by September 30, 1998. We believe that we would be able to engage another service provider if necessary if our current provider is unable to resolve this problem in time. There can be no assurance in this regard, however, and it is possible that as a result we could experience data processing delays, errors or failures, all of which could have a material adverse impact on our financial condition and results of operations.

     In October 1997, the OTS performed an off-site examination of our year 2000 compliance efforts. In January 1998, the OTS indicated that we have achieved moderate progress toward achieving year 2000 compliance and that our management and board have placed adequate emphasis on this issue. We estimate that our expenses related to year 2000 compliance will be approximately $10,000.

CRA COMPLIANCE

     In response to the "Needs to Improve" CRA rating we recently received our board of directors approved and we have implemented a CRA action plan. The plan includes: (i) offering 97% loan-to-value ratio loans with private mortgage insurance, no points, and a 1/8% rate discount below our current rate offering plan; (ii) expanding our solicitation, advertising and education efforts to reach low- and moderate-income borrowers; and (iii) purchasing low- and moderate-income loans from brokers at a premium.

     While our board and management are committed to improving our CRA rating as soon as possible, there can be no assurance that our efforts will in fact result in enhanced CRA performance or our improvement in our rating. While we have a "Needs to Improve" rating, our planned uses of the net conversion proceeds may be impeded. See "Risk Factors -- Risks Associated with "Needs to Improve" CRA Rating." Our CRA rating may therefore interfere with our strategic business plans.

MARKET RISK DISCLOSURE

     ASSET/LIABILITY MANAGEMENT. Our assets and liabilities may be analyzed by examining the extent to which our assets and liabilities are interest-rate sensitive and by monitoring the expected effects of interest rate changes on our net portfolio value.

     An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if our assets mature or reprice more slowly or to a lesser extent than our liabilities, our net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Our policy has been to mitigate the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits by pursuing certain strategies designed to decrease the vulnerability of our earnings to material and prolonged changes in interest rates.

     To manage the interest rate risk of this type of loan portfolio, we are attempting to emphasize loans with shorter terms and variable interest rates and longer term deposits. Most of the loans in our portfolio, however, have fixed rates. Unlike many other thrift institutions who offer both adjustable and fixed rates on single family loans and tend to emphasize adjustable rate loans under rising interest rate conditions, our policy is to originate all of our one- to four-family residential loans, representing 81.3% of our total loans at June 30, 1998, with fixed rates. While we plan to emphasize the origination of home equity loans with shorter terms and variable rates, our primary loan product will continue to be long term, fixed rate construction/permanent loans. Our interest rate risk is, therefore, significant, and our earnings will continue to be vulnerable to a rise in prevailing interest rates.

     At June 30, 1998, the average weighted term to maturity of our mortgage loan portfolio was approximately 22 years and the average weighted term of our fixed maturity deposits was slightly less than 2 years.

     NET PORTFOLIO VALUE. In recent years, we have measured our interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. However, the OTS now measures an institution's interest rate risk by computing the amount by which the net present value of cash flow from assets, liabilities and off balance sheet items (the institution's net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on an institution's NPV from instantaneous and permanent 1% to 4% (100 to 400 basis points) increases and decreases in market interest rates. The following table presents the interest rate sensitivity of our NPV at March 31, 1998, as calculated by the OTS, which is based upon quarterly information that we voluntarily provided to the OTS.

CHANGE                            NET PORTFOLIO VALUE                    NPV AS % OF PORTFOLIO VALUE OF ASSETS
                      -------------------------------------------        -------------------------------------
IN RATES              $ AMOUNT         $ CHANGE         % CHANGE         NPV RATIO          BASIS POINT CHANGE
----------            ----------       --------         ---------        ----------         ------------------
                                                         (DOLLARS IN THOUSANDS)
+ 400  bp          $    154            $(3,787)           (96)%             .45%                 (964)  bp
+ 300  bp             1,043             (2,898)           (74)             2.94                  (715)  bp
+ 200  bp             2,005             (1,936)           (49)             5.47                  (462)  bp
+ 100  bp             3,011               (930)           (24)             7.94                  (215)  bp
    0  bp             3,941                 --             --                --                    --
- 100  bp             4,524                583             15             11.34                   125   bp
- 200  bp             4,612                671             17             11.45                   136   bp
- 300  bp             4,714                773             20             11.59                   150   bp
- 400  bp             5,002              1,061             27             12.11                   202   bp


     While we cannot predict future interest rates or their effects on our NPV or net interest income, we do not expect current interest rates to have a material adverse effect on our NPV or net interest income in the near future. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit runoff and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as variable rate loans, generally have features which restrict changes in interest rates on a short-term basis and over the life of the loan. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

     The board of directors reviews our asset and liability policies. The board of directors meets regularly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. The estimated changes of our NPV set forth above fell within the targets established by our board of directors. Management administers the policies and determinations of the board of directors with respect to our asset and liability goals and strategies. We expect that our asset and liability policies and strategies will continue as described so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

AVERAGE BALANCES, INTEREST AND AVERAGE YIELDS

     The following table sets forth certain information relating to our average statement of financial condition and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid at the date and for the periods indicated. Such yields and costs are derived by dividing income or expense by the average monthly balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. We do not believe that the use of month-end balances instead of daily balances has caused any material difference in the information presented. For the purposes of computing the average yield, nonaccruing loans have been included in the average balances.

                                                                                      SIX MONTHS ENDED JUNE 30,
                                                                      --------------------------------------------------------
                                                   AT JUNE 30,                 1998                           1997
                                                       1998           -------------------------    ---------------------------
                                                -------------------                       AVERAGE                      AVERAGE
                                                             YIELD/   AVERAGE             YIELD/   AVERAGE             YIELD/
                                                  BALANCE     COST    BALANCE  INTEREST    COST    BALANCE  INTEREST    COST
                                                -----------  -------  -------  ---------  -------  -------  ---------  -------
                                                                               (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans.......................................      $31,106    7.77%  $30,899   $ 1,258     8.14%  $25,087   $ 1,010     8.05%
  Investment securities available for sale....           --      --        --        --       --       195         8     8.21
  Mortgage-backed securities..................        2,145    7.87     2,044        77     7.53     2,263        86     7.60
  Other interest-earning assets (1)...........        4,972    6.17     4,250       116     5.46     5,097       145     5.69
                                                    -------           -------   -------            -------   -------
     Total interest-earning assets............       38,223    7.57    37,193     1,451     7.80    32,642     1,249     7.65
Non-interest-earning assets...................          764               599                          412
                                                    -------           -------                      -------
     Total assets.............................      $38,987           $37,792                      $33,054
                                                    =======           =======                      =======

Interest-bearing liabilities:
  Savings deposits............................      $35,030    4.15   $33,791       847     5.01   $29,203       706     4.84
  Short-term borrowings (2)...................           87    3.05        74         1     2.70        99         1     2.02
                                                    -------           -------   -------            -------   -------
     Total interest-bearing liabilities.......       35,117    4.15    33,865       848     5.01    29,302       707     4.83
                                                                                -------                      -------
Non-interest-bearing liabilities..............          783               912                          926
                                                    -------           -------                      -------
     Total liabilities........................       35,900            34,777                       30,228
Retained earnings.............................        3,087             3,015                        2,826
                                                    -------           -------                      -------
     Total liabilities and retained earnings..      $38,987           $37,792                      $33,054
                                                    =======           =======                      =======

Net interest income...........................                                  $   603                      $   542
                                                                                =======                      =======
Net interest rate spread (3)..................                                              2.79%                        2.82%
                                                                                            ====             =======
Net interest-earning assets...................                        $ 3,328                      $ 3,340
                                                                      =======                      =======
Net interest margin (4).......................                                              3.24%                        3.32%
                                                                                            ====                         ====
Ratio of average interest-earning assets
 to average interest-bearing liabilities......                                   109.83%                      111.40%
                                                                                =======                      =======

________________
(1) Other interest-earning assets includes interest-bearing deposits and FHLB of Atlanta stock.
(2) Short-term borrowings includes FHLB advances and advance payments by borrowers for expenses.
(3) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

                                                                           YEAR ENDED DECEMBER 31,
                                              ------------------------------------------------------------------------------
                                                              1997                                      1996
                                              -----------------------------------           ---------------------------------
                                                                          AVERAGE                                     AVERAGE
                                              AVERAGE                     YIELD/             AVERAGE                  YIELD/
                                              BALANCE         INTEREST     COST              BALANCE     INTEREST      COST
                                              -------         --------    -------            -------     --------     -------
                                                                            (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans.....................................  $27,282          $ 2,209      8.10%            $23,157     $ 1,928       8.32%
  Investment securities available for sale..      183               15      8.19                 189          15       7.94
  Mortgage-backed securities................    2,167              166      7.66               2,057         162       7.88
  Other interest-earning assets (1).........    4,003              236      5.90               6,353         352       5.54
                                              -------          -------                       -------     -------
   Total interest-earning assets............   33,635            2,626      7.81              37,193       2,457       7.74
Non-interest-earning assets.................      433                                            527
                                              -------                                        -------
   Total assets.............................  $34,068                                        $32,283
                                              =======                                        =======

Interest-bearing liabilities:
  Savings deposits..........................  $29,854          $ 1,474      4.94             $28,796     $ 1,394       4.84
  Short-term borrowings (2).................      419               19      4.53                  77           3       3.90
                                              -------          -------                                   -------    -------
   Total interest-bearing liabilities.......   30,273            1,493      4.93              28,873       1,397       4.84
                                                               -------                                   -------
Non-interest-bearing liabilities............      891                                            702
                                              -------                                        -------
   Total liabilities........................   31,164                                         29,575
Retained earnings...........................    2,904                                          2,708
                                              -------                                        -------
   Total liabilities and retained earnings..  $34,068                                        $32,283
                                              =======                                        =======

Net interest income.........................                   $ 1,133                                   $ 1,060
                                                               =======                                   =======
Net interest rate spread (3)................                                2.88%                                      2.90%
                                                                            ====                                       ====
Net interest-earning assets.................  $ 3,362                                        $ 2,883
                                              =======                                        =======
Net interest margin (4).....................                                3.37%                                      3.34%
                                                                            ====                                       ====
Ratio of average interest-earning assets
 to average interest-bearing liabilities....                   111.11%                                   109.99%
                                                               ======                                    ======

_______________________
(1) Other interest-earning assets includes interest-bearing deposits and FHLB of Atlanta stock.
(2) Short-term borrowings includes FHLB advances and advance payments by borrowers for expenses.
(3) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average rate on interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

RATE/VOLUME ANALYSIS

     The table shows certain information regarding changes in our interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); and (ii) changes in rates (change in rate multiplied by old volume); and (iii) change in rate-volume (changes in rate multiplied by the changes in volume).

                                SIX MONTHS ENDED JUNE 30,                           YEAR ENDED DECEMBER 31,
                             -----------------------------  ----------------------------------------------------------------------
                                 1998     VS.    1997              1997     VS.     1996            1996      VS.     1995
                             -----------------------------  -----------------------------------  ---------------------------------
                                 INCREASE (DECREASE)               INCREASE (DECREASE)                 INCREASE (DECREASE)
                                      DUE TO                            DUE TO                               DUE TO
                             -----------------------------  -----------------------------------  ---------------------------------
                                              RATE/                              RATE/                               RATE/
                             VOLUME   RATE   VOLUME  TOTAL  VOLUME    RATE     VOLUME    TOTAL   VOLUME   RATE     VOLUME    TOTAL
                             -------  -----  ------  -----  -------  ------  ----------  ------  -------  -----  ----------  -----
                                                                        (IN THOUSANDS)
Interest income:
  Loans....................   $ 234   $ 11    $   3  $ 248    $ 341   $ (51)      $  (9)  $ 281    $ 127   $(63)        $(4)   $ 60
 Investment securities
  available
    for sale...............      (8)    --       --     (8)       1      --          (1)     --       --     --          --      --
 Mortgage-backed securities      (8)    (1)      --     (9)       9      (4)         --       5      (15)    (2)         --     (17)

 Interest-bearing deposits.     (24)    (6)       1    (29)    (129)     20          (8)   (117)      (1)    (6)         --      (5)

                              -----   ----    -----  -----    -----   -----       -----   -----    -----   ----   ---------    ----
   Total interest-earning
    assets.................     194      4        4    202      222     (35)        (18)    169      113    (71)         (4)     38
                              -----   ----    -----  -----    -----   -----       -----   -----    -----   ----   ---------    ----

Interest-bearing
 liabilities:
 Deposits..................     111     26        4    141       49      29           1      79       49     (5)         --      44
 Short-term borrowings (1).      --     --       --     --       17      --          --      17       (1)    --          --      (1)

                              -----   ----    -----  -----    -----   -----       -----   -----    -----   ----   ---------    ----
                                111     26        4    141       66      29           1      96       48     (5)         --      43
                              -----   ----    -----  -----    -----   -----       -----   -----    -----   ----   ---------    ----

 Increase (decrease) in
  net interest
   income..................   $  83   $(22)   $  --  $  61    $ 156   $ (64)      $ (19)  $  73    $  65   $(66)        $(4)   $ (5)

                              =====   ====    =====  =====    =====   =====       =====   =====    =====   ====   =========    ====

_______________

(1) Includes FHLB of Atlanta advances and advance payments by borrowers for expenses.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1998 AND DECEMBER 31, 1997

     Total assets increased by $2.9 million, or 8.0%, from $36.1 million at December 31, 1997 to $39.0 million at June 30, 1998. Total liabilities increased by $2.7 million, or 8.1%, from $33.2 million at December 31, 1997 to $35.9 million at June 30, 1998. The increase in assets for the period was attributable to the growth in our loan portfolio of $1.1 million which was the result of our capitalizing on strong loan demand in our market area, an increase in our interest-bearing deposits in other banks of $1.2 million, in addition to capital improvements, which increased from $40,374 at December 31, 1997 to $135,434 at June 30, 1998, related to relocating our main office to a separate building. Loan growth was funded from a net increase in deposits of $2.4 million.

     At June 30, 1998, we were in compliance with all applicable regulatory capital requirements with total core and tangible capital of $3.1 million (7.92% of adjusted total assets) and total risk-based capital of $3.3 million (17.11% of risk-weighted assets).

COMPARISON OF RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

     NET INCOME. Our net income increased $27,000, from $166,000 for the six months ended June 30, 1997 to $193,000 for the six months ended June 30, 1998 due primarily to increases in net interest income and non-interest income offset by increases in non-interest expenses and the provision for income tax.

     NET INTEREST INCOME. Our net interest income, which is the difference between our interest income and our interest expense, increased $61,000, from $542,000 for the six months ended June 30, 1997 to $603,000 for the six months ended June 30, 1998. The increase was due to an increase in the level of interest income we received on our loan portfolio. Interest expense also increased over these six-month periods due primarily to an increase in both the volume and the average cost of our deposits.

     PROVISIONS FOR LOAN LOSSES. Financial institutions are required to establish an allowance for loan losses. The balance of such allowance depends on the risk in the institution's loan portfolio, its level of problem loans and general economic conditions, among other factors. Loans which cannot be collected are charged against the allowance and thereby reduce its balance. An institution adds to the allowance by making a provision for loan losses which is an expense item. During the six months ended June 30, 1998 we made no provision for loan losses compared to a $5,000 provision for the comparable period in fiscal year 1997. We determined, based on our analysis of all pertinent information available to us concerning our loan portfolio, that no addition to the loan loss allowance was necessary for this period.

     NON-INTEREST INCOME. Non-interest income (e.g., gains or losses on the sale of securities, loan and deposit account fees) increased $1,400 over the comparative six-month periods due to increases in the fees earned on loans and other income offset by a decrease in the fees earned on deposit accounts.

     NON-INTEREST EXPENSE. Our non-interest expenses consist mainly of salaries and employee benefits, rent on our offices, federal deposit insurance premiums, data processing fees, the expenses associated with our fixtures and equipment and advertising. Other non-interest expenses include stationery and supplies, bank fees and accounting and auditing fees. Non-interest expenses increased by $24,000 for the six months ended June 30, 1998 compared to the same period in fiscal year 1997 due to increases in compensation and related expenses, occupancy, deposit insurance and other expenses offset by decreases in furniture, fixtures and equipment expense and advertising. Our non-interest expenses will increase following the conversion for several reasons. See "Comparison of Results of Operations for the Years Ended December 31, 1997 and 1996 -- Non-interest Expense."

     INCOME TAX EXPENSE. Our provision for income tax increased $16,000 over the comparable periods due to the increase in our net income.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND
1996

     NET INCOME. Our net income declined $4,000, from $149,000 for the fiscal year ended December 31, 1996 to $145,000 for the fiscal year ended December 31, 1997. The primary reasons for the decline were an increase of $113,000 in the provision for losses on loans, a $32,000 loss on the sale of securities during 1997 and an increase in compensation and related expenses of $141,000. These were offset by a $235,000 decrease in deposit insurance expense due to a special assessment that all thrift institutions were required to pay in order to recapitalize the SAIF, the FDIC fund that insures our deposits. The special assessment amounted to $182,000 which was paid during the quarter ended December
31, 1996.   The most significant component in the increase in compensation during 1997 was a $115,000 charge associated with adoption of our Deferred Compensation Plan for Directors. See "Management of Northfield Federal Savings -- Director Compensation."

     NET INTEREST INCOME. Our net interest income increased from $1.06 million for fiscal year 1996 to $1.13 million for fiscal year 1997. The $73,000 increase was due to an increase in the level of interest income we received on our loan and securities portfolio. Although the average yield on these portfolios actually declined, the average balance of these assets rose which accounted for the income growth. Total interest expense also increased during the fiscal year $97,000 due to an increase in both the volume and the average cost of our deposits and other borrowings, our two main categories of interest-bearing liabilities.

     PROVISION FOR LOAN LOSSES. During fiscal year 1997, we made a provision for loan losses of $123,000 as compared to a $10,000 provision during the previous fiscal year. This increase was primarily based on the increase in the level of nonperforming commercial real estate loans and from the growth of our
commercial real estate loan portfolio.   Future additions to the loan loss
allowance will be based on the analysis of the loan portfolio as described above, and, accordingly, are not predictable. Although there can be no certainty in this regard, we expect our portfolio of commercial real estate loans to increase in the future and we expect future loan loss provisions to exceed the pre-1997 amounts, specifically because commercial real estate loans involve a higher degree of credit risk since such loans depend on cash flow from the property to service the debt and cash flow may be affected by general economic conditions.

     NON-INTEREST INCOME. Non-interest income decreased from $31,000 for fiscal year 1996 to a negative $2,000 for fiscal year 1997 due primarily to a $32,000 loss on the sale of available for sale securities in fiscal year 1997 (there were no comparable losses in fiscal year 1996) and a decrease of $5,000 in fees earned on deposit accounts. These were offset by increases of $1,300 in fees earned on loans and $2,100 in other income.

     NON-INTEREST EXPENSE. For fiscal year 1997, total non-interest expenses were $772,000 as compared to $843,000 for fiscal year 1996. The decline in this expense level was due mainly to the special SAIF assessment of $182,000 in 1996, offset by a $141,000 increase in compensation expense primarily due to adoption of our deferred compensation plan for directors, which amounted to a charge of $115,000. As a result of the recapitalization of the SAIF, our deposit insurance premiums declined significantly, resulting in a reduction of $53,000 from 1996 to 1997. We expect our annual deposit insurance premium to remain at the current level, .064% of total assessable deposits, in future periods though there can be no assurance in this regard.

     Our non-interest expense will increase following the conversion due to several factors. First, we will incur significant expenses, including added personnel costs, in the event that our plans to establish a new branch office materialize. We will also see added expense associated with the ESOP and, later on, the MRP. Further, we will experience the costs of being a public company. Finally, our business plan contemplates spending $1.5 million on a new office building approximately two years following the conversion.

     Our deposit insurance premium expense has been reduced as the rate we have to pay for such insurance was significantly reduced effective January 1, 1997.

     INCOME TAX EXPENSE. Our income tax expense for fiscal year 1997 was slightly higher for fiscal 1997 as compared to fiscal 1996, rising $1,600.

LIQUIDITY AND CAPITAL RESOURCES

     We are required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which varies from time to time (currently 4%) depending upon economic conditions and deposit flows, is based upon a percentage of our deposits and short-term borrowings. The required ratio at June 30, 1998 was 4% and our liquidity ratio for the month ended June 30, 1998 was 26%. It is our belief that upon completion of the conversion our liquidity ratio will increase due to the additional funds we will receive.

     Our primary sources of funds are deposits, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits, funds provided from operations and advances from the FHLB of Atlanta. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. We use our liquidity resources principally to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses.

     Liquidity may be adversely affected by unexpected deposit outflows, higher interest rates paid by competitors, adverse publicity relating to the savings and loan industry, and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on our commitments to make loans and management's assessment of our ability to generate funds.

     A major portion of our liquidity consists of cash and cash equivalents, which include cash and interest-bearing deposits in other banks with a maturity date of less than ninety days. The level of these assets is dependent upon our operating, investing, lending and financing activities during any given period. At June 30, 1998, cash and cash equivalents totaled $3,890,000.

     Our primary investing activities include origination of loans and purchase of mortgage-backed securities. During the six months ended June 30, 1998 and the years ended December 31, 1997 and 1996, purchases of mortgage-backed securities totaled $785,000, $0 and $499,000, respectively, while loan originations and purchases totaled $4,349,000, $10,581,000 and $6,494,000. These investments were funded in part by loan and mortgage-backed security repayments of $3,767,000, $4,388,000 and $3,730,000 and an increase in certificates of deposit received of $924,000, $3,730,000 and $519,000, for the six months ended June 30, 1998 and the years ended December 31, 1997 and 1996, respectively.

     At June 30, 1998, we had $3,640,000 in outstanding commitments to originate fixed rate loans with rates that ranged from 6.5% to 8.50% and had no non-recourse commercial finance lease commitments outstanding. We anticipate that we will have sufficient funds available to meet our current loan origination commitments. Certificates of deposit which are scheduled to mature in one year or less totaled $10,502,000 at June 30, 1998. Based on historical experience management believes that a significant portion of such deposits will remain with us.

     We are subject to federal regulations that impose certain minimum capital requirements. For a discussion on such capital levels, see "Historical and Pro Forma Capital Compliance" and "Regulation -- Regulation of the Bank -- Regulatory Capital Requirements."

IMPACT OF INFLATION AND CHANGING PRICES

     Our financial statements and the accompanying notes presented elsewhere in this document, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation.

The impact of inflation is reflected in the increased cost of our operations. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

RECENT  PRONOUNCEMENTS

     FASB STATEMENT ON ACCOUNTING FOR STOCK-BASED COMPENSATION. In October 1995, the FASB issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB has encouraged all entities to adopt the fair value based method, however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by Accounting Principles Board ("APB") Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995. Pro forma disclosures must include the effects of all awards granted in fiscal years beginnings after December 15, 1994. If the proposed Option Plan is adopted we will use the intrinsic value method. Accordingly, there will be no impact as a result of our adoption of SFAS No. 123.

     FASB STATEMENT ON ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. In June 1996, FASB issued SFAS No. 125, which will be effective, on a prospective basis, for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. SFAS No. 125 supersedes SFAS No. 122, "Accounting for Mortgage Servicing Rights." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial-components approach that focuses on control. SFAS No. 125 extends the "available for sale" and "trading" approach of SFAS No. 115 to non-security financial assets that can be contractually prepaid or otherwise settled in such a way that the holder of the asset would not recover substantially all of its recorded investment. In addition, SFAS No. 125 amends SFAS No. 115 to prevent a security from being classified as held to maturity if the security can be prepaid or settled in such a manner that the holder of the security would not recover substantially all of its recorded investment. The extension of the SFAS No. 115 approach to certain non-security financial assets and the amendment to SFAS No. 115 are effective for financial assets held on or acquired after January 1, 1997. The FASB has proposed to defer the effective date of SFAS No. 125 until January 1, 1998 for certain transactions including repurchase agreements, dollar-roll, securities lending and similar transactions. We adopted SFAS No. 125 on January 1, 1997. There was no impact on our financial statements as a result of such adoption.

     FASB STATEMENT ON EARNINGS PER SHARE. In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share." SFAS 128 supersedes APB Opinion No. 15, "Earnings Per Share" and specifies the computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. SFAS No. 128 replaces the presentation of primary earnings per share with a presentation of basic earnings per share and fully diluted earnings per share with diluted earnings per share. It also requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires the reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation. This statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. We will adopt SFAS No. 128 in the initial period after conversion. We do not believe the impact of adopting SFAS No. 128 will be material to our financial statements.

     FASB STATEMENT ON DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE. In February 1997, the FASB issued SFAS No. 129. The Statement incorporates the disclosure requirements of APB Opinion No. 15, "Earnings Per Share," and makes them applicable to all public and nonpublic entities that have issued securities addressed by the Statement. APB Opinion No. 15 requires disclosure of descriptive information about securities that is not necessarily related to the computation of earnings per share. The statement continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinion No. 10, Omnibus Opinion - 1966 and No. 15, "Earnings Per Share" and FASB Statement No. 47, "Disclosure of Long-Term Obligations," for entities that were subject to the requirements of those standards. This Statement eliminates the exemption of nonpublic entities from certain disclosure requirements of Opinion No. 15 as provided by Statement No. 21, "Suspension of the Reporting of Earnings Per Share and Segment Information for Nonpublic Enterprises." It supersedes specific disclosure requirements of Opinion Nos. 10 and 15 and Statement 47 and consolidates them in this Statement for ease of retrieval and for greater visibility to nonpublic entities. This Statement is effective for financial statements for periods ending after December 15, 1997. SFAS No. 129 will be adopted by us in the initial period after December 15, 1997. We do not believe the impact of adopting SFAS No. 129 will be material to our financial statements.

     FASB STATEMENT ON REPORTING COMPREHENSIVE INCOME. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which requires entities presenting a complete set of financial statements to include details of comprehensive income that arise in the reporting period. Comprehensive income consists of net income or loss for the current period and other comprehensive income, expense, gains and losses that bypass the income statement and are reported in a separate component of equity, i.e., unrealized gains and losses on certain investment securities. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. We do not believe that adoption of SFAS No. 130 will have a material adverse effect on our financial position or results of operations.

     FASB STATEMENT ON DISCLOSURES REGARDING SEGMENTS. In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way public enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise" but retains the requirement to report information about major customers. It amends Statement No. 94, "Consolidation of all Majority-Owned Subsidiaries" to remove the special disclosure requirements for previously unconsolidated subsidiaries. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. We do not believe the impact of adopting SFAS No. 131 will be material to our financial statements.

     FASB STATEMENT ON EMPLOYERS DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS. In February 1998, the FASB issued SFAS No. 132, "Employers Disclosures About Pension and Other Postretirement Benefits," which standardizes disclosure requirements for pensions and post-retirement benefits. This Statement is effective for fiscal years beginning after December 15, 1997. We do not believe that the adoption of SFAS No. 132 will have a material effect on our financial statements.

     FASB STATEMENT ON ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. In June 1998, FASB issued SFAS No. 133. This Statement standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts, by requiring that an entity recognize these items as assets or liabilities in the statement of financial position and measure them at fair value. This Statement generally provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. The Statement, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, will not affect our financial position or our results of operations. We do not intend to early implement SFAS No. 133 or to reclassify any of our financial instruments as a result of this Statement.


                      BUSINESS OF NORTHFIELD BANCORP, INC.

     The Company is not an operating company and has not engaged in any significant business to date. It was formed on March 5, 1998 as a Maryland-chartered corporation to be the holding company for Northfield Federal Savings Bank. The holding company structure and retention of proceeds will facilitate:
(i) diversification into non-banking activities, (ii) acquisitions of other financial institutions, such as savings institutions, (iii) expansion within existing and into new market areas, and (iv) stock repurchases without adverse tax consequences. There are no present plans regarding diversification, acquisitions of other companies or stock repurchases.

     Northfield Federal Savings has operated as an independent community oriented savings institution since 1923. It is our intention to continue to operate as an independent community oriented savings bank following the conversion.

     Since the Company will own only one savings institution, it generally will not be restricted in the types of business activities in which it may engage, provided that we retain a specified percentage of our assets in housing-related investments. The Company initially will not conduct any active business and does not intend to employ any persons other than officers, but will utilize our support staff from time to time.


                     BUSINESS OF NORTHFIELD FEDERAL SAVINGS

     The principal sources of funds for our activities are deposits and payments on loans. Our deposits totaled $35 million at June 30, 1998. Funds are used principally for the origination of construction and permanent loans secured on one- to four-family residences which are located in our market area. We also originate other types of loans, including loans secured by multi-family residential property, commercial real estate, home equity and savings account loans. We also purchase commercial leases from a local leasing company, as well as investment and mortgage-backed securities. Our principal source of revenue is interest received on loans and investments and our principal expense is interest paid on deposits.

MARKET AREA

     We consider our primary market area to be Baltimore, Harford and Cecil County, Maryland. The principal sources of employment in Baltimore, Harford and Cecil Counties are the services, retail trade and manufacturing industries. The 1996 median household income is estimated to be $40,481 for Baltimore County, $50,300 for Harford County and $43,000 for Cecil County. In the period from 1990 to 1996, Baltimore County's population increased 4.28% compared to the State of Maryland at 6.40% and the United States at 6.67%. During the same period, the populations of Harford and Cecil County grew 12.8% and 8.5%, respectively. Based on projected increases in population and households in these market areas over the next several years, we believe that our market areas can support future lending growth, although there can be no assurance in this regard.

LENDING ACTIVITIES

     Most of our loans are construction/permanent loans on one- to four-family residences. We also make multi-family real estate mortgage loans as well as commercial real estate, home equity and savings account loans. We also purchase commercial leases from a local leasing company.

The following table sets forth information concerning the types of loans held by us at the dates indicated.

                                                AT JUNE 30,                                 AT DECEMBER 31,
                                                                           ------------------------------------------------------
                                                    1998                            1997                          1996
                                          ----------------------           -----------------------         ---------------------
                                          AMOUNT             %             AMOUNT              %           AMOUNT           %
                                          ------           -----           ------            -----         ------         ------
                                                                            (DOLLARS IN THOUSANDS)
Real estate loans:
  One- to four-family
   residential
     mortgage loans........               $  26,762         81.33%         $ 25,740            81.35%      $  19,439       77.18%
  Construction loans.......                   2,796          8.50             2,105             6.65           2,462        9.78
  Commercial real estate
   loans...................                   2,559          7.78             2,805             8.87           2,195        8.71
Commercial loans
 collateralized by lease
   finance receivables.....                     555          1.69               741             2.34           1,018        4.04

Consumer loans:
  Home equity lines of
   credit..................                     158           .48               177              .56              --          --
  Loans secured by deposits                      73           .22                74              .23              74         .29
                                          ---------        ------          --------          -------       ---------      ------
        Total loans........                  32,903        100.00            31,642           100.00%         25,188      100.00%
                                                           ======                            =======                      ======

Less:
  Undisbursed portion of
   loans in process........                   1,316                           1,197                            1,028
  Deferred loan
   origination fees........                     281                             268                              219
  Allowance for losses.....                     200                             216                              100
                                          ---------                        --------                        ---------
       Loan portfolio, net                $  31,106                        $ 29,961                        $  23,841
                                          =========                        ========                        =========

     The following table sets forth the estimated maturity of our loan portfolio at December 31, 1997. The table does not include the effects of possible prepayments or scheduled repayments. All mortgage loans are shown as maturing based on the date of the last payment required by the loan agreement.

                                                               DUE AFTER       DUE AFTER        DUE AFTER
                              DUE DURING THE YEAR ENDING      3 THROUGH       5 THROUGH        10 THROUGH     DUE AFTER 15
                                     DECEMBER 31,           5 YEARS AFTER   10 YEARS AFTER   15 YEARS AFTER    YEARS AFTER
                              --------------------------
                              1998      1999     2000        DECEMBER 31,    DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                              ------    ------   ------
                                                                1997             1997             1997            1997        TOTAL
                                                            ------------    ------------     -------------    ------------   ------
                                                                             (IN THOUSANDS)

Real estate loans:
  One- to four-family......   $  371    $    4   $   48     $  377          $1,165           $2,909           $20,866        $25,740

  Construction.............    1,038     1,067       --         --              --               --                --          2,105

  Commercial real estate...      137         2       --        314             852            1,010               490          2,805

Commercial loans

 collateralized

    by lease finance

     receivables...........      120       154      372         95              --               --                --            741

Consumer loans:

  Home equity lines of

   credit..................      177        --       --         --              --               --                --            177

  Loans secured by deposits       74        --       --         --              --               --                --             74

                              ------    ------   ------     ------          ------           ------           -------        -------

     Total.................   $1,917    $1,227   $  420     $  786          $2,017           $3,919           $21,356        $31,642

                              ======    ======   ======     ======          ======           ======           =======        =======


     The next table sets forth at December 31, 1997, the dollar amount of all loans due one year or more after December 31, 1997 which have predetermined interest rates and have floating or adjustable interest rates.


                                           PREDETERMINED       FLOATING OR
                                               RATE          ADJUSTABLE RATES
                                           -------------     ----------------
                                                     (IN THOUSANDS)
     Real estate loans:
        One- to four-family..............    $   25,369       $   --
        Construction.....................         1,067           --
        Commercial real estate...........         2,668           --
     Commercial loans collateralized by
       lease finance receivables.........           621           --
     Consumer loans:
       Home equity lines of credit.......            --           --
       Loans secured by deposits.........            --           --
                                             ----------       ------
      Total                                  $   29,725       $   --
                                             ==========       ======

     RESIDENTIAL CONSTRUCTION LOANS. Our most significant loan product is lending to finance the construction of one- to four-family residential property to the individuals who will be the owners and occupants upon completion of construction. Construction/permanent loans account for a majority of our single-family loan originations. We have historically emphasized these loans and have established a reputation in our market areas for this type of lending. We believe that we can continue to respond to the demand for these loans by borrowers engaged in building and development of single-family residential properties in the growing communities of our market areas. Virtually all of these loans are structured to be converted to permanent loans at the end of the construction phase. Borrowers are required to pay interest during the construction period. Loan proceeds are disbursed according to a draw schedule and we inspect the progress of the construction before additional funds are disbursed. The interest rate we charge is fixed during the construction phase (based on the prime rate) and fixed thereafter, and these loans generally have 30 year terms.

     While we believe we have substantial experience in construction lending, this type of lending involves a higher degree of credit risk than long term financing of residential properties. Our risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction and the estimated cost of construction. If the estimate of construction cost and the marketability of the property upon completion of the project prove to be inaccurate, we may be compelled to advance additional funds to complete the construction. Furthermore, if the final value of the completed property is less than the estimated amount, the value of the property might not be sufficient to assure the repayment of the loan.

     Our underwriting criteria are designed to evaluate and minimize the risks of each construction loan. Among other things, we consider the amount of the borrower's equity in the project, independent valuations and reviews of cost estimates and pre-construction sale, the builder's financial report and the reputation of the borrower. In addition, we review the builder's financial reports and other information. We have longstanding relationships with several builders in our area and do most of our construction lending with them.

     ONE- TO FOUR-FAMILY RESIDENTIAL LOANS. We also originate standard one- to four-family residential mortgage loans secured by property located in our primary market area. These are made in amounts up to 80% of the lesser of the appraised value or purchase price, with private mortgage insurance or additional collateral required on loans with a loan to-value ratio in excess of 80%. Although, all of our one- to four-family loans are underwritten to conform with secondary market standards, we originate such loans with the intention that they will be held in our portfolio rather than sold in the secondary mortgage market.

     Mortgage loans originated and held by us generally include due-on-sale clauses. This gives us the right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property securing the mortgage loan without our consent.

     COMMERCIAL REAL ESTATE LOANS. Our commercial real estate loans are secured primarily by office buildings and multi-family residential investment properties. Some of our commercial real estate loans are participations with other financial institutions in our market area. Commercial real estate loans are made in amounts of up to 75% of the appraised value of the property. Our commercial real estate loans generally have variable rates with terms of five years and amortization schedules of up to 30 years. At June 30, 1998, the largest of our commercial real estate loans was an $990,000 loan participation, of which our interest totaled $396,000. This loan was secured by an office building.

     Commercial real estate lending, which accounted for approximately 7.78% of our loan portfolio at June 30, 1998, entails significant additional risks compared to single-family residential property lending. These loans typically involve large loan balances to single borrowers or groups of related borrowers. The repayment of these loans typically is dependent on the successful operation of the real estate project securing the loan. These risks can be significantly affected by supply and demand conditions in the market for office and retail space and may also be subject to adverse conditions in the economy. To minimize these risks, we generally limit this type of lending to our market area and to borrowers who are otherwise well known to us.

     COMMERCIAL AND AUTOMOBILE LEASES. For over ten years, we have purchased commercial finance leases from a local leasing company. These leases are primarily on office equipment. We purchase the lease but all servicing is conducted by the seller. The average length of the individual leases ranges
from 3.5 to four years and the average size ranges from $1,500 to $5,000.   At
June 30, 1998, our portfolio of commercial leases totaled $555,000, or 1.69%, of total loans. In recent years, we have come under regulatory criticism based on violation of the OTS's loans to one borrower regulation. We are in the process of bringing the program into compliance with the loans to one borrower
regulation.   Our portfolio includes both recourse and non-recourse purchases, but in accordance with OTS comments, we will in the future purchase on a recourse basis only. Following the conversion, we will be back into compliance with the loans to one borrower regulation.

     Commercial leases are subject to the same risk of default as direct commercial loans. Although these loans provide for higher interest rates and shorter terms than permanent single-family residential real estate loans, they involve more credit risk because of the type and nature of the collateral. Commercial business loans are typically made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business, and repayment is therefore substantially dependent on the success of the business itself.

     Since the program began, we have experienced losses of $7,700 in connection with these leases, all involving non-recourse purchases. As indicated above, we intend to purchase on a recourse basis only in the future. Currently, we are not purchasing these leases. Following the conversion, we expect to increase the level of these leases to the amount allowed by the loans to one borrower regulation, which we estimate will be approximately $1.0 million after receipt of the conversion proceeds. Management believes that these commercial leases represent a sound and profitable investment and will seek to maintain its relationship with the local leasing company following the conversion.

     We have very recently also invested $500,000 in automobile finance leases from another local company. These lease purchases, in which we participate with other local lenders, are structured in the same manner as the commercial finance leases discussed above. All of our purchases from the automobile leasing company have been and will be with full recourse. Following the conversion, we plan to invest an additional $500,000 in these automobile leases.

     Automobile finance leases are subject to the same risk of default as direct automobile loans. These loans involve a higher risk of default than loans secured by one- to four-family residential loans because they are secured by automobiles, which are rapidly depreciable assets. The repossessed collateral for a defaulted automobile loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation, and the remaining deficiency may not warrant further substantial collection efforts against the borrower. In addition, automobile loan collections depend on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, illness or personal bankruptcy. The application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may also limit the amount which can be recovered on such loans.

     CONSUMER LOANS. Our consumer loans consist of home equity lines of credit and savings account loans. We began offering home equity lines of credit in December 1996. These loans are secured by a real estate mortgage with our security interest in the borrower's primary residence. These are variable rate loans indexed to the prime rate with terms of 20 years. Our savings account loans are made for up to 90% of the balance on deposit in savings accounts or certificates of deposit. These loans are secured by an interest in the borrower's account.

     NEW LENDING PROGRAMS TO BE IMPLEMENTED AS PART OF THE CRA ACTION PLAN. In an effort to improve our CRA rating, we intend to invest $380,000 (which represents 10% of the gross conversion proceeds at the midpoint of the Estimated Valuation Range) in loans to first time low-and moderate-income home buyers. This investment of the conversion proceeds is part of a CRA action plan we have adopted which includes: (i) offering 97% loan-to-value ratio loans with private mortgage insurance, no points, and a 1/8% rate discount below our current rate offering plan; (ii) expanding our solicitation, advertising and education efforts to reach low- and moderate-income borrowers; and (iii) purchasing low- and moderate-income loans from brokers at a premium. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- CRA Compliance."

     LOAN APPROVAL AUTHORITY AND UNDERWRITING. Our president may approve all commercial leases that we purchase up to $25,000 and all home equity lines of credit up to that amount. All other loans are approved by our board of directors.

     Upon receipt of a completed loan application from a prospective borrower, a credit report is ordered. Income and certain other information is verified. If necessary, additional financial information may be requested. An appraisal or other estimate of value of the real estate intended to be used as security for the proposed loan is obtained. Appraisals are prepared by outside fee appraisers who are approved by the board of directors.

     Either title insurance or a title opinion is generally required on all real estate loans. Borrowers also must obtain fire and casualty insurance. Flood insurance is also required on loans secured by property which is located in a flood zone.

     LOAN ORIGINATIONS, PURCHASES AND SALES. The following table sets forth certain information with respect to our loan originations. We did not purchase or sell any loans during the periods.

                                                      SIX MONTHS ENDED                YEAR ENDED
                                                           JUNE 30,                  DECEMBER 31,
                                                  ------------------------     ----------------------
                                                    1998          1997            1997        1996
                                                  ---------    -----------     ---------   ----------
                                                                       (IN THOUSANDS)

Net loans, beginning of period..............      $ 29,961     $ 23,841        $ 23,841    $ 21,695

Origination by type:
-------------------
Real estate loans:
   One- to four-family......................      $  3,989     $  5,325        $  9,621    $  6,366
   Commercial real estate...................           418          439             439         142

Consumer loans:
  Loans secured by deposits.................            31           17              50           8
  Home equity lines of credit...............            --          184             505          --
                                                  --------     --------        --------    --------
          Total loans originated............         4,438        5,965          10,615       6,516

Purchases:
---------
  Loan participations.......................            --           --             350          --
  Commercial loans collateralized by lease
     finance receivables....................            61          215             340         207
                                                  --------     --------        --------    --------

Repayments..................................        (3,224)      (2,033)         (4,843)     (4,329)

Decrease (increase) in other items, net.....          (130)      (1,441)           (342)       (248)
                                                  --------     --------        --------    --------

Increase in loans receivable, net...........         1,145        2,706           6,120       2,146
                                                  --------     --------        --------    --------

Net loans, end of period....................      $ 31,106     $ 26,547        $ 29,961    $ 23,841
                                                  ========     ========        ========    ========

     All of the loans we originate are intended to be held in our portfolio rather than sold in the secondary mortgage market. Our one- to four-family residential loans do, however, conform to secondary market guidelines. We may, therefore, decide to sell loans in the secondary market in the future. We occasionally purchase loan participations from other financial institutions. These participation interest purchases are reflected in the above table. Generally, the purchase of participation interests involves the same risks as would the origination of the same types of loans as well as the additional risk that results from the fact that we have less control over the origination and subsequent administration of such loans.

     LOAN COMMITMENTS. Written commitments are given to prospective borrowers on all approved real estate loans. Generally, the commitment requires acceptance within 30 days of the date of issuance. At June 30, 1998, commitments to cover originations of mortgage loans were $3,640,000. We believe that virtually all of our commitments will be funded.

     LOANS TO ONE BORROWER. The maximum amount of loans which we may make to any one borrower may not exceed the greater of $500,000 or 15% of our unimpaired capital and unimpaired surplus. We may lend an additional 10% of our unimpaired capital and unimpaired surplus if the loan is fully secured by readily marketable collateral. Our loan-to-one borrower limit was approximately $500,000 at June 30, 1998. At June 30, 1998, our largest loan outstanding had a balance of $500,000.

NONPERFORMING AND PROBLEM ASSETS

     LOAN DELINQUENCIES. Generally when a mortgage loan becomes 30 days past due, a notice of nonpayment is sent to the borrower. Additional notices and letters from us are sent if the loan remains delinquent after 45, 60 and 75 days. If the loan continues in a delinquent status for 90 days past due and no repayment plan is in effect, a notice of right to cure default is sent to the borrower giving 30 additional days to bring the loan current before foreclosure is commenced. Our board meets regularly to determine when foreclosure proceedings should be initiated. The customer will be notified when foreclosure is commenced. At June 30, 1998, our loans past due between 30 and 89 days totaled $361,201.

     Loans are reviewed on a monthly basis and are generally placed on a nonaccrual status when the loan becomes more than 90 days' delinquent or when, in our opinion, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent interest payments, if any, are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

     NONPERFORMING ASSETS. The following table sets forth information regarding our nonperforming loans. As of the dates indicated, we had no loans categorized as troubled debt restructurings within the meaning of SFAS 15 and no real estate owned.

                                                                               AT
                                                                            JUNE 30,           AT DECEMBER 31,
                                                                                             --------------------
                                                                              1998             1997         1996
                                                                         ------------        --------     -------
                                                                                      (IN THOUSANDS)
Loans accounted for on a non-accrual basis:
  Real estate loans:
    One- to four-family..........................................        $ --                $  --        $   --
    Commercial real estate.......................................          --                  135  (1)      270
                                                                         ----                -----        ------
       Total real estate loans...................................          --                  135           270
  Commercial loans collateralized by lease finance  receivables..          --                   --            --
  Consumer loans:
    Loans secured by deposits....................................          --                   --            --
    Home improvement.............................................          --                   --            --
    Automobile...................................................          --                   --            --
    Other consumer...............................................          --                   --            --
                                                                         ----                -----        ------
       Total.....................................................          --                  135           270
                                                                         ----                -----        ------

Accruing loans delinquent 90 days or more:
  Real estate:
    One- to four-family..........................................        $ --                $  --        $   --
    Commercial real estate.......................................         269   (2)            279  (2)       --
  Commercial loans collateralized by lease finance receivables...           3                   --            --
  Consumer loans.................................................          --                   --            --
   Loan secured by deposits......................................          --                   --            --
   Home equity lines of credit...................................          --                   --            --
   Automobile....................................................          --                   --            --
   Other consumer................................................          --                   --            --
                                                                         ----                -----        ------
       Total.....................................................         272                  279  (2)       --
                                                                         ----                -----        ------
          Total nonperforming loans..............................         272                  414           270
                                                                         ====                =====        ======

Total non-performing loans as a percentage of total net loans....         .87%                1.31%         1.07%
                                                                         ====                =====        ======
Total non-performing assets as a percentage of total assets......         .70%                1.15%          .84%
                                                                         ====                =====        ======

------------------------
(1)  In January 1998, these loans were fully repaid.

(2) This balance represents a loan on which the borrower experienced cash flow difficulties on the collateral, several commercial properties, and became 180 days delinquent. In February 1998, the borrower resumed regular payments on the loan, but the loan has not yet been brought current.

     During the six months ended June 30, 1998 and the year ended December 31, 1997, we would have recorded additional interest income of approximately $0 and $5,772, respectively, on nonaccrual loans if such loans had been current throughout the period. We included income of $0 and $9,442 on such nonaccrual loans during the six months ended June 30, 1998 and the year ended December 31, 1997, respectively. We had no loans which were not classified as nonaccrual, 90 days past due or restructured, but where known information causes us to have serious concerns as to the ability of these borrowers to comply with their current loan terms.

     CLASSIFIED ASSETS. OTS regulations provide for a classification system for problem assets of savings associations which covers all problem assets. Under this classification system, problem assets of savings associations such as ours are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the savings association will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full, on the basis of currently existing facts, conditions, and, values, highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated "special mention" because of potential weakness that do not currently warrant classification in one of the aforementioned categories.

     When a savings association classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When a savings association classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. A savings association's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining a savings association's regulatory capital. Specific valuation allowances for loan losses generally do not qualify as regulatory capital.

     At June 30, 1998, $315,000 of our assets were classified as special mention, $3,000 of assets were classified as doubtful and no assets classified as substandard or loss.

     FORECLOSED REAL ESTATE. Real estate acquired by us as a result of foreclosure is recorded as "real estate owned" until such time as it is sold. When real estate owned is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair value less estimated disposal costs. Any write down of real estate owned is charged to operations. At June 30, 1998, we did not have any real estate owned.

     ALLOWANCE FOR LOAN LOSSES. Our policy is to provide for losses on unidentified loans in our loan portfolio. A provision for loan losses is charged to operations based on management's evaluation of the losses that may be incurred in our loan portfolio. The evaluation, including a review of all loans on which full collectibility of interest and principal may not be reasonably assured, considers: (i) our past loan loss experience, (ii) known and inherent risks in our portfolio, (iii) adverse situations that may affect the borrower's ability to repay, (iv) the estimated value of any underlying collateral, and (v) current economic conditions.

     We monitor our allowance for loan losses and make additions to the allowance as economic conditions dictate. Although we maintain our allowance for loan losses at a level that we consider adequate for the inherent risk of loss in our loan portfolio, actual losses could exceed the balance of the allowance for loan losses and additional provisions for loan losses could be required. In addition, our determination as to the amount of its allowance for loan losses is subject to review by the OTS, as part of its examination process. After a review of the information available, the OTS might require the establishment of an additional allowance.

     The following table sets forth an analysis of our allowance for loan losses for the periods indicated.

                                                     SIX MONTHS ENDED            YEAR ENDED
                                                         JUNE 30,                DECEMBER 31,
                                                 ------------------------   ---------------------
                                                  1998              1997     1997           1996
                                                 ------           -------   ------        -------
                                                                (DOLLARS IN THOUSANDS)
Balance at beginning of period............       $  216          $   100    $  100         $   90
Charge-offs
-----------
Real estate loans:
 One- to four-family......................          (16)              --        --             --
 Commercial real estate...................           --               --        --             --
                                                 ------          -------    ------         ------
   Total real estate loans................          (16)              --        --             --

Commercial loans collateralized by lease
   finance receivables....................           --               --        (7)            --
                                                 ------          -------    ------         ------
                                                     --               --        (7)            --
                                                 ------          -------    ------         ------
Consumer loans:
  Loan secured by deposits................           --               --        --             --
  Home equity line of credit..............           --               --        --             --
  Automobile..............................           --               --        --             --
  Other consumer..........................           --               --        --             --
                                                 ------          -------    ------         ------

Recoveries................................           --               --        --             --
                                                 ------          -------    ------         ------

Net recoveries (charge-offs)..............          (16)              --        (7)            --
                                                 ------          -------    ------         ------
Additions charged to operations...........           --                5       123             10
                                                 ------          -------    ------         ------
Balance at end of period..................       $  200          $   105    $  216         $  100
                                                 ======          =======    ======         ======

Allowance for loan losses to total
 non-performing loans at end of period....        73.53%          131.25%    52.17%         37.04%
                                                 ======          =======    ======         ======
Allowance for loan losses to net loans
 at end of period.........................          .64%             .40%      .72%           .42%
                                                 ======          =======    ======         ======
Net loans charge-offs.....................          (16)              --        (7)            --
                                                 ------          -------    ------         ------
Provision for loan losses.................           --                5       123             10
                                                 ------          -------    ------         ------
Ratio of net charge-offs to average
 loans outstanding during the period                .05%             -- %      .03%           -- %
                                                 ======          =======    ======         ======

     The following table illustrates the allocation of the allowance for loan losses for each category of loan. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict our use of the allowance to absorb losses in other loan categories.

                                                                                             AT DECEMBER 31,
                                                                          ----------------------------------------------------
                                                   AT JUNE 30, 1998                  1997                     1996
                                             ---------------------------  -------------------------  -------------------------
                                                            PERCENT OF                  PERCENT OF                PERCENT OF
                                                          LOANS IN EACH               LOANS IN EACH             LOANS IN EACH
                                                           CATEGORY TO                 CATEGORY TO               CATEGORY TO
                                              AMOUNT       TOTAL LOANS     AMOUNT      TOTAL LOANS    AMOUNT     TOTAL LOANS
                                             ---------    --------------  ---------    ------------  --------  ---------------
                                                                           (DOLLARS IN THOUSANDS)
Real estate loans:
 One- to four-family.....................      $   80             81.33%     $   96          81.35%    $   45          77.18%
 Construction............................          --              8.50          --           6.65         --           9.78
 Commercial real estate loans............          60              7.78          60           8.87         --           8.71
Commercial loan collateralized by lease
 finance receivables.....................          60              1.69          60           2.34         55           4.04
Consumer loans...........................          --               .70          --            .79         --            .29
                                               ------            ------      ------         ------     ------         ------
  Total allowance for loan losses........      $  200            100.00%     $  216         100.00%    $  100         100.00%
                                               ======            ======      ======         ======     ======         ======

INVESTMENT ACTIVITIES

    INVESTMENT SECURITIES. We are required under federal regulations to maintain a minimum amount of liquid assets which may be invested in specified short-term securities and certain other investments. See "Regulation -- Regulation of Northfield Federal Savings -- Federal Home Loan Bank System" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The level of liquid assets varies depending upon several factors, including: (i) the yields on investment alternatives, (ii) our judgment as to the attractiveness of the yields then available in relation to other opportunities, (iii) expectation of future yield levels, and (iv) our projections as to the short-term demand for funds to be used in loan origination and other activities. We classify our investment securities as "held to maturity", "available-for-sale" or "trading" in accordance with SFAS No. 115. At December 31, 1997, our investment portfolio policy allowed investments in instruments such as: (i) U.S. Treasury obligations, (ii) U.S. federal agency or federally sponsored agency obligations,
(iii) mortgage-backed securities, (iv) certificates of deposit, and (v) federal funds, including FHLB overnight and term deposits.

    MORTGAGE-BACKED SECURITIES. To supplement lending activities, we have invested in residential mortgage-backed securities. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of single-family or other type of mortgages. Principal and interest payments are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors such as us. Our mortgage-backed securities portfolio consists of participations or pass-through certificates issued by the Federal Home Loan Mortgage Corporation (the "FHLMC"), the Federal National Mortgage Association ("FNMA") and the Government National Mortgage Association ("GNMA"). GNMA certificates are guaranteed as to principal and interest by the full faith and credit of the United States, while FHLMC and FNMA certificates are guaranteed by those agencies only. Our mortgage-backed securities portfolio was classified as "held to maturity" at June 30, 1998.

    Expected maturities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

    Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed rate or adjustable mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed rate or adjustable rate) and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages.

    The Bank also has a $93,000 investment in a real estate mortgage investment conduits ("REMIC"). REMICs are securities derived by reallocating the cash flows from mortgage-backed securities or pools of mortgage loans in order to create multiple classes, or tranches, of securities with coupon rates and average lives that differ from the underlying collateral as a whole. At June 30, 1998, our REMIC had a weighted average life of one year. It is a fixed rate instrument currently paying principal in accordance with a predetermined schedule with an average yield of 7%.

    REMICs are subject to repayment by the mortgagors of the underlying collateral at any time. Such prepayment may subject our REMIC to yield and price volatility. To assess this volatility, the Federal Financial Institutions Examination Council ("FFIEC") adopted a policy in 1992 which requires an annual "stress" test of mortgage derivative securities. This policy, which has been adopted by the OTS, requires us to test the REMIC quarterly to determine whether
it is a  high-risk or nonhigh-risk security.   At June 30, 1998, the REMIC met
the criteria established by the policy to be designated as nonhigh-risk securities for continued classification as a suitable investment.

    The following table sets forth the carrying (i.e., amortized cost) value of our investment securities and mortgage-backed securities, at the dates indicated.

                                                    AT
                                                 JUNE 30,            AT DECEMBER 31,
                                                                 ----------------------
                                                   1998           1997            1996
                                                 --------        ------         -------
                                                             (IN THOUSANDS)
Available for sale:
  Lord Abbett U.S. Government Securities Fund..    $   --        $   --          $  197
Held to Maturity:
  Interest-bearing deposits in other banks.....     4,699         3,514           5,186
  Mortgage-backed securities...................     2,145         1,955           2,333
  Federal Home Loan Bank of Atlanta stock......       273           226             226
                                                   ------        ------          ------
      Total                                        $7,117        $5,695          $7,942
                                                   ======        ======          ======

     The following table sets forth the scheduled maturities, carrying values, market values and average yields for our investment portfolio at June 30, 1998.

                               ONE YEAR OR LESS    ONE TO FIVE YEARS    FIVE TO TEN YEARS     MORE THAN TEN YEARS
                             -------------------  -------------------  --------------------   -------------------
                                       WEIGHTED             WEIGHTED               WEIGHTED             WEIGHTED
                             CARRYING   AVERAGE   CARRYING   AVERAGE    CARRYING    AVERAGE   CARRYING   AVERAGE
                              VALUE      YIELD     VALUE      YIELD      VALUE       YIELD     VALUE      YIELD
                             --------  ---------  --------  ---------  ----------  --------   --------  ---------
                                                            (DOLLARS IN THOUSANDS)
Securities held to
 maturity:
  Interest-bearing deposits    $4,600      6.10%       $--        --%        $ 99      5.50%    $   --        --%
  Mortgage-backed
   securities..............        70      5.50         52      8.00          301      8.52      1,722      7.87
  FHLB stock...............        --        --         --        --           --        --        273      7.50
                               ------             --------                   ----               ------
       Total...............    $4,670      6.09%       $52      8.00%        $400      7.78%    $1,995      7.82%
                               ======             ========                   ====               ======

                              TOTAL INVESTMENT PORTFOLIO
                             ----------------------------
                                                WEIGHTED
                             CARRYING   MARKET   AVERAGE
                              VALUE     VALUE     YIELD
                             --------   ------  ---------

Securities held to
 maturity:
  Interest-bearing deposits    $4,699   $4,699      6.09%
  Mortgage-backed
   securities..............     2,145    2,200      7.89
  FHLB stock...............       273      273      7.50
                               ------   ------
       Total...............    $7,117   $7,172      6.69%
                               ======   ======

SOURCES OF FUNDS

     Deposits are our major external source of funds for lending and other investment purposes. Funds are also derived from the receipt of payments on loans and prepayment of loans and, to a much lesser extent, maturities of investment securities and mortgage-backed securities, borrowings and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.

     DEPOSITS. Consumer and commercial deposits are attracted principally from within our primary market area through the offering of a selection of deposit instruments including regular savings accounts, money market accounts, and term certificate accounts. IRA accounts are also offered. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate. The interest rates paid by us on deposits are set weekly at the direction of our senior management. Interest rates are determined based on our liquidity requirements, interest rates paid by our competitors, and our growth goals and applicable regulatory restrictions and requirements. We do not accept brokered deposits.

     At June 30, 1998, our deposits were represented by the various types of savings programs described below.

INTEREST        MINIMUM                                                    MINIMUM            PERCENTAGE OF
RATE (1)         TERM                     CATEGORY                         AMOUNT   BALANCES  TOTAL SAVINGS
--------        -------                   --------                         -------  --------  --------------
                                                                                 (DOLLARS IN THOUSANDS)

3.05 %          None                  Passbook accounts                     $   25   $ 3,022           8.63%
2.41            None                  Demand and NOW accounts                   25     2,193           6.26
4.04            None                  Money market accounts                  1,000     8,770          25.04

                                      Certificates of Deposit
                                      -----------------------

5.30            6 months              Fixed-Term, Fixed-Rate                   100     1,776           5.07
5.53            12 months             Fixed-Term, Fixed-Rate                   100     2,190           6.25
5.57            18 months             Fixed-Term, Fixed-Rate                   100       365           1.04
5.60            30 months             Fixed-Term, Fixed-Rate                   100       200            .57
5.74            36 months             Fixed-Term, Fixed-Rate                   100       490           1.40
6.46            48 months             Fixed-Term, Fixed-Rate                   100       152            .43
6.66            60 months             Fixed-Term, Fixed-Rate                   100     1,159           3.31
6.92            72 months             Fixed-Term, Fixed-Rate                   100     4,854          13.86
6.19                                  Other                                  1,000     9,847          28.11
                                                                                     -------         ------
6.21                                      Total certificates of deposit               21,033          60.04
                                                                                     -------         ------
4.15                                      Total deposits                             $35,018          99.97%
                                                                                     =======         ======
                                      Accrued interest on deposits                       .12            .03
                                                                                     -------         ------
                                          Total savings on deposits                  $35,030         100.00%
                                                                                     =======         ======

_________________
(1)  Indicates weighted average interest rate at June 30, 1998.

     The following table sets forth information about our average deposit balances and interest rates during the periods indicated.

                                       SIX MONTHS ENDED JUNE 30,                     YEAR ENDED DECEMBER 31,
                             ------------------------------------------    ----------------------------------------------
                                    1998                  1997                      1997                    1996
                             ------------------  ----------------------    ---------------------   ----------------------
                             AVERAGE   AVERAGE    AVERAGE      AVERAGE     AVERAGE     AVERAGE      AVERAGE     AVERAGE
                             BALANCE    RATE      BALANCE       RATE       BALANCE       RATE       BALANCE       RATE
                             -------  ---------  ---------   ----------    ---------   ---------   ---------   ----------
                                                              (DOLLARS IN THOUSANDS)
Now accounts...............  $ 1,788      2.85%    $ 1,752       2.90%       $ 1,740        2.89%    $ 1,628       2.76%
Money market deposits......    8,468      3.90       7,882       3.77          7,779        3.89       8,104       3.57
Passbook savings...........    2,864      2.93       2,622       3.00          2,587        2.97       2,701       2.99
Certificates of deposit....   20,671      5.94      16,946       5.81         17,748        5.88      16,363       5.98
                             -------               -------                   -------                 -------
  Total....................  $33,791      5.01     $29,202       4.84        $29,854        4.94     $28,796       4.84
                             =======               =======                   =======                 =======

     The following table sets forth our time deposits classified by interest rate at the dates indicated.

                               AT
                             JUNE 30,         AT DECEMBER 31,
                                           --------------------
                               1998         1997         1996
                             --------      -------      -------
   RATE                                 (IN THOUSANDS)
   ----
    4.00 -  5.99%..........  $11,986       $10,996      $10,314
    6.00 -  7.99%..........    9,047         9,112        6,062
    8.00 -  9.99%..........       --            --            2
                             -------       -------      -------
                             $21,033       $20,108      $16,378
                             =======       =======      =======

     The following table sets forth the amount and maturities of our time deposits at June 30, 1998.

                                                     AMOUNT DUE
                             -------------------------------------------------------------
                             LESS THAN    ONE TO      TWO TO        AFTER
     RATE                    ONE YEAR   TWO YEARS   THREE YEARS   THREE YEARS      TOTAL
     ----                    -------    ---------   -----------   -----------    ---------
                                                   (IN THOUSANDS)
 4.00 -  5.99%.............  $ 7,399      $ 3,093     $   446       $ 1,048        $11,986
 6.00 -  7.99%.............    3,103        2,165       2,798           981          9,047
                             -------      -------     -------       -------        -------
                             $10,502      $ 5,258     $ 3,244       $ 2,029        $21,033
                             =======      =======     =======       =======        =======

     The following table sets forth our savings activity for the periods indicated:

                             BALANCE AT                             BALANCE AT                                BALANCE AT
                              JUNE 30,  % OF       INCREASE         DECEMBER 31,   % OF         INCREASE      DECEMBER 31,   % OF
                               1998    DEPOSITS   (DECREASE)           1997      DEPOSITS      (DECREASE)       1996       DEPOSITS
                             -------   --------   ----------        -----------  ---------     ----------     -----------  --------
                                                                    (DOLLARS IN THOUSANDS)
Demand and NOW accounts....  $ 2,193      6.26%    $   114         $ 2,079          6.37%       $   (45)       $ 2,124        7.29%
Money market deposit.......    8,770     25.04         954           7,816         23.96           (158)         7,974       27.39
Passbook savings accounts..    3,022      8.63         417           2,605          7.99            (22)         2,627        9.03
Certificates of deposit....   19,001     54.24         349          18,652         57.18          4,555         14,097       48.42
Jumbo certificates.........    2,032      5.80         576           1,456          4.46           (825)         2,281        7.83
Accrued interest on
 deposits..................       12       .03          (2)             14           .04              1            13          .04
                             -------   -------     -------         -------       -------        -------       -------       ------
                              35,030    100.00%    $ 2,408         $32,622        100.00%       $ 3,506       $29,116       100.00%
                             =======   =======     =======         =======       =======        =======       =======       ======

     The following table indicates the amount of our certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 1998.


                                                      CERTIFICATES
                MATURITY PERIOD                        OF DEPOSIT
                ---------------                     --------------
                                                    (IN THOUSANDS)
                Three months or less...........         $  100
                Over three through six months..            141
                Over six through 12 months.....            215
                Over 12 months.................          1,576
                                                        ------
                   Total.......................         $2,032
                                                        ======

SAVINGS DEPOSIT ACTIVITY

     The following table sets forth our savings activities for the periods indicated.


                                           SIX MONTHS ENDED                YEAR ENDED
                                               JUNE 30,                   DECEMBER 31,
                                       ------------------------     ---------------------
                                         1998          1997         1997          1996
                                       ---------  -------------     --------  -----------
                                                     (DOLLARS IN THOUSANDS)
Opening balance......................   $32,607     $29,103         $29,103      $29,162
Net increase (decrease) before
   interest credited.................     1,585         (21)          2,027       (1,464)
Interest credited....................       826         702           1,477        1,405
                                        -------     -------         -------      -------
  Ending balance.....................   $35,018     $29,784         $32,607      $29,103
                                        =======     =======         =======      =======

Net increase (decrease)..............   $ 2,411     $   681         $ 3,504      $   (59)
                                        =======     =======         =======      =======

Percent increase (decrease)..........      7.39%       2.34%          12.04%        (.20)%
                                        =======     =======         =======      =======

     BORROWINGS. Advances (borrowings) may be obtained from the FHLB of Atlanta to supplement our supply of lendable funds. Advances from the FHLB of Atlanta are typically secured by a pledge of our stock in the FHLB of Atlanta, a portion of our first mortgage loans and other assets. Each FHLB credit program has its own interest rate, which may be fixed or adjustable, and range of maturities.
At June 30, 1998, we had no borrowings from the FHLB of Atlanta.


                                                  AT OR FOR THE                        AT OR FOR THE
                                                 SIX MONTHS ENDED                        YEAR ENDED
                                                     JUNE 30,                           DECEMBER 31,
                                              -----------------------   -----------------------------
                                                1998        1997             1997             1996
                                              --------  -------------   -------------      ----------
                                                            (DOLLARS IN THOUSANDS)
Amounts outstanding at end of period:
  FHLB advances.............................     $  --          $  --         $   --       $  --
  Other short-term borrowings...............        --             --             --          --
Weighted average rate paid on:
  Other short-term borrowings...............        --             --             --          --

Maximum amount of borrowings outstanding
  at any month end:
  FHLB advances.............................     $  --          $  --         $1,600       $  --
  Other short-term borrowings...............        --             --             --          --

Approximate average short-term borrowings
  outstanding with respect to:
  FHLB advances.............................     $  --          $  --         $  350       $  --
  Other short-term borrowings...............        --             --             --          --
Approximate weighted average rate paid on:
  Other short-term borrowings...............        --             --             --          --

COMPETITION

     We compete for deposits with other insured financial institutions such as commercial banks, thrift institutions, credit unions, finance companies, and multi-state regional banks in our market area. Loan competition varies depending upon market conditions. Our competition in originating real estate loans comes primarily from commercial banks, thrift institutions, credit unions and mortgage bankers, many of whom have greater resources than we have.

PROPERTIES

     The following table sets forth certain information regarding our offices and other material property. For a discussion of planned changes in our properties, see "Use of Proceeds."

                                                   BOOK VALUE     DEPOSITS
                                            YEAR    OWNED OR    AT JUNE 30,    APPROXIMATE    AT JUNE 30,
                                           OPENED    LEASED       1998 (1)    SQUARE FOOTAGE     1998
                                           ------  -----------  ------------  --------------  -----------
                                                       (DEPOSITS IN THOUSANDS)
MAIN OFFICE:
1844 E. Joppa Road                         1983     Leased (2)  $      0        3,150         $18,614,000
Baltimore, Maryland

BRANCH OFFICE:
8705 Harford Road
Baltimore, Maryland                        1923      Owned        28,000          750          16,404,000

EXECUTIVE OFFICES:
8005 Harford Road
Baltimore, Maryland                        1998     Leased (3)    48,000        2,915              N/A

------------------

(1)  Cost less accumulated depreciation and amortization.
(2)  Present lease expires 08/31/98 and has been renewed through 03/31/03.
(3)  Lease commenced March 10, 1998 and will expire on June 10, 2000.


     The book value of our investment in premises and equipment totaled $135,000 at June 30, 1998. See note 5 of notes to financial statements.

PERSONNEL

     At June 30, 1998, we had 8 full-time and 2 part-time employees. None of our employees are represented by a collective bargaining group. We believe that our relationship with our employees is good.

LEGAL PROCEEDINGS

     We are, from time to time, a party to legal proceedings arising in the ordinary course of our business, including legal proceedings to enforce our rights against borrowers. We are not currently a party to any legal proceedings which are expected to have a material adverse effect on our financial statements.

                                   REGULATION

     Set forth below is a brief description of certain laws which relate to us. The description is not complete and is qualified in its entirety by references to applicable laws and regulations.

GENERAL

     As a federally chartered, SAIF-insured savings institution, we are subject to extensive regulation by the OTS and the FDIC. Our lending activities and other investments must comply with various federal and state statutory and regulatory requirements, and the OTS periodically examines us for compliance with various regulatory requirements. The FDIC also has authority to conduct periodic examinations of us. We must file reports with the OTS describing our activities and our financial condition and we must obtain approvals from regulatory authorities before entering into certain transactions such as the conversion or mergers with other financial institutions. We are also subject to certain reserve requirements promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve System"). Our relationship with our depositors and borrowers is also regulated to a great extent by federal and state law, especially in such matters as the ownership of savings accounts and the form and content of our mortgage documents. This supervision and regulation
are primarily intended to protect depositors.   The regulatory structure also
gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in regulations, whether by the OTS, the FDIC or any other government agency, could have a material adverse impact on our operations.

PROPOSED LEGISLATIVE AND REGULATORY CHANGES

     The U.S. Congress is in the process of drafting legislation which may have a profound effect on the financial services industry. On May 13, 1998, the U.S. House of Representatives passed H.R. 10, the "Financial Services Competition Act of 1998," which calls for a sweeping modernization of the banking system that would permit affiliations between commercial banks, securities firms, insurance companies and, subject to certain limitations, other commercial enterprises.
The stated purposes of H.R. 10 are to enhance consumer choice in the financial services marketplace, level the playing field among providers of financial services and increase competition. H.R. 10 removes many of the statutory restrictions contained in current laws regulating the financial services industry and calls for a new regulatory framework of financial institutions and their holding companies. H.R. 10. however, preserves the thrift charter and all existing thrift powers, but would restrict the activities of new unitary thrift holding companies. The Senate is now considering and may further modify H.R.
10. At this time, it is unknown whether H.R. 10 will be enacted into law, or if enacted, what form the final version of such legislation might take and how such legislation may affect our and our holding company's business and operations.

REGULATION OF NORTHFIELD FEDERAL SAVINGS


     INSURANCE OF DEPOSIT ACCOUNTS. The FDIC maintains two separate funds for the insurance of deposits up to prescribed statutory limits. The Bank Insurance Fund ("BIF") insures the deposits of commercial banks and the SAIF insures the deposits of savings institutions. We are a member of the SAIF. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such assessment rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments are set within a range, based on the risk the institution poses to its deposit insurance fund. This risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.


     Because a significant portion of the assessments paid into the SAIF by savings institutions were used to pay the cost of prior savings institution failures in the past years, the reserves of the SAIF fell below the level
required by law.   As a result, deposit insurance premiums for deposits insured by the BIF (which met its required reserve level) were substantially less than premiums for deposits such as ours which are insured by the SAIF. In order to recapitalize the SAIF and to eliminate the BIF-SAIF premium disparity, in November 1996 the FDIC imposed a one-time special assessment equal to $0.657 per $100 of SAIF-assessable deposits held at March 31, 1995, on institutions with deposits insured by the SAIF. We recognized this special assessment of $182,000 during fiscal 1996.

     As a result, beginning January 1, 1997, our annual deposit insurance premium was reduced from 0.23% to .064% of total assessable deposits. However, BIF institutions still pay lower assessments than comparable SAIF institutions because BIF institutions pay only 20% of the rate being paid by SAIF institutions on their deposits with respect to obligations issued by the Financing Corp., a federally chartered corporation which provided some of the financing required to resolve the thrift crisis in the 1980s.


     REGULATORY CAPITAL REQUIREMENTS. OTS capital regulations require savings institutions to meet three capital standards: (i) tangible capital equal to at least 1.5 % of total adjusted assets, (ii) core capital equal to at least 3% of total adjusted assets, and (iii) risk-based capital equal to at least 8% of total risk-weighted assets. In addition, the OTS may require that a savings institution that has a risk-based capital ratio less than 8%, a ratio of Tier 1 capital to risk-weighted assets of less than 4% or a ratio of Tier 1 capital to adjusted total assets of less than 4% (3% if the institution has received the highest rating on its most recent examination) take certain actions to increase
its capital ratios.   If the institution's capital is significantly below the
minimum required levels or if it is unsuccessful in increasing its capital ratios, the OTS may significantly restrict its activities.

     Tangible capital is defined as core capital less all intangible assets (including supervisory goodwill), less certain mortgage servicing rights and less certain investments. Core capital is defined as common stockholders' equity (including retained earnings), non-cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain non-withdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less non-qualifying intangible assets, certain mortgage servicing rights and certain investments. Tier 1 has the same definition as core capital.

     Risk-based capital equals the sum of core capital plus supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan
losses.   Overall, supplementary capital is limited to 100% of core capital.  A savings institution must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets. At June 30, 1998, we were in compliance with all regulatory capital requirements as is shown on the table below.

                                                    PERCENT
                                         AMOUNT     OF ASSETS
                                        ---------  ------------
                                        (DOLLARS IN THOUSANDS)

      Tangible capital................     $3,087         7.92%
      Tangible capital requirement....        585         1.50
                                           ------        -----
        Excess........................     $2,502         6.42%
                                           ======        =====

      Core capital....................     $3,087         7.92%
      Core capital requirement........      1,170         3.00
                                           ------        -----
        Excess........................     $1,917         4.92%
                                           ======        =====

      Risk-based capital..............     $3,287        17.11%
      Risk-based capital requirement..      1,537         8.00
                                           ------        -----
        Excess........................     $1,750         9.11%
                                           ======        =====

     The risk-based capital standards of the OTS generally require savings institutions with more than a "normal" level of interest rate risk to maintain additional total capital. An institution's interest rate risk will be measured in terms of the sensitivity of its "net portfolio value" to changes in interest rates. Net portfolio value is defined, generally, as the present value of expected cash inflows from existing assets and off-balance sheet contracts less the present value of expected cash outflows from existing liabilities. A savings institution will be considered to have a "normal" level of interest rate risk exposure if the decline in its net portfolio value after an immediate 200 basis point increase or decrease in market interest rates (whichever results in the greater decline) is less than two percent of the current estimated economic value of its assets. An institution with a greater than normal interest rate risk will be required to deduct from total capital, for purposes of calculating its risk-based capital requirement, an amount (the "interest rate risk component") equal to one-half the difference between the institution's measured interest rate risk and the normal level of interest rate risk, multiplied by the economic value of its total assets.

     The OTS calculates the sensitivity of an institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, to be deducted from an institution's total capital will be based on the institution's Thrift Financial Report filed two quarters earlier. Savings institutions with less than $300 million in assets and a risk-based capital ratio above 12% are generally exempt from filing the interest rate risk schedule with their Thrift Financial Reports. However, the OTS may require any exempt institution that it determines may have a high level of interest rate risk exposure to file such schedule on a quarterly basis and may be subject to an additional capital requirement based upon its level of interest rate risk as compared to its peers. Due to our size and risk-based capital level, we are exempt from the interest rate risk component.


     At June 30, 1998, we were "well-capitalized" under applicable regulations.

     DIVIDEND AND OTHER CAPITAL DISTRIBUTION LIMITATIONS. OTS regulations require us to give the OTS 30 days advance notice of any proposed declaration of dividends to the Company. The OTS may prohibit the payment of dividends by us to the Company. In addition, we may not declare or pay a cash dividend on our capital stock if the effect would be to reduce our regulatory capital below the amount required for the liquidation account to be established at the time of the conversion. See "The Conversion -- Effects of Conversion to Stock Form on Depositors and Borrowers of Northfield Federal Savings -- Liquidation Account."


     OTS regulations set a limit upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger, and other distributions charged against capital. The rule establishes three tiers of institutions based primarily on an institution's capital level. An institution that exceeds all of its fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 institution") and has not been advised by the OTS that it is in need of more than the normal supervision can, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of (i) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. Any additional capital distributions require prior regulatory notice. As of June 30, 1998, we qualified as a Tier 1 institution.

     In the event our capital falls below our fully phased-in requirement or the OTS notifies us that we are in need of more than normal supervision, we would become a Tier 2 or Tier 3 institution and as a result, our ability to make capital distributions could be restricted. Tier 2 institutions, which are institutions that before and after the proposed distribution meet their current minimum capital requirements, may only make capital distributions of up to 75% of net income over the most recent four quarter period. Tier 3 institutions, which are institutions that do not meet current minimum capital requirements and propose to make a capital distribution, and Tier 2 institutions that propose to make a capital distribution in excess of the noted safe harbor level, must obtain OTS approval prior to making such distribution. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. The OTS has proposed rules relaxing certain approval and notice requirements for well-capitalized institutions.

     A savings institution is prohibited from making a capital distribution if, after making the distribution, the savings institution would be undercapitalized (i.e., not meet any one of its minimum regulatory capital requirements). Further, a savings institution cannot distribute regulatory capital that is needed for its liquidation account.


     QUALIFIED THRIFT LENDER TEST. Savings institutions must meet a Qualified Thrift Lender test. We must maintain at least 65% of our portfolio assets (total assets less intangible assets, property we use in conducting our business and liquid assets in an amount not exceeding 20% of total assets) in Qualified Thrift Investments to satisfy the test. Qualified Thrift Investments consist primarily of residential mortgage loans and mortgage-backed and other securities related to domestic, residential real estate or manufactured housing. The shares of stock we own in the FHLB of Atlanta also qualify as Qualified Thrift Investments. Subject to an aggregate limit of 20% of portfolio assets, we may also count the following as Qualified Thrift Investments: (i) 50% of the dollar amount of residential mortgage loans originated for sale, (ii) investments in the capital stock or obligations of any service corporation or operating subsidiary as long as such subsidiary derives at least 80% of its revenues from domestic housing related activities, (iii) 200% of the dollar amount of loans and investments to purchase, construct or develop "starter homes," subject to certain other restrictions, (iv) 200% of the dollar amount of loans for the purchase, construction or development of domestic residential housing or community centers in "credit needy" areas or loans for small businesses located in such areas, (v) loans for the purchase, construction or development of community centers, (vi) loans for personal, family, household or educational purposes, subject to a maximum of 10% of portfolio assets, and (vii) shares of FHLMC or FNMA stock.

     If we satisfy the test, we will continue to enjoy full borrowing privileges from the FHLB of Atlanta. If we do not satisfy the test we may lose our borrowing restrictions and be subject to activities and branching restrictions applicable to national banks. Compliance with the Qualified Thrift Lender test is determined on a monthly basis in nine out of every 12 months. As of June 30, 1998, we were in compliance with our Qualified Thrift Lender requirement with approximately 95.96% of our assets invested in Qualified Thrift Investments.

     COMMUNITY REINVESTMENT ACT. In enacting the CRA, the Congress required each federal banking regulatory agency to assess an institution's record of helping to meet the credit needs of the local communities in which the institution is chartered, consistent with the safe and sound operation of the institution, and to take this record into account in the agency's evaluation of an application for a deposit facility by the institution. OTS regulations provide that the OTS will take into account the record of performance under the CRA for, among other things, the following applications: (i) the establishment of branches or other deposit-accepting facilities of a savings institution; (ii) the relocation of a main office or branch of a savings institution; (iii) the merger or consolidation of a savings institution with another depository institution; or (iv) acquisition by a thrift holding company of a savings institution. A savings institution's record of CRA performance may be the basis for denying or conditioning approval of any of these types of applications. The OTS rates the performance of a savings institution under the applicable CRA performance standards and assigns one of the following ratings: Outstanding, Satisfactory, Needs to Improve, or Substantial NonCompliance. In its last CRA evaluation, we received a rating of "Needs to Improve." For a detailed discussion of the risks associated with this rating and our response to receipt of the rating, see "Risk Factors -- Risks Associated with "Needs to Improve CRA Rating" and "Management's Discussion and Analysis and Results of Operations --CRA Compliance."

     TRANSACTIONS WITH AFFILIATES. Generally, transactions between a savings institution and its affiliates are subject to certain limitations. Such transactions must be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain of these transactions are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided
by affiliates in order to receive loans from the savings institution.   Our
affiliates include the Company and any company which would be under common control with us. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institution as affiliates on a case-by-case basis.


     LOANS TO DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS. Loans from us to our directors, executive officers and, subsequent to the conversion, our principal stockholders may not be made on terms more favorable than those afforded to other borrowers. In addition, we cannot make loans in excess of certain levels to directors, executive officers or 10% or greater stockholders (or any of their affiliates) unless the loan is approved in advance by a majority of our board of directors with any "interested" director not voting.
We are also prohibited from paying any overdraft of any of our executive officers or directors. We are also subject to certain other restrictions on the amount and type of loans to executive officers and directors and must annually report such loans to our regulators.

     LIQUIDITY REQUIREMENTS. All savings institutions are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings institutions. At June 30, 1998, our required liquid asset ratio was 4% and our actual ratio was 26%. Monetary penalties may be imposed upon institution for violations of liquidity requirements.

     FEDERAL HOME LOAN BANK SYSTEM. We are a member of the FHLB of Atlanta, which is one of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB.

     As a member, we are required to purchase and maintain stock in the FHLB of Atlanta in an amount equal to at least 1% of our aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year, or 1/20 of our advances from the FHLB of Atlanta, whichever is greater. At June 30, 1998, we had $272,900 in FHLB stock, at cost, which was in compliance with this requirement.

     FEDERAL RESERVE SYSTEM. The Federal Reserve System requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. The balances maintained to meet the reserve requirements imposed by the Federal Reserve System may be used to satisfy the liquidity requirements that are imposed by the OTS. At June 30, 1998, our reserve met the minimum level required by the Federal Reserve System.

HOLDING COMPANY REGULATION

     GENERAL. The Company will be required to register and file reports with the OTS and will be subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over the Company and any non-savings institution subsidiaries. This will permit the OTS to restrict or prohibit activities that it determines to be a serious risk to us. This regulation is intended primarily for the protection of our depositors and not for the benefit of you, as stockholders of the Company.

     The Company will also be required to file certain reports with, and comply with the rules and regulations of the SEC under the federal securities laws.

     ACTIVITIES RESTRICTIONS. Since the Company will only own one savings institution, it will be able to diversify its operations into activities not related to banking, but only so long as we satisfy the Qualified Thrift Lender Test. If the Company controls more than one savings institution, it would lose the ability to diversify its operations into non-banking related activities, unless such other savings institutions each also qualify as a Qualified Thrift Lender and were acquired in a supervised acquisition. See "-- Qualified Thrift Lender Test."

     RESTRICTIONS ON ACQUISITIONS. The Company must obtain approval from the OTS before acquiring control of any other savings institution or savings and loan holding company, substantially all the assets thereof or in excess of 5% of the outstanding shares of another savings institution or savings and loan holding company. The Company's directors and officers or persons owning or controlling more than 25% of the Company's stock, must also obtain approval of the OTS before acquiring control of any savings institution or savings and loan holding company.

     The OTS may only approve acquisitions that will result in the formation of a multiple savings and loan holding company which controls savings institutions in more than one state if: (i) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office in the state of the institution to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings institution pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act; or
(iii) the statutes of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).

     FEDERAL SECURITIES LAW. The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the common stock. Upon completion of the conversion, the common stock will be registered with the SEC under the Exchange Act and, under OTS regulations, generally may not be deregistered for at least three years thereafter. The Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the Exchange Act.

     The registration under the Securities Act of the common stock does not cover the resale of such shares. Shares of the common stock purchased by persons who are not affiliates of the Company may generally be resold without registration. Shares purchased by an affiliate of the Company will be subject to certain resale restrictions. An affiliate is a person directly, or indirectly through one or more intermediaries, who controls, or is controlled by, or is under common control with the Company. As long as the Company meets the current public information requirements, each affiliate of the Company who complies with the other conditions would be able to sell a limited number of shares based upon the number of shares outstanding and the average trading volume for the common stock.

                                   TAXATION
FEDERAL TAXATION

     We are subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations.
However, prior to August 1996, savings institutions such as us, which met certain definitional tests and certain other conditions prescribed by the Code could benefit from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. The amount of the bad debt deduction that a qualifying savings institution could claim for tax purposes with respect to additions to its reserve for bad debts for "qualifying real property loans" could be based upon our actual loss experience (the "experience method") or as a percentage of our taxable income (the "percentage of taxable income method"). Historically, we used the method that would allow us to take the largest deduction.

     In August 1996, the Code was revised to equalize the taxation of savings institutions and banks. Savings institutions, such as us, no longer have a choice between the percentage of taxable income method and the experience method in determining additions to bad debt reserves. Thrifts with $500 million of assets or less may still use the experience method, which is generally available to small banks currently. Larger thrifts may only take a tax deduction when a loan is actually charged off. Any reserve amounts added after 1987 will be taxed over a six year period beginning in 1996; however, bad debt reserves set aside through 1987 are generally not taxed. A savings institution may delay recapturing into income its post-1987 bad debt reserves for an additional two years if it meets a residential-lending test. This law is not expected to have a material impact on us. At June 30, 1998, we had $119,526 of post-1987 bad debt reserves.

     Earnings appropriated to our bad debt reserve and claimed as a tax deduction including our supplemental reserves for losses will not be available for the payment of cash dividends or for distribution (including distributions made on dissolution or liquidation), unless we include the amount in income, along with the amount deemed necessary to pay the resulting federal income tax. If such amount is used for any purpose other than bad debt losses, including a dividend distribution or a distribution in liquidation, it will be subject to federal income tax at the then current rate.

     The Code imposes a tax ("AMT") on alternative minimum taxable income ("AMTI") at a rate of 20%. AMTI is increased by certain preference items, including the excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method. Only 90% of AMTI can be offset by net operating loss carryovers of which we currently have none. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, our AMTI is increased by an amount equal to 75% of the amount by which our adjusted current earnings exceeds our AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). In tax years beginning after December 31, 1997, a "small" corporation will not be subject to the AMT because its tentative minimum tax will be treated as zero. For a tax year beginning in 1998, a corporation that has had average annual gross receipts of $5,000,000 or less for its 1995-1997 tax years will be a small corporation. Once a corporation is recognized as a small corporation, it will continue to be exempt from AMT as long as its average annual gross receipts for the prior 3-year period is not in excess of $7,500,000. If a corporation ceases to be a small corporation, the AMT will apply prospectively only.

     The Company may exclude from its income 100% of dividends received from us as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group, except that an 80% dividends received deduction applies if the Company owns more than 20% of the stock of a corporation paying a dividend. The above exclusion amounts, with the exception of the affiliated group figure, were reduced in years in which we availed our self of the percentage of taxable income bad debt deduction method.

     Our federal income tax returns have not been audited by the IRS in the last ten years.

STATE TAXATION

     We will continue to be subject to Maryland corporation income tax which is 7%. The Company is incorporated under Maryland law.

                           MANAGEMENT OF THE COMPANY

     Our board of directors consists of the same individuals who serve as directors of Northfield Federal Savings. Our articles of incorporation and bylaws require that directors be divided into three classes, as nearly equal in number as possible. Each class of directors serves for a three-year period, with approximately one-third of the directors elected each year. Our officers will be elected annually by the board and serve at the board's discretion.

     The following individuals will serve as executive officers of the Company.

          NAME                     POSITION(S) WITH THE COMPANY
          ----                     ----------------------------

          G. Ronald Jobson         President and Chief Executive Officer
          John P. Sabol, Jr.       Vice President/Treasurer/Chief Financial
                                   Officer
          J. Thomas Hoffman        Secretary


                   MANAGEMENT OF NORTHFIELD FEDERAL SAVINGS

DIRECTORS AND EXECUTIVE OFFICERS

     Our board of directors is composed of six members, each of whom serves for a term of three years. Our proposed stock charter and bylaws require that directors be divided into three classes, as nearly equal in number as possible. Each class of directors serves for a three-year period, with approximately one-third of the directors elected each year. Our officers are elected annually by our board and serve at the board's discretion.

     The following table sets forth information with respect to our directors and executive officers, all of whom will continue to serve in the same capacities after the conversion.

                           AGE AS OF               POSITIONS(2)                 DIRECTOR        TERM
NAME                     JUNE 30, 1998            WITH THE BANK                  SINCE          EXPIRES
----                     -------------            -------------                 --------        -------
Gary R. Bozel                 40                  Chairman of the Board           1985          2001
G. Ronald Jobson              62                  President, Chief Executive      1994          2000
                                                   Officer and Director
J. Thomas Hoffman             50                  Secretary and Director          1983          2000
E. Thomas Lawrence, Jr.       43                  Director                        1994          1999
David G. Rittenhouse          82                  Director                        1974          1999
William R. Rush               41                  Director                        1983          2001

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
----------------------------------------

Anthony B. Quigley            60                  Vice President
John P. Sabol, Jr.            32                  Vice President, Chief Financial
                                                   Officer and Treasurer

     The business experience for the past five years of each of the directors and executive officers is as follows:

     GARY R. BOZEL is a self-employed certified public accountant practicing in Towson, Maryland. He has served as our Chairman of the Board since 1996 and served as our President from 1993 to 1996. He is a member of the board of directors and finance committee of the Towson Golf and Country Club.

     G. RONALD JOBSON has been our President and Chief Executive Officer since 1996. From 1984 to that time, he served as our Executive Vice President and Chief Executive Officer. He is active with the Country Club of Maryland and Parkville American Legion Post 184.

     J. THOMAS HOFFMAN serves as our Secretary and is a self-employed sales consultant of financial products in Towson, Maryland. Mr. Hoffman is also a registered representative with John Hancock Financial Distributors Services, Inc., and is a member of the Parkville Optimist Club and Towson Business Association.

     E. THOMAS LAWRENCE, JR. is a painting contractor with Preferred Painting & Wall Covering Services, Inc., located in Fallston, Maryland; from 1972 to July 1995 he was Vice President of Painting Services, Inc. in Baltimore, Maryland.

     DAVID G. RITTENHOUSE is the chief executive officer of the Rittenhouse Fuel Company, a heating oil, heat and air conditioning servicer located in Baltimore, Maryland.

     WILLIAM R. RUSH is a teacher and director of summer programs at the McDonogh School. Prior to 1997, Mr. Rush was a real estate appraiser and owner of a bar and restaurant in Parkville, Maryland. He is a member of the Maryland Association of Physical Education, Health, Recreation & Dance, the Maryland State Youth Soccer Association and Senior Olympics.

     ANTHONY B. QUIGLEY has been employed by us since 1984 and currently serves as our Vice President, Security Officer and Savings Compliance Officer. He is a member of the Glen Burnie Park Improvement Association and the Holy Trinity Roman Catholic Church.

     JOHN P. SABOL, JR. has been employed with us since February 1993. He began his employment with us as a management trainee and, in November 1997, was appointed as our Vice President and Chief Financial Officer. He is a member of the Financial Managers Society.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors conducts its business through meetings of the board and through activities of its committees. During the year ended December 31, 1997, the board of directors held 26 regular meetings and two special meetings. No director attended fewer than 75% of the total meetings of the board of directors and committees on which such director served during the year ended December 31, 1997.

DIRECTOR COMPENSATION

     Our board meets twice per month. Each of the directors is paid an annual fee of $5,400. Total aggregate fees paid to the current directors, including a $6,000 year-end bonus paid to each director, for the year ended December 31, 1997 were $68,635.

     DEFERRED COMPENSATION PLAN. We adopted the Northfield Federal Savings Deferred Compensation Plan, effective December 24, 1997 for our directors and select executive officers. Under the plan, before each calendar year begins, each non-employee director may elect to defer receipt of all or part of his future fees and any other participant may elect to defer receipt of up to 25% of his salary or 100% of his bonus compensation for the year. Deferred amounts are credited at the end of the calendar year to bookkeeping accounts in the name of each participant. In addition, on December 31, 1997, each director's account was credited with the product of $2,500 and the director's full years of
service as a director, up to 10 years.   In recognition of their accrued years
of service for us, the accounts of Messrs. Bozel, Hoffman, Jobson, Lawrence, Rittenhouse and Rush were credited with $25,000, $25,000, $7,500, $7,500, $25,000 and $25,000, respectively. On each December 31st after 1997, an additional $2,500 will be credited to the accounts of directors other than those with more than 10 years of Board service. Until distributed in accordance with the terms of the plan, each participant's account will be credited with a rate of return equal to our highest rate of interest paid on our one-year certificates of deposit. Beginning with the conversion, each participant may prospectively elect to have his account credited with either the highest return paid by us on our one-year certificates of deposit or the total return on the common stock of our holding company.

     Participants are fully vested in their accounts at all times. Each participant may elect to receive plan benefits in a lump sum or in equal annual payments over a period of years designated by the participant. In the absence of an election the participant will receive payments in five substantially equal installments. In the event of a participant's death, the balance of his plan account will be paid in a lump sum (unless the participant elects to continue the previously designated distribution method) to his designated beneficiary, or if none, his estate.

     We have established a trust in order to hold assets with which to pay plan benefits to participants. Trust assets are subject to claims of general creditors. In the event a participant prevails over us in a legal dispute as to the terms or interpretation of the plan, he would be reimbursed for his legal and other expenses. Upon the implementation of the plan, we recognized compensation expense totaling $115,000 to provide for participants' initial account balances.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table sets forth the cash and non-cash compensation awarded to or earned by our chief executive officer at December 31, 1997. No other employee earned in excess of $100,000 for the year ended December 31, 1997.

                                          ANNUAL COMPENSATION
                              -------------------------------------------------
                                                    OTHER ANNUAL        ALL OTHER
NAME                YEAR      SALARY    BONUS     COMPENSATION(1)     COMPENSATION(2)
----                ----      ------    -----     ---------------     ---------------
G. Ronald Jobson    1997      $58,000   $8,000    $11,400             $6,515

-------------------------
(1)  Consists of director fees.

(2)  Consists of 401(k) Plan contribution ($3,300) and country club fees
     ($3,215).


     EMPLOYMENT AGREEMENT. We have entered into an employment agreement with our President, Ronald Jobson. Mr. Jobson's base salary under the employment agreement is $75,000. The employment agreement has a term of 12 months. The agreement is terminable by us for "just cause" as defined in the agreement. If we terminate Mr. Jobson without just cause or if Mr. Jobson terminates his employment for "good reason", Mr. Jobson will be entitled to a continuation of his salary for a period of 12 months following the date of termination. The employment agreement also contains a provision stating that in the event of the termination of employment in connection with any change in control of the Company or us within the first 12 months of the agreement, Mr. Jobson will be paid a lump sum amount equal to his base salary for the remainder of the 12 month period and 1.99 times his base salary for a 12 month period. If the termination in connection with a change in control occurs between the first and second years of the agreement (if the agreement is renewed by the board past the initial term), Mr. Jobson will be paid a lump sum equal to his base salary for the remainder of the 12 month period and .99 times his base salary for a 12 month period. The maximum amount that Mr. Jobson could currently receive is $224,250 (assuming the full length of his remaining term). The aggregate payments that would have been made to Mr. Jobson would be an expense to us, thereby reducing our net income and our capital by that amount. The agreement may be renewed annually by our board of directors upon a determination of satisfactory performance within the board's sole discretion. If Mr. Jobson shall become disabled during the term of the agreement, he shall continue to receive payment of 100% of the base salary and benefits through the date of termination. Such payments shall not be reduced by any other benefit payments made under other disability program in effect for our employees. If Mr. Jobson's employment terminates, he will be entitled to purchase from us family medical insurance through any group health plan maintained by us, until he becomes eligible to participate in Medicare.

     EMPLOYEE STOCK OWNERSHIP PLAN. We have established the ESOP for the exclusive benefit of our participating employees, to be implemented upon the completion of the conversion. Participating employees are employees who have completed one year of service with us (including at least 1,000 hours of service) and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the ESOP will be submitted to the IRS. Although no assurances can be given, we expect that the ESOP will receive a favorable letter of determination from the IRS.

     The ESOP is to be funded by contributions made by us in cash or common stock. Benefits may be paid either in shares of the common stock or in cash.
In accordance with the Plan, the ESOP may borrow funds with which to acquire up to 8% of the common stock to be issued in the conversion. The ESOP intends to borrow funds from the Company. The loan is expected to be for a term of 12 years at an annual interest rate equal to the prime rate plus one percentage
point, adjusted annually on each January 1st.   Presently it is anticipated that
the ESOP will purchase up to 8% of the common stock to be issued in the offering (30,400 shares based on the midpoint of the Estimated Valuation Range). The loan will be secured by the shares purchased. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participant accounts as the loan is repaid. We anticipate contributing approximately $30,000 annually (based on a 30,400 share purchase) to the ESOP to meet principal obligations under the ESOP loan, as proposed. It is anticipated that all such contributions will be tax-deductible. This loan is expected to be fully repaid in approximately 12 years.

     Shares sold above the maximum of the Estimated Valuation Range (i.e., more than 437,000 shares) may be sold to the ESOP before satisfying remaining unfilled orders of Eligible Account Holders to fill the ESOP's subscription or the ESOP may purchase some or all of the shares covered by its subscription after the conversion in the open market.

     Contributions to the ESOP and shares released from the suspense account will be allocated among participant accounts on the basis of each participant's annual wages subject to federal income tax withholding, plus any amounts withheld under a plan qualified under Section 125 or 401(k) of the Code and sponsored by us. All participants must be employed at least 500 hours in a plan year in order to receive an allocation. Participants will become 20% vested in their ESOP account balances for each year of service after 1997, up to a maximum of 100% for five years of service. Vesting will be accelerated upon retirement, death, disability, change in control of the Company, or termination of the ESOP. Forfeitures will be reallocated to participants on the same basis as other contributions in the plan year. Benefits will be payable in the form of a lump sum upon retirement, death, disability or separation from service. Our contributions to the ESOP are discretionary and may cause a reduction in other forms of compensation. Therefore, benefits payable under the ESOP cannot be estimated.

     In the event of a change in control of us, the outstanding balance of any loans used to finance the purchase of shares by the ESOP will be payed off through a transfer or sale of shares held as collateral under such loan, with any remaining shares allocated to participant accounts pro rata based on their account balances. Participants terminating employment on or after the change in control will be entitled to receive a cash payment from the Company or its successor equal to the amount, if any, which would have been allocated to the participant's account immediately following the change in control but was precluded from allocation based on allocation limits applicable under federal tax laws .

     The board of directors has appointed non-employee directors to the ESOP Committee to administer the ESOP and to serve as the initial ESOP Trustees. The board of directors or the ESOP Committee may instruct the ESOP Trustees regarding investments of funds contributed to the ESOP. The ESOP Trustees must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP Trustees as directed by the board of directors or the ESOP Committee, subject to the Trustees' fiduciary duties.

     401(K) PLAN. Our 401(k) Plan has been amended to eliminate matching contributions as of April 1, 1998 and is being amended in connection with the conversion to allow participants a one-time right to direct that all or part of their account balances be invested in Company common stock. Participants will retain the right to vote those shares held in trust for them under the 401(k) Plan.

PROPOSED FUTURE STOCK BENEFIT PLANS

     STOCK OPTION PLAN. We intend to adopt a stock option plan (the "Option Plan") following the conversion, subject to approval by the Company's stockholders, at a stockholders' meeting which we currently expect to be held no sooner than one year after the conversion. However, the Company may hold a stockholders' meeting as soon as six months after the conversion to adopt the Option Plan. If the Option Plan is adopted during the first year following the conversion, the Option Plan would be in compliance with the OTS conversion regulations in effect. See "-- Restrictions on Stock Benefit Plans." If the Option Plan is implemented more than one year after the conversion, which we expect, the Option Plan will comply with OTS regulations and policies that are applicable at such time. If the Option Plan is implemented within one year after the conversion, in accordance with OTS regulations, a number of shares equal to 10% of the aggregate shares of common stock to be issued in the offering (i.e., 38,000 shares based upon the sale of 380,000 shares at the midpoint of the Estimated Valuation Range) would be reserved for issuance by the Company upon exercise of stock options to be granted to our officers, directors and employees from time to time under the Option Plan. The purpose of the Option Plan would be to provide additional performance and retention incentives to certain officers, directors and employees by facilitating their purchase of a stock interest in the Company. Under the OTS conversion regulations, the Option Plan, would provide for a term of 10 years, after which no awards could be made, unless earlier terminated by the board of directors pursuant to the Option Plan and the options would vest over a five year period (i.e., 20% per year), beginning one year after the date of grant of the option. Options would expire no later than 10 years from the date granted and would expire earlier if the Option Committee so determines or in the event of termination of employment. Options would be granted based upon several factors, including seniority, job duties and responsibilities, job performance, our financial performance and a comparison of awards given by other savings institutions converting from mutual to stock form.

     The Company would receive no monetary consideration for the granting of stock options under the Option Plan. It would receive the option price for each share issued to optionees upon the exercise of such options. Shares issued as a result of the exercise of options will be either authorized but unissued shares or shares purchased in the open market by the Company. However, no purchases in the open market will be made that would violate applicable regulations restricting purchases by the Company. The exercise of options and payment for the shares received would contribute to the equity of the Company.

     MANAGEMENT RECOGNITION PLAN. We intend to adopt the MRP following the conversion, the objective of which is to enable us to retain personnel and directors of experience and ability in key positions of responsibility. The Company expects to hold a stockholders' meeting no sooner than one year after the conversion in order for stockholders to vote to approve the MRP, but may elect instead to hold a stockholders' meeting as early as six months after the conversion. If the MRP is implemented within one year after the conversion, in accordance with applicable OTS regulations, the shares granted under the MRP will be in the form of restricted stock vesting over a five year period (i.e., 20% per year) beginning one year after the date of grant of the award. Additionally, the number of shares to be granted could not exceed 4% of the shares sold in the conversion if the MRP is adopted during the first year following conversion. If the MRP is implemented more than one year after the conversion, the MRP will comply with such OTS regulations and policies that are applicable at such time. Compensation expense in the amount of the fair market value of the common stock granted will be recognized pro rata over the years during which the shares are payable. Until they have vested, such shares may not be sold, pledged or otherwise disposed of and are required to be held in escrow. Any shares not so allocated would be voted by the MRP Trustees. Awards would be granted based upon a number of factors, including seniority, job duties and responsibilities, job performance, our performance and a comparison of awards given by other institutions converting from mutual to stock form. The MRP would be managed by a committee of non-employee directors (the "MRP Trustees"). The MRP Trustees would have the responsibility to invest all funds contributed by us to the trust created for the MRP (the "MRP Trust").

     We expect to contribute sufficient funds to the MRP so that the MRP Trust can purchase, in the aggregate, up to 4% of the amount of common stock that is sold in the conversion. The shares purchased by the MRP would be authorized but unissued shares or would be purchased in the open market. Whether such shares will be purchased in the open market or newly issued of the Company, and the timing of such purchases, will depend on market and other conditions and the alternative uses of capital available to the Company. In the event the market price of the common stock is greater than $10.00 per share, our contribution of funds will be increased. Likewise, in the event the market price is lower than $10.00 per share, our contribution will be decreased. In recognition of their prior and expected services to us and the Company, as the case may be, the officers, other employees and directors responsible for implementation of the policies adopted by the board of directors and our profitable operation will, without cost to them, be awarded stock under the MRP. Based upon the sale of 380,000 shares of common stock in the offering at the midpoint of the Estimated Valuation Range, the MRP Trust is expected to purchase up to 15,200 shares of common stock.

    RESTRICTIONS ON STOCK BENEFIT PLANS. OTS regulations provide that in the event we implement stock option or management and/or employee stock benefit plans within one year from the date of conversion, such plans must comply with the following restrictions: (i) the plans must be fully disclosed in the prospectus, (ii) for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares issued in the conversion, (iii) for restricted stock plans such as the MRP, the shares may not exceed 3% of the shares issued in the conversion (4% for institutions with 10% or greater tangible capital), (iv) the aggregate amount of stock purchased by the ESOP in the conversion may not exceed 10% (12% for well-capitalized institutions utilizing a 4% management recognition plan), (v) no individual employee may receive more than 25% of the available awards under the Option Plan or the MRP, (vi) directors who are not employees may not receive more than 5% individually or 30% in the aggregate of the awards under any plan, (vii) all plans must be approved by a majority of the total votes eligible to be cast at any duly called meeting of the Company's stockholders held no earlier than six months following the conversion, (viii) for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant, (ix) for restricted stock plans such as the MRP, no stock issued in a conversion may be used to fund the plan, (x) neither stock option awards nor restricted stock awards may vest earlier than 20% as of one year after the date of stockholder approval and 20% per year thereafter, and vesting may be accelerated only in the case of disability or death (or if not inconsistent with applicable OTS regulations in effect at such time, in the event of a change in control), (xi) the proxy material must clearly state that the OTS in no way endorses or approves of the plans, and (xii) prior to implementing the plans, all plans must be submitted to the Regional Director of the OTS within five days after stockholder approval with a certification that the plans approved by the stockholders are the same plans that were filed with and disclosed in the proxy materials relating to the meeting at which stockholder approval was received.


CERTAIN RELATED TRANSACTIONS

     During the year ended December 31, 1997, certain of our officers and directors had loans from us totaling approximately $618,000. All of such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.


                  RESTRICTIONS ON ACQUISITIONS OF THE COMPANY

     The following discussion is a general summary of the material provisions of the articles of incorporation and bylaws of the Company and certain other Maryland corporate law and regulatory provisions, which may be deemed to have such an anti-takeover effect. The description of these provisions is necessarily general and we refer you, in each case, to the articles of incorporation and bylaws of the Company which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

     While our board of directors is not aware of any effort that might be made to obtain control of the Company after conversion, our board of directors believes that it is appropriate to include certain provisions as part of the Company's articles of incorporation and bylaws to protect the interests of the Company and its stockholders from hostile takeovers ("anti-takeover"provisions) which the board of directors might conclude are not in the best interests of us or our stockholders. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over the current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current board of directors or management of the Company more difficult.

PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

     RESTRICTION ON ACQUISITION OF COMMON STOCK; LIMITATIONS ON VOTING RIGHTS. The charter of the Company provides that, for a period of five years after completion of the conversion, no person may directly or indirectly, acquire or offer to acquire beneficial ownership of more than 10% of any class of equity security outstanding of the Company (the "Limit"), unless the "continuing" board of directors has first approved by a two-thirds vote the offer or acquisition. Any shares acquired in violation of this restriction will not be counted as shares outstanding for voting purposes, nor will the holder be entitled to vote such shares. After five years from the date of conversion, should any party acquire the beneficial ownership of shares in excess of 10%, the record holders of more than 10% of any outstanding class of equity security of the Company who obtained such shares without the requisite approval would be entitled to cast only one-hundredth (1/100) of a vote for each share owned in excess of 10%, and the aggregate voting power of such holders shall be allocated proportionately among such record holders. A person is a beneficial owner of a security if he has the power to vote or direct the voting of all or part of the voting rights of the security, or has the power to dispose of or direct the disposition of the security. The Company's articles of incorporation further provide that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock.

     ELECTION OF DIRECTORS. The Company's articles of incorporation provide that the board of directors of the Company will be divided into three staggered classes, with directors in each class elected for three-year terms. As a result of this provision, it would take two annual elections to replace a majority of the Company's board. The Company's articles of incorporation provide that the size of the board of directors may be increased or decreased only if two-thirds of the directors then in office concur in such action. The articles of incorporation also provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the articles of incorporation and the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual or special meeting of stockholders.

     The articles of incorporation provide that a director may only be removed for cause by the affirmative vote of at least 80% of the shares of the Company entitled to vote generally in an election of directors cast at a meeting of stockholders called for that purpose.

     RESTRICTIONS ON CALL OF SPECIAL MEETING. The articles of incorporation of the Company provide that a special meeting of stockholders may be called only pursuant to a resolution adopted by a majority of the board of directors, or a committee of the board. Stockholders may call a special meeting only if such stockholders represent not less than 25% of the outstanding shares entitled to vote on the matter for which the meeting is called.

     ABSENCE OF CUMULATIVE VOTING. The Company's articles of incorporation provides that stockholders may not cumulate their votes in the election of directors.

     AUTHORIZED SHARES. The articles of incorporation authorizes the issuance of 8,000,000 shares of common stock and 2,000,000 shares of preferred stock.
The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide the Company's board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of its ability to fix voting rights for a series of preferred stock, the board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control of the Company and thereby assist management to retain its position. The Company's board currently has no plans for the issuance of additional shares, other than the possible issuance of additional shares pursuant to stock benefit plans.

     PROCEDURES FOR CERTAIN BUSINESS COMBINATIONS. The articles of incorporation require the affirmative vote of at least 80% of the outstanding shares of the Company in order for the Company to engage in or enter into certain "Business Combinations," as defined therein, with any "Related Party" (as defined below) or any affiliates of the "Related Party", unless the proposed transaction has been approved in advance by a two-thirds vote of the Company's board of directors, excluding those who were not directors prior to the time the "Related Party" became the "Related Party." Absent this provision, only the approval of a majority of the shares outstanding would be required.

     The term "Related Party" is defined to include any person and the affiliates and associates of the person (other than the Company or its subsidiary) who beneficially owns, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. Any amendment to this provision requires the affirmative vote of at least 80% of the shares of the Company entitled to vote generally in an election of directors.

     AMENDMENT TO ARTICLES OF INCORPORATION AND BYLAWS. Amendments to the Company's articles of incorporation must be approved by the Company's board of directors and also by a majority of the outstanding shares of the Company's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock of the Company entitled to vote in the election of directors is generally required for certain provisions (i.e., provisions relating to restrictions on the acquisition and voting of greater than 10% of the common stock; number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the articles of incorporation).

     The bylaws may be amended by a majority vote of the board of directors or the affirmative vote of the holders of at least 80% of the outstanding shares of the Company entitled to vote in the election of directors cast at a meeting called for that purpose.

MARYLAND GENERAL CORPORATION LAW

     The Maryland General Corporation Law contains several provisions designed to provide Maryland corporations with additional protections against hostile takeovers.

     THE MARYLAND BUSINESS COMBINATION STATUTE restricts certain transactions between a Maryland corporation and a holder, directly or indirectly, of 10% or more of the corporation's outstanding voting stock (an "interested stockholder"). For a period of five years following the date that a stockholder becomes an interested stockholder, Maryland's Business Combination Statute prohibits the following types of transactions between the corporation and the interested stockholder (unless certain conditions, described below, are met):
(i) mergers or consolidations; (ii) sales, leases, exchanges or other dispositions other than in the ordinary course of business or pursuant to a dividend, in any twelve-month period, of assets having an aggregate book value of 10% or more of the total market value of the outstanding stock of the corporation or of its net worth; (iii) issuances or transfers by the corporation or any subsidiary thereof of any equity securities of the corporation or any subsidiary thereof having a market value of 5% or more of the total market value of the outstanding stock of the corporation to any interested stockholder or affiliate of any interested stockholder; (iv) the adoption of a proposal or plan of liquidation or dissolution of the corporation in which anything other than cash will be received by an interested stockholder or any affiliate of any interested stockholder; (v) any reclassification of securities, or recapitalization of the corporation, or any merger, consolidation, or share exchange of the corporation with any of its subsidiaries which has the effect of increasing by 5% or more of the total number of outstanding shares, the proportionate amount of the outstanding shares of any class of equity securities of the corporation or any subsidiary thereof which is owned by an interested stockholder or any affiliate of an interested stockholder; and (vi) the receipt by any interested stockholder or any affiliate thereof of the benefit, directly or indirectly, (except proportionately as a stockholder) of any loan, advance, guarantee, pledge, or other financial assistance or any tax credit or other tax advantage provided by the corporation or any of its subsidiaries. Additionally, after the five-year prohibition on business combinations has expired, a business combination must (i) be recommended by the board of directors and approved by (a) 80% of the votes entitled to be cast, and (b) two-thirds of the votes cast by disinterested stockholders, or (ii) meet the rigorous fair price requirements of the Statute, or (iii) qualify for one of the statutory exemptions. This restriction does not apply if before such person becomes an interested stockholder, the board of directors approves the transaction in which the interested stockholder becomes an interested stockholder or approves the business combination, or a statutory exemption applies. A Maryland corporation may exempt itself from the requirements of the statute in its articles of incorporation. However, our holding company has not exempted itself from the provisions of this Statute.

     THE MARYLAND CONTROL SHARE ACQUISITION STATUTE prohibits a person who acquires over specified limits of shares of our holding company (that is, 20%, 33-1/3 or 50% of its outstanding shares) from voting those shares in excess of each specified limited unless two-thirds of our holding company's disinterested stockholders vote to approve voting rights for the excess shares. A Maryland corporation may include a provision in its articles of incorporation or bylaws exempting the corporation from Maryland's Control Share Acquisition Statute. Our holding company, however, has not exempted itself from the provisions of Maryland's Control Share Acquisition Statute.

BENEFIT PLANS

     In addition to the provisions of the Company's articles of incorporation and bylaws described above, certain benefit plans of ours adopted in connection with the conversion contain provisions which also may discourage hostile takeover attempts which the boards of directors might conclude are not in the best interests for us or our stockholders. For a description of the benefit plans and the provisions of such plans relating to changes in control, see "Management of Northfield Federal Savings -- Proposed Future Stock Benefit Plans."

REGULATORY RESTRICTIONS

     For three years following conversion, OTS regulations prohibit any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

     Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. In addition, any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Control in this context means ownership of, control of, or holding proxies representing more than 25% of the voting shares of a savings association or the power to control in any manner the election of a majority of the directors of such institution.

     Federal law also provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless at least 60 days prior written notice has been given to the OTS and the OTS has not objected to the proposed acquisition. Control is defined for this purpose as the power, directly or indirectly, to direct the management or policies of a savings association or to vote more than 25% of any class of voting securities of a savings association. Under federal law (as well as the regulations referred to below) the term "savings association" includes state-chartered and federally chartered SAIF-insured institutions, federally chartered savings and loans and savings banks whose accounts are insured by the FDIC and holding companies thereof.

     Federal regulations require that, prior to obtaining control of an insured institution, a person, other than a company, must give 60 days notice to the OTS and have received no OTS objection to such acquisition of control, and a company must apply for and receive OTS approval of the acquisition. Control, involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquiror also is subject to any one of either "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock after the effective date of the regulations must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue 8,000,000 shares of the common stock, $0.01 par value per share, and 2,000,000 shares of preferred stock, $0.01 par value per share. The Company currently expects to issue up to 502,550 shares of common stock in the conversion. The Company does not intend to issue any shares of preferred stock in the conversion, nor are there any present plans to issue such preferred stock following the conversion. Each share of common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. THE COMMON STOCK OF THE COMPANY WILL REPRESENT NONWITHDRAWABLE CAPITAL AND WILL NOT BE INSURED BY US, THE FDIC, OR ANY OTHER GOVERNMENT AGENCY.

COMMON STOCK

     VOTING RIGHTS. Each share of the common stock will have the same relative rights and will be identical in all respects with every other share of the common stock. The holders of the common stock will possess exclusive voting rights in the Company, except to the extent that shares of Preferred Stock issued in the future may have voting rights, if any. Each holder of the common stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the common stock and will not be permitted to cumulate their votes in the election of the Company's directors.

     LIQUIDATION. In the unlikely event of the complete liquidation or dissolution of the Company, the holders of the common stock will be entitled to receive all assets of the Company available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of the Company (including all deposits with us and accrued interest thereon); (ii) any accrued dividend claims; (iii) liquidation preferences of any Preferred Stock which may be issued in the future; and (iv) any interests in the liquidation account established upon the conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to have their deposits with us.

     DIVIDENDS. From time to time, dividends may be declared and paid to the holders of the common stock, who will share equally in any such dividends. For information about cash dividends, see "Dividends" and "Taxation."

     RESTRICTIONS ON ACQUISITION OF THE COMMON STOCK. See "Restrictions on Acquisition of the Company" for a discussion of the limitations on acquisition of shares of the common stock.

     OTHER CHARACTERISTICS. Holders of the common stock will not have preemptive rights with respect to any additional shares of the common stock which may be issued. Therefore, the board of directors may sell shares of capital stock of the Company without first offering such shares to existing stockholders of the Company. The common stock is not subject to call for redemption, and the outstanding shares of common stock when issued and upon receipt by the Company of the full purchase price therefor will be fully paid and non-assessable.

SERIAL PREFERRED STOCK

     None of the 2,000,000 authorized shares of preferred stock of the Company will be issued in the conversion. After the conversion is completed, the board of directors of the Company will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof, subject to regulatory approval but without stockholder approval. If and when issued, the serial preferred stock is likely to rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The board of directors, without stockholder approval, can issue serial preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock. The board of directors has no present intention to issue any of the serial preferred stock.


                             LEGAL AND TAX MATTERS

     The legality of the common stock has been passed upon for us by Housley
Kantarian & Bronstein, P.C., Washington, D.C.   Certain legal matters for
Trident Securities may be passed upon by Thacher Proffitt & Wood, Washington, D.C. The federal income tax consequences of the conversion have been passed upon for us by Housley Kantarian & Bronstein, P.C., Washington, D.C. The Maryland income tax consequences of the conversion have been passed upon for us by Anderson Associates, LLP.


                                    EXPERTS

     The financial statements of Northfield Federal Savings as of December 31, 1997 and 1996 and for the years then ended have been included herein in reliance upon the report of Anderson Associates, LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

     Ferguson has consented to the publication herein of a summary of its letters to us setting forth its opinion as to the estimated pro forma market value of us in the converted form and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this document.


                             ADDITIONAL INFORMATION

     The Company has filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC also maintains an internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The address for this Web site is " http: //www. sec. gov." The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form SB-2 describe the material features of such contract or document are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

     Northfield Federal Savings has filed an Application for Conversion with the OTS with respect to the conversion. Pursuant to the rules and regulations of the OTS, this document omits certain information contained in that Application. The Application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Southeast Regional Office of the OTS, 1475 Peachtree Street, N.E., Atlanta, Georgia 30309 without charge.

     A copy of the articles of incorporation and the bylaws of the Company are available without charge from Northfield Federal Savings.

                           NORTHFIELD FEDERAL SAVINGS

                         INDEX TO FINANCIAL STATEMENTS



                                                                              PAGE
                                                                              ----
Independent Auditor's Report                                                  F-1

Statements of Financial Condition as of the Six Months Ended June 30, 1998
 (unaudited) and the Years Ended December 31, 1997 and 1996                   F-2

Statements of Operations for the Six Months Ended June 30, 1998 and 1997
 (unaudited) and the Years Ended December 31, 1997 and 1996                   F-3

Statements of Retained Earnings for the Six Months Ended June 30, 1998
 (unaudited) and the Years Ended December 31, 1997 and 1996                   F-4

Statements of Cash Flows for the Six Months Ended June 30, 1998 and 1997
 (unaudited) and the Years Ended December 31, 1997 and 1996                   F-5

Notes to Financial Statements                                                 F-8

All schedules are omitted because the required information is either not applicable or is included in the financial statements or related notes.

Separate financial statements for the Company have not been included since it will not engage in material transactions until after the conversion. The Company, which has been inactive to date, has no significant assets, liabilities, revenues, expenses or contingent liabilities.

             [LETTERHEAD OF ANDERSON ASSOCIATES, LLP APPEARS HERE]

                         INDEPENDENT AUDITOR'S REPORT
                         ----------------------------

Board of Directors
Northfield Federal Savings
Baltimore, Maryland

    We have audited the statements of financial condition of Northfield Federal Savings as of December 31, 1997 and 1996, and the related statements of operations, retained earnings and cash flows for each of the two years in the two year period ended December 31, 1997. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northfield Federal Savings as of December 31, 1997 and 1996, and the results of its operations and cash flows for each of the two years in the two year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                                   /s/  Andersen Associates, LLP

February 12, 1998
Baltimore, Maryland

                          NORTHFIELD FEDERAL SAVINGS
                          --------------------------
                              Baltimore, Maryland
                              -------------------

                       STATEMENTS OF FINANCIAL CONDITION
                       ---------------------------------

                                                      June 30,            December 31,
                                                                          ------------
                                                        1998           1997          1996
                                                      --------         ----          ----
                                                     (Unaudited)
     Assets
     ------
Cash                                                 $   222,219    $   116,900  $   172,850
Interest bearing deposits in other banks               4,698,697      3,513,650    5,186,074
Securities available for sale (Note 2)                         -              -      196,772
Mortgage backed securities - held to maturity
 (fair value $2,200,212 - 1998, $2,010,934 - 1997
  and $2,378,256 - 1996) (Note 3)                      2,145,156      1,955,008    2,333,119
Loans receivable, net (note 4)                        31,105,777     29,961,032   23,841,394
Accrued interest receivable - loans                      163,420        149,536      127,180
                            - investments                 17,666         25,000       41,157
                            - mortgage backed
                                securities                14,106         12,693       15,194
Premises and equipment, at cost, less
 accumulated depreciation (Note 5)                       135,434         40,374       52,301
Federal Home Loan Bank of Atlanta stock
 at cost (Note 6)                                        272,900        226,400      226,400
Deferred income taxes (Note 10)                            8,826         26,279            -
Prepaid income taxes (Note 10)                            17,630              -          782
Prepaid expenses and other assets                        185,323         57,544       34,846
                                                     -----------    -----------  -----------

Total assets                                         $38,987,154    $36,084,416  $32,228,069
                                                     ===========    ===========  ===========
     Liabilities and Retained Earnings
     ---------------------------------

Liabilities
-----------
   Deposit accounts (Note 7)                         $35,030,284    $32,621,766  $29,115,850
   Advance payments by borrowers
    for expenses                                         705,990        371,262      316,973
   Deferred income taxes (Note 10)                             -              -       57,612
   Income taxes payable (Note 10)                              -         62,964        2,600
   Other liabilities                                     164,374        134,667        5,329
                                                     -----------    -----------  -----------
Total liabilities                                     35,900,648     33,190,659   29,498,364

Commitments and contingencies - Notes 4 and 5

Retained earnings (substantially restricted)
 (Note 9)                                              3,086,506      2,893,757    2,749,226
Net unrealized loss on securities available for
 sale net of tax                                               -              -      (19,521)
                                                     -----------    -----------  -----------
Total retained earnings                                3,086,506      2,893,757    2,729,705
                                                     -----------    -----------  -----------

Total liabilities and retained earnings              $38,987,154    $36,084,416  $32,228,069
                                                     ===========    ===========  ===========

The accompanying notes to financial statements are an integral part of these statements.

                          NORTHFIELD FEDERAL SAVINGS
                          --------------------------
                              Baltimore, Maryland
                              -------------------

                           STATEMENTS OF OPERATIONS
                           ------------------------



                                                       Six Months Ended           Years Ended
                                                        June 30, 1998            December 31,
                                                    ----------------------  -----------------------
                                                       1998        1997        1997         1996
                                                       ----        ----        ---          ----
                                                         (Unaudited)
Income
------
   Interest and fees on loans (Note 4)              $1,258,428  $1,010,424  $2,209,375   $1,927,726
   Interest on securities available for sale                 -       8,121      14,888       15,216
   Interest on mortgage backed securities               76,946      86,095     166,235      161,432
   Other interest income                               115,658     144,759     235,958      352,631
                                                    ----------  ----------  ----------   ----------
Total interest income                                1,451,032   1,249,399   2,626,456    2,457,005

Interest Expense
----------------
   Interest on deposits (Note 7)                       846,730     705,576   1,473,588    1,394,152
   Interest on short-term borrowings                     1,167       1,534      19,973        2,556
                                                    ----------  ----------  ----------   ----------
Total interest expense                                 847,897     707,110   1,493,561    1,396,708
                                                    ----------  ----------  ----------   ----------

Net interest income                                    603,135     542,289   1,132,895    1,060,297

Provision for losses on loans (Note 4)                       -       5,000     123,270       10,000
                                                    ----------  ----------  ----------   ----------
Net interest income after provision
 for losses on loans                                   603,135     537,289   1,009,625    1,050,297

Non-Interest Income (Loss)
--------------------------
   Loss on sale of securities available for sale             -           -     (32,321)           -
   Fees on loans                                         4,619       4,179       8,366        7,101
   Fees on deposits                                      5,984       7,286      14,033       18,978
   All other income                                      5,448       3,232       7,504        5,359
                                                    ----------  ----------  ----------   ----------
Net non-interest income (loss)                          16,051      14,697      (2,418)      31,438

Non-Interest Expenses
---------------------
   Compensation and related expenses                   148,606     146,344     469,637      328,285
   Occupancy                                            34,643      31,537      63,201       59,397
   Deposit insurance                                     9,944       5,685      15,238      250,195
   Service bureau expense                               30,382      29,122      56,637       55,651
   Furniture, fixtures and equipment expense            10,172      15,419      28,075       31,673
   Advertising                                          12,089      14,533      30,013       22,412
   Other                                                68,742      47,760     108,702       95,662
                                                    ----------  ----------  ----------   ----------
Total non-interest expenses                            314,578     290,400     771,503      843,275
                                                    ----------  ----------  ----------   ----------

Income before tax provision                            304,608     261,586     235,704      238,460

Provision for income tax (Note 10)                     111,859      95,976      91,173       89,581
                                                    ----------  ----------  ----------   ----------

Net income                                          $  192,749  $  165,610  $  144,531   $  148,879
                                                    ==========  ==========  ==========   ==========

The accompanying notes to financial statements are an integral part of these statements.

                          NORTHFIELD FEDERAL SAVINGS
                          --------------------------
                              Baltimore, Maryland
                              -------------------

                        STATEMENTS OF RETAINED EARNINGS
                        -------------------------------
           FOR YEARS ENDED DECEMBER 31, 1997 AND  DECEMBER 31, 1996
           --------------------------------------------------------
              AND THE SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)
              --------------------------------------------------

                                                         Net Unrealized
                                                       Loss on Investment
                                         Retained        Securities Net
                                         Earnings            of Tax          Total
                                         --------      ------------------    -----
Balance - December 31, 1995            $2,600,347          $(13,946)      $2,586,401

Net change in unrealized loss on
 securities available for sale
 net of tax                                     -            (5,575)          (5,575)

Net income for year ended
 December 31, 1996                        148,879                 -          148,879
                                       ----------          --------       ----------

Balance - December 31, 1996             2,749,226           (19,521)       2,729,705

Net change in unrealized loss on
 securities available for sale
 net of tax                                     -            19,521           19,521

Net income for year ended
 December 31, 1997                        144,531                 -          144,531
                                       ----------          --------       ----------

Balance - December 31, 1997             2,893,757                 -        2,893,757

Net income for the six month period
 ended June 30, 1998 (unaudited)          192,749                 -          192,749
                                       ----------          --------       ----------

Balance  June 30, 1998 (unaudited)     $3,086,506          $      -       $3,086,506
                                       ==========          ========       ==========

The accompanying notes to financial statements are an integral part of these statements.

                          NORTHFIELD FEDERAL SAVINGS
                          --------------------------
                              Baltimore, Maryland
                              -------------------

                           STATEMENTS OF CASH FLOWS
                           ------------------------

                                                       Six Months Ended         For Years Ended
                                                           June 30,               December 31,
                                                    ----------------------  -------------------------
                                                       1998        1997        1997         1996
                                                    ----------  ----------  ----------  -------------
                                                         (Unaudited)
Operating Activities
--------------------
    Net income                                      $ 192,749    $165,610    $144,531       $148,879
    Adjustments to Reconcile Net Income to
     Net Cash Provided by Operating Activities
     -----------------------------------------
         Net amortization of premiums and
          accretion of discounts on certificates
          of deposit                                    1,837       4,084       7,358         11,111
         Stock dividends on investments                     -      (7,851)    (14,637)       (15,216)
         Loss on sale of securities available
          for sale                                          -           -      32,321              -
         Net amortization of premiums and
          accretion of discounts on mortgage
          backed securities                              (261)      1,933       2,244          2,272
         Loan fees deferred                            31,287      49,010      77,225         59,520
         Amortization of deferred loan fees           (19,193)    (12,691)    (27,831)       (42,971)
         Provision for losses on loans                      -       5,000     123,270         10,000
         (Increase) decrease in accrued
          interest on loans                           (13,884)    (20,784)    (22,356)        18,863
         Decrease in accrued interest on
          investments                                   7,334      21,047      16,157         16,924
         (Increase) decrease in accrued
          interest on mortgage backed
          securities                                   (1,413)     (9,742)      2,501          4,785
         Provision for depreciation                     6,980      10,290      18,049         23,299
         (Increase) decrease in deferred
          income taxes                                 17,453       1,482     (96,173)       (24,888)
         (Increase) decrease in prepaid
          income taxes                                (17,630)     (1,507)        782         75,664
         (Increase) decrease in prepaid
          expenses and other assets                  (127,779)     (6,466)    (22,698)        12,426
         Increase (decrease) in accrued
          interest payable                             (2,682)      4,858       1,615         (8,351)
         (Decrease) increase in income
          taxes payable                               (62,964)     30,801      60,364          2,600
         Increase (decrease) in other
          liabilities                                  29,707      14,629      129,338       (25,974)
                                                  -----------  ----------     --------     ---------
            Net cash provided by
              operating activities                     41,541     249,703      432,060       268,943

                          NORTHFIELD FEDERAL SAVINGS
                          --------------------------
                              Baltimore, Maryland
                              --------------------

                           STATEMENTS OF CASH FLOWS
                           ------------------------

                                                  Six Months Ended                            For Years Ended
                                                      June 30,                                  December 31,
                                               -------------------------                   --------------------------
                                                   1998          1997                          1997           1996
                                               ------------   -----------                  ------------    -----------
                                                       (Unaudited)
Cash Flows from Investing Activities
------------------------------------
     Proceeds from maturing
      certificates of deposit                   $   245,001   $   383,154                  $    970,154    $   755,037
     Purchases of certificates of deposit          (392,000)     (150,000)                     (150,000)             -
     Proceeds from sale of securities
      available for sale                                  -             -                       210,891              -
     Purchases of mortgage backed
      securities                                   (784,712)            -                             -       (499,063)
     Principal collected on mortgage
      backed securities                             594,825       119,953                       375,867        317,970
     Purchase of loans                              (60,682)     (214,557)                     (334,016)      (207,084)
     Longer term loans originated                (4,288,744)   (4,364,527)                  (10,246,768)    (6,286,634)
     Principal collected on longer
      term loans                                  3,172,572     1,925,344                     4,012,325      3,412,231
     Net decrease (increase) in
      short-term loans                               20,015       (93,654)                      276,157        908,611
     Purchases of premises and
      equipment                                    (102,040)         (898)                       (6,122)        (9,552)
     Purchase of Federal Home Loan
     Bank of Atlanta stock                          (46,500)            -                             -              -
                                                -----------   -----------                  ------------    -----------
          Net cash used by investing
               activities                        (1,642,265)   (2,395,185)                   (4,891,512)    (1,608,484)

Cash Flows from Financing Activities
------------------------------------
     Net increase (decrease) in demand deposits,
      money market, passbook accounts
      and advance payments by
      borrowers for taxes and insurance           1,821,534       134,103                      (171,777)      (525,232)
     Net increase in certificates of
      deposit                                       924,394       869,637                     3,730,367        518,741
                                                -----------   -----------                  ------------    -----------
          Net cash provided (used) by
           financing activities                   2,745,928     1,003,740                     3,558,590         (6,491)
                                                -----------   -----------                  ------------    -----------

Increase (decrease) in cash and cash
 equivalents                                      1,145,204    (1,141,742)                     (900,862)    (1,346,032)
Cash and cash equivalents at
 beginning of year                                2,744,442     3,645,304                     3,645,304      4,991,336
                                                 ----------   -----------                  ------------    -----------
Cash and cash equivalents at
 end of year                                     $3,889,646   $ 2,503,562                  $  2,744,442    $ 3,645,304
                                                 ==========   ===========                  ============    ===========

                          NORTHFIELD FEDERAL SAVINGS
                          --------------------------
                              Baltimore, Maryland
                              -------------------

                           STATEMENTS OF CASH FLOWS
                           ------------------------

                                                            Six Months Ended                    For Years Ended
                                                                 June 30,                         December 31,
                                                      -------------------------------       ---------------------------
                                                       1998                1997                1997           1996
                                                       ----                ----                ----           ----
                                                            (Unaudited)
 Reconciliation of cash and cash equivalents:
    Cash                                               $   222,219       $   143,575      $  116,900      $   172,850
    Interest bearing accounts in
     other banks                                         4,698,697         3,836,369       3,513,650        5,186,074
                                                       -----------       -----------      ----------      -----------
                                                         4,920,916         3,979,944       3,630,550        5,358,924

         Less - Certificates of deposit
                      maturing in 90 days or
                      more included in interest
                      bearing accounts in
                      other banks                       (1,031,270)       (1,476,382)       (886,108)      (1,713,620)
                                                       -----------       -----------      ----------      -----------

Cash and cash equivalents                              $ 3,889,646       $ 2,503,562      $2,744,442      $ 3,645,304
                                                       ===========       ===========      ==========      ===========

Supplemental disclosures of cash flows information:
    Cash paid during year for:
         Interest                                      $   850,579       $   702,252      $1,491,949      $ 1,405,078
         Income taxes                                  $   175,000       $    65,200      $  126,200      $    68,193

The accompanying notes to financial statements are an integral part of these statements.

                          NORTHFIELD FEDERAL SAVINGS
                          --------------------------
                              Baltimore, Maryland
                              -------------------

                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


Note 1 -  Summary of Significant Accounting Policies
          ------------------------------------------

          Business
          --------

               The Association's primary business activity is the acceptance of deposits from the general public in its market area and using the proceeds for investments and loan originations. The Association is subject to competition from other financial institutions. The Association is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities.

          Basis of Financial Statement Presentation
          -----------------------------------------

               The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. See the discussion below of the determination of that estimate.

               The statement of financial condition and retained earnings at June 30, 1998, and the statements of operations, cash flows and notes to the financial statements for the six months ended June 30, 1998 and 1997 are unaudited, but in the opinion of management reflect all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation. The statement of operations for the six months ended June 30, 1998 is not necessarily indicative of the operating results to be expected for the entire fiscal year.

          Securities Available for Sale
          -----------------------------

               Securities available for sale are carried at fair value and consisted of certain equity securities. Unrealized holding gains and losses, net of tax, are presented as a separate component of retained earnings. Gains and losses on the sale of securities available for sale are determined using the specific identification method.

          Mortgage Backed Securities
          --------------------------

               Mortgage backed securities, including real estate mortgage investment conduits ("REMICs"), are stated at cost, adjusted for amortization of premium or discount on purchase, since management has the intention and ability to hold them to maturity. Amortization is computed using the level yield method over the life of the security. Gains and losses on the sale of investments and mortgage backed securities are determined using the specific identification method. See Note 3 for discussion of prepayment risk and recoverability of mortgage backed securities.

NORTHFIELD FEDERAL SAVINGS
--------------------------
Baltimore, Maryland
-------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------

Note 1 -  Summary of Significant Accounting Policies - Continued
          ------------------------------------------

          Loans Receivable
          ----------------

               Loans receivable that management has the intent and ability to hold until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

               Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment to the yield of the related loan over the contractual life utilizing the interest method.

               An allowance for loan losses is provided through charges to income in an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Determining the amount of the allowance for loan losses requires the use of estimates and assumptions. Management believes the allowance for losses on loans is adequate. While management uses available information to estimate losses on loans, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the State of Maryland. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for losses on loans. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Statement of Financial Accounting Standards ("SFAS") No. 114, as amended by SFAS No. 118 addresses the accounting by creditors for impairment of certain loans. It is generally applicable for all loans except large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, including residential mortgage loans and consumer installment loans. It also applies to all loans that are restructured in a troubled debt restructuring involving a modification of terms. SFAS No. 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement.

NORTHFIELD FEDERAL SAVINGS
--------------------------
Baltimore, Maryland
-------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------


Note 1 -  Summary of Significant Accounting Policies - Continued
          ------------------------------------------

          Loans Receivable - Continued
          ----------------

               Accrual of interest is discontinued and previously accrued interest is reversed against interest income on loans, including impaired loans, if they are past due as to maturity or payment of principal or interest for a period of more than ninety days, unless such loans are well-secured and in the process of collection. When a payment is received on a loan on non-accrual status including impaired loans the amount received is allocated to principal and interest in accordance with the contractual terms of the loan. Loans are returned to accrual status when principal and interest payments are current, full collection of principal and interest is reasonably assured and there is a sustained period of repayment performance (generally six months) by the borrower, in accordance with the contractual terms of principal and interest.

          Premises and Equipment
          ----------------------

               Land is carried at cost, premises and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method, based on the useful lives of the respective assets.

          Income Taxes
          ------------

               Deferred income taxes are recognized for temporary differences between the financial reporting basis and income tax basis of assets and liabilities based on enacted tax rates expected to be in effect when such amounts are realized or settled. Deferred tax assets are recognized only to the extent that it is more likely than not that such amounts will be realized based on consideration of available evidence. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

          Statement of Cash Flows
          -----------------------

               In the statement of cash flows, cash and equivalents include cash and interest bearing deposits in other banks with a maturity date of less than ninety days.

          Reclassification
          ----------------

               Certain prior year's amounts have been reclassified to conform to the current year's presentation.

NORTHFIELD FEDERAL SAVINGS
--------------------------
Baltimore, Maryland
-------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------


Note 2 -  Securities Available for Sale
          -----------------------------


               The Association had no securities available for sale at June 30, 1998 or December 31, 1997. At December 31, 1996, the securities available for sale consisted of the Association's investment in Lord Abbett U.S. Government Securities Fund at a cost of $228,575, a gross unrealized loss of $31,803 and fair value of $196,772.

               No gains or losses were realized during the six months ended June 30, 1998.The Association recognized a loss of $32,321 during the year ended December 31, 1997 due to the full redemption of securities in the Lord Abbett U.S. Government Securities Fund. No gains or losses were realized during the year ended December 31, 1996.

Note 3 -  Mortgage Backed Securities
          --------------------------

               Mortgage backed securities consist of the following:

                                           June 30,         December 31,
                                           --------    ------------------------
                                             1998         1997        1996
                                             ----         ----        ----
                                          (Unaudited)
      GNMA participating certificates     $ 1,378,436   $  815,950  $ 1,018,329
      FNMA participating certificates          43,612       46,305       50,525
      FHLMC participating certificates        607,298      701,770      766,108
      REMIC                                    93,175      395,071      500,000
                                          -----------  -----------  -----------
                                            2,122,521    1,959,096    2,334,962
          Net - unamortized premiums
                 and discounts                 22,635       (4,088)      (1,843)
                                          -----------  -----------  -----------
                                          $ 2,145,156  $ 1,955,008  $ 2,333,119
                                          ===========  ===========  ===========

NORTHFIELD FEDERAL SAVINGS
--------------------------
Baltimore, Maryland
-------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------


Note 3 - Mortgage Backed Securities - Continued
         --------------------------

          The amortized cost and fair value of mortgage backed securities are as follows:


                                                    Gross           Gross
                                    Amortized     Unrealized      Unrealized
                                       Cost         Gains           Losses         Fair Value
                                    ----------    ----------      ----------       ----------

                                                         June 30, 1998
                                    ---------------------------------------------------------
                                                            (Unaudited)
GNMA participating certificates     $1,401,836       $46,697          $    -       $1,448,533
FNMA participating certificates         43,612           929               -           44,541
FHLMC participating certificates       606,476         8,681           1,492          613,665
REMIC                                   93,232           241               -           93,473
                                    ----------       -------      ----------       ----------
                                    $2,145,156       $56,548          $1,492       $2,200,212
                                    ==========       =======      ==========       ==========

                                                       December 31, 1997
                                    ---------------------------------------------------------

GNMA participating certificates     $  812,201       $49,580          $    -       $  861,781
FNMA participating certificates         46,305         1,048               -           47,353
FHLMC participating certificates       701,431         4,941           2,748          703,624
REMIC                                  395,071         3,105               -          398,176
                                    ----------       -------      ----------       ----------
                                    $1,955,008       $58,674          $2,748       $2,010,934
                                    ==========       =======      ==========       ==========

                                                       December 31, 1996
                                    ---------------------------------------------------------

GNMA participating certificates     $1,014,748       $49,024         $     -       $1,063,772
FNMA participating certificates         50,525         1,957               -           52,482
FHLMC participating certificates       767,846         1,302          12,571          756,577
REMIC                                  500,000         5,425               -          505,425
                                    ----------       -------        --------       ----------
                                    $2,333,119       $57,708         $12,571       $2,378,256
                                    ==========       =======        ========       ==========


          No gains or losses were realized during the six month period ended June 30, 1998 and for the years ended December 31, 1997 and 1996, respectively.

NORTHFIELD FEDERAL SAVINGS
--------------------------
Baltimore, Maryland
-------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------


Note 3 - Mortgage Backed Securities - Continued
         --------------------------


          Certain mortgage backed securities including REMICs are subject to significant prepayments risks. In periods of declining interest rates mortgages may be repaid more rapidly than anticipated resulting in greater amortization of premiums and reduced yields. In addition, the Association may be unable to reinvest at an interest rate comparable to the rate on the prepaying mortgage backed security. In contrast, in periods of increasing interest rates, market values of mortgage backed securities, including REMICs, will decline. Since principal payments on REMICs do not commence upon purchase of the investment, REMICs are more susceptible to market value fluctuations. Cash flows from the REMICs include interest only for one or more years and principal and interest payments thereafter provided by mortgage backed securities guaranteed by FHLMC or GNMA and backed by residential mortgages. All interest payments on the Association's REMICs are at fixed rates. Management anticipates full recoverability to the principal balance of REMICs.

Note 4 - Loans Receivable
         ----------------


          Loans receivable at June 30, 1998, December 31, 1997 and 1996 consist of the following:

                                       June 30,                 December 31,
                                       --------        -------------------------------
                                         1998              1997               1996
                                         ----              ----               ----
                                     (Unaudited)
One to four family residential
 mortgage loans                      $26,761,847       $25,739,458         $19,439,391
Construction loans                     2,795,800         2,104,575           2,461,800
Commercial real estate loans           2,558,943         2,805,693           2,195,236
Commercial loan collateralized by
 lease finance receivables               554,496           741,226           1,017,913
Home equity line of credit loans         158,318           177,141                   -
Loans secured by deposits                 72,950            74,142              73,612
                                     -----------       -----------         -----------
                                      32,902,354        31,642,235          25,187,952

Less
----
  Undisbursed portion of loans
   in process                         (1,315,735)       (1,197,270)         (1,027,520)
  Deferred loan origination fees        (280,527)         (268,433)           (219,038)
  Allowance for losses on loans         (200,315)         (215,500)           (100,000)
                                     -----------       -----------         -----------
                                      (1,796,577)       (1,681,203)         (1,346,558)
                                     -----------       -----------         -----------
                                     $31,105,777       $29,961,032         $23,841,394
                                     ===========       ===========         ===========

NORTHFIELD FEDERAL SAVINGS
--------------------------
Baltimore, Maryland
-------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------


Note 4 - Loans Receivable - Continued
         ----------------

          Residential lending is generally considered to involve less risk than other forms of lending, although payment experience on these loans is dependent to some extent on economic and market conditions in the Association's lending area. Commercial and construction loan repayments are generally dependent on the operations of the related properties or the financial condition of its borrower or guarantor. Accordingly, repayment of such loans can be more susceptible to adverse conditions in the real estate market and the regional economy.

          A substantial portion of the Association's loans receivable are mortgage loans secured by residential and commercial real estate properties located in the state of Maryland. Loans are extended only after evaluation by management of customers' creditworthiness and other relevant factors on a case-by-case basis. The Association generally does not lend more than 90% of the appraised value of a property and requires private mortgage insurance on residential mortgages with loan-to-value ratios in excess of 80%. In addition, the Association generally obtains personal guarantees of repayment from borrowers and/or others for construction, commercial and multifamily residential loans and disburses the proceeds of construction and similar loans only as work progresses on the related projects.

          The commercial loan collateralized by lease finance receivables represents a loan to a leasing company collateralized by leases receivable to individuals and businesses secured by personal property and is primarily dependent upon the financial condition of the borrower and lessors for repayment.

          The following is a summary of the allowance for loan losses for the six month periods ended June 30 and the years ended December 31:

                                       June 30,          December 31,
                                 -----------------    -------------------
                                  1998       1997      1997        1996
                                 ------     ------    ------     --------
                                      (Unaudited)
Balance - beginning of year      $215,500   $100,000  $100,000   $ 90,000
Provision for losses on loans           -      5,000   123,270     10,000
Charge-offs                       (15,185)         -    (7,770)         -
                                 --------   --------  --------   --------
Balance - end of year            $200,315   $105,000  $215,500   $100,000
                                 ========   ========  ========   ========

NORTHFIELD FEDERAL SAVINGS
--------------------------
Baltimore, Maryland
-------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------


Note 4  Loans Receivable - Continued
        ----------------

          A loan is considered impaired when it is probable that the Association will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are summarized as follows:


                                                June 30,         December 31,
                                            ---------------    -----------------
                                             1998      1997      1997      1996
                                             ----      ----      ----      ----
                                              (Unaudited)
      Average recorded investment          $   -     $270,000  $270,000  $270,000
      Aggregate recorded investment            -      270,000   135,000   270,000
      Allowance for loan losses                -        2,700     1,350     2,700
      Interest income recognized during
       impairment                              -        4,721     9,442    21,513

          The Association was not committed to advance any additional amounts on the above loans at December 31, 1997.

          The Association had no non-accrual loans that were not subject to SFAS No. 114.

          The following table presents a summary of the activity with respect to loans to directors and officers at June 30, 1998 and December 31, 1997 and 1996, respectively.

                                                    June 30,              December 31,
                                                    --------          -------------------
                                                      1998              1997       1996
                                                      ----              ----       ----
                                                    (Unaudited)
       Balance outstanding - beginning of year      $ 617,952         $498,213   $535,925
       New loans                                       79,600          153,900          -
       Principal repayments                          (216,014)         (34,161)   (37,712)
                                                    ---------         --------   --------
       Balance outstanding - end of year            $ 481,538         $617,952   $498,213
                                                    =========         ========   ========


          The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. Mortgage loan commitments, exclusive of loans in process not reflected in the accompanying statements at June 30, 1998, approximate $3,640,000 and at December 31, 1997, approximate $394,800. These commitments are for mortgage loans with fixed rates between 6.50% and 8.50% at June 30, 1998 and 7.125% and 11.50% at December 31, 1997.
        There were no non-recourse leasing loan commitments not reflected in the accompanying statements at June 30,

NORTHFIELD FEDERAL SAVINGS
--------------------------
Baltimore, Maryland
-------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------

Note 4 - Loans Receivable - Continued
         ----------------

      1998. Non-recourse leasing loan commitments not reflected in the accompanying statements at December 31, 1997 are approximately $64,000 with fixed rates between 10.00% and 10.50%.

          The credit risk involved in these financial instruments is essentially the same as that involved in extending loan facilities to customers. No amount has been recognized in the statement of financial condition at December 31, 1997 and June 30, 1998, as a liability for credit loss.

Note 5 - Premises and Equipment
         ----------------------

          Premises and equipment at June 30, 1998 and December 31, 1997 and 1996 are as follows:

                                         June 30,          December 31,
                                         --------       ------------------
                                          1998           1997       1996    Useful Lives
                                          ----           ----       ----    ------------
                                       (Unaudited)
      Land                              $  15,000   $  15,000   $  15,000        -
      Office building and
        improvements                      103,630      49,497      49,497   5 to 35 years
      Furniture, fixtures and
       equipment                          276,297     228,757     222,635   5 to 15 years
                                        ---------   ---------   ---------
                                          394,927     293,254     287,132
          Less - accumulated
                depreciation             (259,493)   (252,880)   (234,831)
                                        ---------   ---------   ---------
                                        $ 135,434   $  40,374   $  52,301
                                        =========   =========   =========


          The Association has entered into a long-term lease for the premises of its main office. Rental expense under the lease for the property for the six months ended June 30, 1998 and 1997 and for the years ended December 31, 1997 and 1996 was $23,151, $19,750, $39,500 and $34,167, respectively.
      At December 31, 1997, the minimum rental commitments under noncancellable operating leases are as follows:


          Year Ended December 31,
          -----------------------
                 1998                   $ 40,333
                 1999                     42,000
                 2000                     42,000
                 2001                     42,000
                 2002                     42,000
                 2003                     28,000
                                        --------
                 2004                   $236,333
                                        ========

NORTHFIELD FEDERAL SAVINGS
--------------------------
Baltimore, Maryland
-------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------


Note 6 - Investment in Federal Home Loan Bank of Atlanta Stock
         -----------------------------------------------------

             The Association is required to maintain an investment in the stock of the Federal Home Loan Bank of Atlanta ("FHLB") in an amount equal to at least 1% of the unpaid principal balances of the Association's residential mortgage loans or 1/20 of its outstanding advances from the FHLB, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value.

Note 7 - Deposit Accounts
         ----------------

             Deposit accounts at June 30, 1998 and December 31, 1997 and 1996 consist of the following:

                                            June 30,                            December 31,
                                   -------------------------     ---------------------------------------------
                                            1998                        1997                      1996
                                   -------------------------     ---------------------     -------------------
                                     Amount          %            Amount           %        Amount       %
                                     ------          -            ------           -        ------       -
                                        (Unaudited)
Demand and NOW
 accounts including
 non-interest bearing
 deposits of $437,837
 in 1998, $338,633
 in 1997 and
 $277,778 in 1996                  $ 2,193,290      6.26%         $  2,078,419    6.37%  $ 2,123,746    7.29%
Money markets                        8,770,212     25.04             7,816,045   23.96     7,973,913   27.39
Passbook savings                     3,022,311      8.63             2,604,543    7.99     2,627,415    9.03
Certificates of
 deposit                            21,032,816     60.04            20,108,422   61.64    16,378,055   56.25
                                   -----------    ------           -----------  ------   -----------  ------
                                    35,018,629     99.97            32,607,429   99.96    29,103,129   99.96
 Accrued interest
  on deposits                           11,655       .03                14,337     .04        12,721     .04
                                   -----------    ------           -----------  ------   -----------  ------
                                   $35,030,284    100.00%          $32,621,766  100.00%  $29,115,850  100.00%
                                   ===========    ======           ===========  ======   ===========  ======

NORTHFIELD FEDERAL SAVINGS
--------------------------
Baltimore, Maryland
-------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------


Note 7 - Deposit Accounts - Continued
         ----------------

            Certificates of deposit mature as follows at December 31:

               1998               $ 7,763,351
               1999                 5,782,167
               2000                 3,515,330
               2001                 1,618,777
               2002                 1,195,899
               2003                   232,898
                                  -----------
               Total              $20,108,422
                                  ===========

            Interest expense on deposits for the six month periods ended June 30, 1998 and 1997 and for the twelve month periods ended December 31, 1997 and 1996 is as follows:

                                         June 30,            December 31,
                                    ------------------  ----------------------
                                      1998      1997       1997        1996
                                    --------  --------  ----------  ----------
                                        (Unaudited)
         NOW accounts               $ 25,500  $ 25,378  $   50,263  $   44,959
         Money markets               165,212   148,549     302,996     289,428
         Savings                      41,983    39,375      76,881      80,670
         Certificates of deposit     614,035   492,274   1,043,448     979,095
                                    --------  --------  ----------  ----------
                                    $846,730  $705,576  $1,473,588  $1,394,152
                                    ========  ========  ==========  ==========


             The Association had deposits of $100,000 or more of approximately $2,032,392, $1,456,188 and $2,281,290 at June 30, 1998, December 31,
         1997 and 1996, respectively. Deposits in excess of $100,000 are not federally insured.

             Deposit Insurance Reform. Currently, there are two deposit insurance funds maintained by the Federal Deposit Insurance Corporation ("FDIC"), the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF"). The Association's deposits are insured by SAIF. Legislation has been passed concerning the Deposit Insurance Reform that required the Association to pay during the year ended December 31, 1996 a one-time assessment of .657% of insured deposits at March 31, 1995, which was approximately $181,500. The Association's SAIF deposit insurance premiums have been reduced to .064% of insured deposits beginning January 1, 1997 from the rate of .23% of insured deposits. BIF and SAIF may be merged on January 1, 1999.

NORTHFIELD FEDERAL SAVINGS
--------------------------
Baltimore, Maryland
-------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------

Note 8 - Employee Benefit Plan and Deferred Compensation
         -----------------------------------------------

             The Association has a 401(k) Plan which requires, under certain conditions, a contribution of up to 5% of eligible employees' total compensation. The total expense related to this Plan for the six months ended June 30, 1998 and 1997 and the year ended December 31, 1997 and 1996 was $4,126, $6,564, $23,769 and $23,483, respectively.

             During the year ended December 31, 1997, the Association entered into a Deferred Compensation Agreement with all of the current directors. The Association recorded an expense during the six months ended June 30, 1998 and 1997 and the year ended December 31, 1997 of $22,025, $ -0- and $115,000, respectively, and additional liability under this Agreement is being accrued by charges to operating expense during the term of employment.

Note 9 - Retained Earnings
         -----------------

             The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

             Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Association meets all capital adequacy requirements to which it is subject.

             As of June 30, 1998 and as of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation has categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Association must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios at least 100 to 200 basis points above those ratios set forth in the table. There have been no conditions or events since that notification that management believes have changed the Association's category.

NORTHFIELD FEDERAL SAVINGS
--------------------------
Baltimore, Maryland
-------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------


Note 9 - Retained Earnings - Continued
         -----------------

             The following table presents the Association's capital position based on the six month period ended June 30, 1998 and the year ended December 31, 1997 financial statements.

                                                                                                         To Be Well
                                                                                                      Capitalized Under
                                                                        For Capital                   Prompt Corrective
                                              Actual                  Adequacy Purposes               Action Provisions
                                   ------------------------      ---------------------------      ------------------------
                                       Amount           %             Amount             %            Amount           %
                                   ---------------    -----      ----------------      -----      ---------------    -----
                                                                           At June 30, 1998
                                   ---------------------------------------------------------------------------------------
                                                                             (Unaudited)
Tangible (1)                         $3,086,506         7.92%      $  584,807         1.50%         $      N/A       N/A %
Tier I capital (2)                    3,086,506        16.07%             N/A         N/A %          1,152,600       6.00%
Core (1)                              3,086,506         7.92%       1,169,615         3.00%          1,949,358       5.00%
Risk-weighted (2)                     3,286,821        17.11%       1,536,800         8.00%          1,921,000      10.00%

                                                                      At December 31, 1997
                                   ---------------------------------------------------------------------------------------
Tangible (1)                         $2,893,757         8.02%      $  541,266         1.50%         $      N/A       N/A %
Tier I capital (2)                    2,893,757        15.99%             N/A         N/A %          1,085,520       6.00%
Core (1)                              2,893,757         8.02%       1,082,532         3.00%          1,804,221       5.00%
Risk-weighted (2)                     3,109,257        17.19%       1,447,360         8.00%          1,809,200      10.00%

     (1)  To adjusted total assets
     (2)  To risk-weighted assets.

                                                    June 30, 1998                  December 31, 1997
                                                  -----------------                -----------------
                                                 Current Requirements             Current Requirements
                                                 --------------------             --------------------
        Total retained earnings                     $   3,086,506                    $   2,893,757
                                                    -------------                    -------------

     Tangible and core capital                          3,086,506                        2,893,757
        General valuation allowance                       200,315                          215,500
                                                    -------------                    -------------
        Risk-based capital                          $   3,286,821                    $   3,109,257
                                                    =============                    =============

     Total assets                                   $  38,987,154                    $  36,084,416
                                                    -------------                    -------------
        Tangible and adjusted tangible assets       $  38,987,154                    $  36,084,416
                                                    =============                    =============

     Risk-weighted assets                           $  19,210,000                    $  18,092,000
                                                    =============                    =============

NORTHFIELD FEDERAL SAVINGS
--------------------------
Baltimore, Maryland
-------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------


Note 10-  Income Taxes
          ------------

               The income tax provision consists of the following for the six month periods ended June 30, 1998 and 1997 and the years ended December 31:

                                          June 30,           December 31,
                                     ------------------  --------------------
                                       1998      1997      1997       1996
                                     --------  --------  ---------  ---------
                                           (Unaudited)
          Current expense             $ 94,406   $94,494  $187,346   $114,469
          Deferred expense (benefit)    17,453     1,482   (96,173)   (24,888)
                                      --------   -------  --------   --------
            Total tax expense         $111,859   $95,976  $ 91,173   $ 89,581
                                      ========   =======  ========   ========

               The income tax provision is reconciled to the amount computed to the statutory federal income tax rate as follows for the six month periods ended June 30, 1998 and 1997 and the years ended December 31:

                                             For the Six Month Periods Ended June 30,
                                       ------------------------------------------------
                                                  1998                1997
                                        ---------------------   -----------------------
                                          Amount       Rate        Amount        Rate
                                          ------       ----        ------        ----
                                                          (Unaudited)
Statutory federal income tax rate         $103,567      34.00%       $88,939     34.00%
State tax net of federal income tax
 Benefit                                     8,225       2.70          6,773      2.59
Other                                           67        .02            264       .10
                                          --------      -----        -------     -----
                                          $111,859      36.72%       $95,976     36.69%
                                          ========      =====        =======     =====

                                                 For the Years Ended December 31,
                                       ------------------------------------------------
                                                  1997                1996
                                        --------------------    -----------------------
                                          Amount       Rate        Amount        Rate
                                          ------       ----        ------        ----
Statutory federal income tax rate         $ 80,139      34.00%       $81,076     34.00%
State tax net of federal income tax
 benefit                                    11,059       4.69         10,720      4.50
Surtax exemption                                 -          -         (2,384)    (1.00)
Other                                          (25)      (.01)           169       .07
                                          --------      -----        -------     -----
                                          $ 91,173      38.68%       $89,581     37.57%
                                            ======      =====         ======     =====

NORTHFIELD FEDERAL SAVINGS
--------------------------
Baltimore, Maryland
-------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------


Note 10-  Income Taxes  Continued
          ------------

               The tax effects of temporary differences between financial reporting basis and income tax basis of assets and liabilities at June 30, 1998 and December 31, 1997 and 1996 are as follows:

                                                            June 30,                  December 31,
                                                          -----------            -----------------------
                                                             1998                 1997            1996
                                                             ----                 -----           -----
                                                         (Unaudited)
          Deferred Tax Assets:
               Deferred loan origination fees              $  20,179             $  27,571     $  42,354
               Deferred compensation                          44,413                44,413             -
               Unrealized loss on securities available
                 for sale                                     32,160                32,160        44,442
               Allowance for loan losses                      77,361                83,226        38,620
                                                           ---------             ---------      --------
                                                             174,113               187,370       125,416

          Deferred Tax Liabilities:
               Federal Home Loan Bank of Atlanta
                 stock dividend                              (32,595)              (32,595)      (32,595)
               Depreciation                                   (3,510)               (3,510)       (6,765)
               Excess of tax bad debt reserve over
                 base year                                   (46,161)              (52,756)      (65,945)
               Conversion from accrual to cash
                 method of accounting                        (83,021)              (72,230)      (77,723)
                                                           ---------             ---------     ---------
                                                            (165,287)             (161,091)     (183,028)
                                                           ---------             ---------     ---------
          Net deferred tax assets (liabilities)            $   8,826             $  26,279     $ (57,612)
                                                           =========             =========     =========

               The Association was allowed a special bad debt deduction limited generally to 8% of otherwise taxable income for the year beginning December 1, 1987 through December 31, 1995. Beginning January 1, 1996 the percentage of taxable income method of computing the Association's tax bad debt deduction is no longer allowed and the amount by which the tax reserve for bad debts exceeds such amount at December 31, 1987 must be recaptured over a six year period. A tax liability has been established for the recapture. If the amounts which qualified as deductions for federal income tax purposes prior to December 31, 1987 are later used for

NORTHFIELD FEDERAL SAVINGS
--------------------------
Baltimore, Maryland
-------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------


Note 10-  Income Taxes - Continued
          ------------

          purposes other than to absorb loan losses, including distributions in liquidations, they will be subject to federal income tax at the then current corporate rate. Retained earnings at June 30, 1998, December 31, 1997 and 1996 include $579,687, for which no provision for federal income tax has been provided. The unrecorded deferred income tax liability on the above amount was approximately $223,875.

Note 11-  Disclosures About Fair Value of Financial Instruments
          -----------------------------------------------------

               The estimated fair values of the Association's financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the FASB and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

               The carrying amount is a reasonable estimate of fair value for interest bearing deposits in other banks due to the short-term nature of that investment. Fair value is based upon net asset values for investment securities, bid prices published in financial newspapers for mortgage backed securities were used to estimate fair value for these investments. The carrying amount of Federal Home Loan Bank of Atlanta stock is a reasonable estimate of fair value. Loans receivable were discounted using a single discount rate, comparing the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, except for adjustable rate mortgages which were considered to be at market rates. These rates were used for each aggregated category of loans as reported on the Office of Thrift Supervision Quarterly Report. The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered on deposits of similar remaining maturities.

NORTHFIELD FEDERAL SAVINGS
--------------------------
Baltimore, Maryland
-------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------

Note 11- Disclosures About Fair Value of Financial Instruments - Continued
         -----------------------------------------------------

              The Association had off-balance sheet financial instruments that consisted entirely of loan commitments with fair values that were not materially difference from the committed amount and were not considered to be material and accordingly are not included in the table below.

                                         June 30,             December 31,          December 31,
                                   ---------------------  --------------------  ----------------------
                                           1998                   1997                  1996
                                   ---------------------  --------------------  ----------------------
                                   Carrying   Estimated   Carrying  Estimated   Carrying   Estimated
                                    Amount   Fair Value    Amount   Fair Value   Amount    Fair Value
                                   --------  -----------  --------  ----------  --------  ------------
                                        (Unaudited)
                                                          (Amounts in Thousands)
Financial Assets
----------------
   Interest bearing
    deposits in other
     banks                         $ 4,699     $ 4,699    $ 3,514     $ 3,514   $ 5,186       $ 5,186
   Investment
    securities                           -           -          -           -       197           197
   Mortgage backed
     securities                      2,145       2,200      1,955       2,011     2,333         2,378
   Federal Home
    Loan Bank of
    Atlanta stock                      273         273        226         226       226           226

Loans receivable                    31,106      32,994     29,961      31,772    23,841        23,770

Financial Liabilities
---------------------
   Savings                         $ 3,022     $ 3,022    $ 2,605     $ 2,605   $ 2,627       $ 2,627
   NOW and money
    market deposit
    accounts                        10,963      10,963      9,894       9,894    10,098        10,098
   Certificates of
     deposit                        21,033      21,126     20,108      20,222    16,378        16,527
   Advance payment
     by borrowers
    for expenses                       706         706        371         371       317           317

NORTHFIELD FEDERAL SAVINGS
--------------------------
Baltimore, Maryland
-------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------


Note 12- Plan of Conversion
         ------------------

              On December 17, 1997, the Board of Directors adopted a Plan of Conversion ("Plan"), whereby the Association will convert from a federally chartered mutual savings and loan to a federally chartered stock savings bank. The Plan is subject to approval of regulatory authorities and the Association's members at a special meeting. The stock of the Association will be issued to a holding company formed in connection with the conversion. The capital stock will be offered at a price to be determined by the Board of Directors based upon an appraisal to be made by an independent appraisal firm. The exact number of shares to be offered will be determined by the Board of Directors in conjunction with that appraisal. A Subscription Offering of shares of common stock will be offered initially to Eligible Account Holders, Employee Stock Benefit Plans of the Association, supplemental Eligible Account Holders and other members. Any shares of common stock not sold in the Subscription Offering will be sold in a Community Offering.

              At the time of the conversion, the Association will establish a Liquidation Account in an amount equal to its capital as of the date of the latest statement of financial condition appearing in the final prospectus. The Liquidation Account will be maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their accounts at the Association after the conversion.

              In the unlikely event of a complete liquidation of the Association, and only in such event, each Eligible Account Holder and Supplemental Eligible Account Holder would receive from the Liquidation Account, a liquidation distribution based on the proportionate share of the then total remaining qualifying deposits.

              Under the regulations of the Office of Thrift Supervision ("OTS"), the Association will not be permitted to pay dividends on its stock after the conversion if its regulatory capital would thereby be reduced below the amount then required for the forementioned Liquidation Account or the Association's regulatory capital requirements. Federal regulations also preclude any repurchase of the stock for three years after the conversion except for an offer made on a pro rata basis to all stockholders of the Association and with the prior approval of the OTS. The Association may, however, make capital distributions up to 100% of its net income plus the amount that would reduce by one-half its surplus capital ratio at the

NORTHFIELD FEDERAL SAVINGS
--------------------------
Baltimore, Maryland
-------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------


Note 12- Plan of Conversion - Continued
         ------------------

         beginning of the calendar year, subject to the aforementioned restrictions, and the Association has not been notified that it is in need of more than normal supervision. As of December 31, 1997, the Association has not been notified that it requires more than normal supervision.


              The costs associated with the conversion are expected to be deferred and deducted from the proceeds from the sale of stock. If the conversion does not occur, related expenses will be deducted from current income. Costs of $145,111 and $22,712 were incurred through June 30, 1998 and December 31, 1997, respectively.

Note 13- Recent Accounting Pronouncements
         --------------------------------

              FASB Statement on Accounting for Stock-Based Compensation - In October 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB has encouraged all entities to adopt the fair value based method, however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by Accounting Principles Board ("APB") Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continued use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995. Pro forma disclosures must include the effects of all awards granted in fiscal years beginnings after December 14, 1994. If the proposed Option Plan is adopted management will use the intrinsic value method. Accordingly, there will be no impact as a result of the Association's adoption of SFAS No. 123.

NORTHFIELD FEDERAL SAVINGS
--------------------------
Baltimore, Maryland
-------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------


Note 13- Recent Accounting Pronouncements - Continued
         --------------------------------

              FASB Statement on Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - In June 1996, FASB issued SFAS No. 125, which will be effective, on a prospective basis, for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. SFAS No. 125 supersedes SFAS No. 122, Accounting for Mortgage Servicing Rights. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial-components approach that focuses on control. SFAS No. 125 extends the "available for sale" and "trading" approach of SFAS No. 115 to non-security financial assets that can be contractually prepaid or otherwise settled in such a way that the holder of the asset would not recover substantially all of its recorded investment. In addition, SFAS No. 125 amends SFAS No. 115 to prevent a security from being classified as held to maturity if the security can be prepaid or settled in such a manner that the holder of the security would not recover substantially all of its recorded investment. The extension of the SFAS No. 115 approach to certain non-security financial assets and the amendment to SFAS No. 115 are effective for financial assets held on or acquired after January 1, 1997. FASB has proposed to defer the effective date of SFAS No. 125 until January 1, 1998 for certain transactions including repurchase agreements, dollar-roll, securities lending and similar transactions. Management adopted SFAS No. 125 on January 1, 1997. There was no impact on the Association's financial statements of such adoption.

              FASB Statement on Earnings Per Share - In February 1997, FASB issued SFAS No. 128, "Earnings Per Share". SFAS 128 supersedes APB Opinion No. 15, "Earnings Per Share" and specifies the computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. SFAS No. 128 replaces the presentation of primary earnings per share with a presentation of basic earnings per share and fully diluted earnings per share with diluted earnings per share. It also requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires the reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation. This Statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. SFAS No. 128 will be adopted by the Association in the initial period after December 15, 1997. Management does not believe the impact of adopting SFAS No. 128 will be material to the Association's financial statements.

NORTHFIELD FEDERAL SAVINGS
--------------------------
Baltimore, Maryland
-------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------


Note 13- Recent Accounting Pronouncements - Continued
         --------------------------------

              FASB Statement on Disclosure of Information About Capital Structure -In February 1997, FASB issued SFAS No. 129. The Statement incorporates the disclosure requirements of APB Opinion No. 15, "Earnings per Share", and makes them applicable to all public and nonpublic entities that have issued securities addressed by the Statement. APB Opinion No. 15 requires disclosure of descriptive information about securities that is not necessarily related to the computation of earnings per share. The Statement continues the previous requirements to disclose certain information about an entity's capital structure found in APB Opinion No. 10, Omnibus Opinion - 1996 and No. 15, Earnings Per Share and FASB Statement No. 47, Disclosure of Long-Term Obligations, for entities that were subject to the requirements of those standards. This Statement eliminates the exemption of nonpublic entities from certain disclosure requirements of Opinion 15 as provided by Statement No. 21, Suspension of the Reporting of Earnings per Share and Segment Information for Nonpublic Enterprises. It supersedes specific disclosure requirements of Opinion 10 and 15 and Statement 47 and consolidates them in this Statement for ease of retrieval and for greater visibility to nonpublic entities. This Statement is effective for financial statements for periods ending after December 15, 1997. SFAS No. 129 will be adopted by the Association in the initial period after December 15, 1997. Management does not believe the impact of adopting SFAS No. 129 will be material to the Association's financial statements.

              FASB Statement on Reporting Comprehensive Income - In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income", which requires entities presenting a complete set of financial statements to include details of comprehensive income that arise in the reporting period. Comprehensive income consists of net income or loss for the current period and other comprehensive income, expense, gains and losses that bypass the income statement and are reported in a separate component of equity, i.e., unrealized gains and losses on certain investment securities. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Management does not believe that adoption of SFAS No. 130 will have a material adverse effect on the Association's financial position or results of operations.

NORTHFIELD FEDERAL SAVINGS
--------------------------
Baltimore, Maryland
-------------------

NOTES TO FINANCIAL STATEMENTS
-----------------------------


Note 13- Recent Accounting Pronouncements - Continued
         --------------------------------

              FASB Statement on Disclosures Regarding Segments - In June 1997, FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". Statement 131 establishes standards for the way public enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Statement 131 supersedes FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise" but retains the requirement to report information about major customers. It amends Statement No. 94, "Consolidation of all Majority-Owned Subsidiaries" to remove the special disclosure requirements for previously unconsolidated subsidiaries. Statement 131 is effective for financial statements for periods beginning after December 15, 1997. Management does not believe the impact of adopting SFAS No. 131 will be material to the Association's financial statements.

              FASB Statement on Employers Disclosures About Pensions and Other Postretirement Benefits - In February 1998, FASB issued SFAS No. 132 which standardizes disclosure requirements for pensions and postretirement benefits. This Statement is effective for fiscal years beginning after December 15, 1997. Management believes the adoption of this Statement will not have a material effect on the financial statements of the Association.

              FASB Statement on Accounting for Derivative Instruments and Hedging Activities - In June 1998, FASB issued SFAS No. 133. This Statement standardizes the accounting for derivative instruments including certain derivative instruments embedded in other contracts, by requiring that an entity recognize these items as assets or liabilities in the statement of financial position and measure them at fair value. This Statement generally provides for matching the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or the earnings effect of the hedged forecasted transaction. The Statement, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, will not affect the Association's financial position or its results of operations.

              The Association does not intend to early implement SFAS No. 133 or to reclassify any of its financial instruments as a result of this Statement.

                                   GLOSSARY

Bank Northfield Federal Savings Bank, a federally chartered stock savings bank

BIF                        Bank Insurance Fund of the FDIC

Common Stock               The common stock, $.01 par value per share, of
                           Northfield Bancorp, Inc.

Community                  Offering Offering for sale to certain members of the
                           general public of any shares of common stock not subscribed for in the Subscription Offering, including the possible offering of common stock in a Syndicated Community Offering

Company                    Northfield Bancorp, Inc.

Conversion                 Simultaneous conversion of Northfield Federal Savings
                           to a stock savings bank, the issuance of the stock savings bank's outstanding capital stock to the Company and the Company's offer and sale of common stock

CRA                        Community Reinvestment Act of 1997

Eligible Account           Savings account holders of Northfield Federal Savings
Holders                    with account balances of at least $50.00 as of the
                           close of business on December 31, 1995


ESOP                       Employee Stock Ownership Plan of the Company


Estimated                  Estimated pro forma market value of the common stock
Valuation Range            ranging from $3,230,000 to $4,370,000

Exchange Act               Securities Exchange Act of 1934, as amended

Expiration Date            __:__ _.m., Eastern Time, on ___________, 1998

FASB                       Financial Accounting Standards Board

FDIC                       Federal Deposit Insurance Corporation

Federal Reserve System     The Board of Governors of the Federal Reserve System

Ferguson                 Ferguson & Company

FHLB                     Federal Home Loan Bank

FHLMC                    Federal Home Loan Mortgage Corporation

FNMA                     Federal National Mortgage Association

IRA                      Individual retirement account or arrangement

IRS                      Internal Revenue Service

MRP Management recognition plan of the Company to be adopted no earlier than six months after the conversion

NASD                     National Association of Securities Dealers, Inc.

NOW account              Negotiable order of withdrawal account

NPV                      Net portfolio value

Offering                 Subscription, Community and Syndicated Community
                         Offerings, collectively

Option Plan              Stock option plan of the Company to be adopted no
                         earlier than six months after the conversion

Order Form               Form for ordering stock accompanied by a certification
                         concerning certain matters

Other Members            Savings account holders (other than Eligible Account
                         Holders and Supplemental Eligible Account Holders) and certain borrowers (borrowers whose loans were outstanding on ________ __, 199__ and continue to be outstanding) who are entitled to vote at the Special
                         Meeting due to the existence of a savings account or a borrowing, respectively, on the Voting Record Date for the Special Meeting

OTC Electronic Bulletin  An electronic stock data system operated by Nasdaq
Board

OTS                      Office of Thrift Supervision

Plan of Conversion       Plan of Northfield Federal Savings to convert from a
                         federally chartered mutual savings association to a federally chartered stock savings bank, with the name
                         "Northfield Federal Savings Bank," and the issuance of the savings bank's outstanding capital stock to the Company and the issuance of the Company's stock to the public

Purchase Price           $10.00 per share price of the Common Stock

SAIF                     Savings Association Insurance Fund of the FDIC

SEC                      Securities and Exchange Commission

Securities Act           Securities Act of 1933, as amended

SFAS                     Statement of Financial Accounting Standards adopted by
                         FASB

Special Meeting          Special Meeting of members of Northfield Federal
                         Savings called for the purpose of approving the Plan of Conversion

Subscription Offering    Offering of non-transferable rights to
                         subscribe for the Common Stock, in order of priority, to Eligible Account Holders, tax-qualified employee plans, Supplemental Eligible Account Holders and Other
                         Members

Supplemental Eligible    Depositors, who are not Eligible Account Holders of
Account Holders          Northfield Federal Savings, with account balances of at
                         least $50.00 on June 30, 1998

Syndicated Community     Offering of shares of common stock remaining after the
Offering                 Subscription Offering and undertaken prior to the end
                         and as part of the Community Offering, and which may, at our discretion be made to the general public on a best efforts basis by a selling group of broker-dealers

Trident Securities       Trident Securities, Inc.

Voting Record Date       The close of business on ___________, 1998, the date
                         for determining members entitled to vote at the Special
                         Meeting

No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this document in connection with the offering made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by Northfield Federal Savings, the Company, or Trident Securities. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this document by Northfield Federal Savings, the Company, or Trident Securities nor any sale made hereunder shall in any circumstances create an implication that there has been no change in the affairs of Northfield Federal Savings or the Company, since any of the dates as of which information is furnished herein or since the date hereof.


                           NORTHFIELD BANCORP, INC.

UP TO 502,550 SHARES
COMMON STOCK


                                  PROSPECTUS



                           TRIDENT SECURITIES,  INC.



                            DATED ___________, 1998



                 THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                 AND ARE NOT FEDERALLY INSURED OR GUARANTEED.


UNTIL THE LATER OF __________, 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article XVII of the Company's Articles of Incorporation sets forth circumstances under which directors, officers, employees and agents of the Company may be indemnified against liability which they may incur in their capacities, as follows:

                                 ARTICLE XVII

                                INDEMNIFICATION

     A. The Corporation shall indemnify, to the fullest extent permissible under the Maryland General Corporation Law, any individual who is or was a director, officer, employee or agent of the Corporation, and any individual who serves or served at the Corporation's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, in any proceeding in which the individual is made a party as a result of his service in such capacity.

     B. (1) Reasonable expenses incurred by any person identified in paragraph A of this Article XVII who is a party to a proceeding will be paid or reimbursed by the Corporation in advance of the final disposition of the proceeding upon receipt by the Corporation of: (i) a written affirmation by such person of his good faith belief that the standard of conduct necessary for indemnification by the Corporation as authorized in this Article XVII has been met; and (ii) a written undertaking by or on behalf of such person to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

           (2) The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of such person but need not be secured and may be accepted without reference to financial ability to make the repayment.

     C.     Nonexclusive.  The indemnification and advance payment of expenses
            ------------
provided by paragraphs A and B shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

     D. Continuation. The indemnification and advancement of expenses provided
        ------------
by this Article XVII shall be deemed to be a contract between the Corporation and the persons entitled to indemnification thereunder, and any repeal or modification of this Article XVII shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by paragraphs A and B shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to his heirs, executors and administrators.

     E.     Insurance.  The Corporation shall purchase and maintain insurance on
            ---------
behalf of any person who holds or who has held any position named in paragraph A, against any liability incurred by him in any such position, or arising out of his status as such, whether or not the Corporation would have power to indemnify him against such liability under paragraphs A and B.

     F. Intention and Savings Clause. It is the intention of this Article XVII
        ----------------------------
to provide for indemnification to the fullest extent permitted by the General Corporation Law of the State of Maryland, and this Article XVII shall be interpreted accordingly. If this Article XVII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article XVII that shall not have been invalidated and to the full extent permitted by applicable law. If the General Corporation Law of the State of Maryland is amended, or other Maryland law is enacted, to permit further or additional indemnification of the persons defined in this Article XVII.A, then the indemnification of such persons shall be to the fullest extent permitted by the General Corporation Law of the State of Maryland, as so amended, or such other Maryland law.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     In addition, Article XVI of the Company's Articles of Incorporation sets forth the limits of a director's liability to the Company or its stockholders as follows:


                                 ARTICLE XVI

               LIMITATION OF OFFICERS' AND DIRECTORS' LIABILITY

     An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (iii) to the extent otherwise required by Maryland law. If Maryland law is amended or enacted after the date of filing of these Articles to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by Maryland law, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     Pursuant to its Charter and Tennessee law, the Company is permitted to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the Company. Northfield Federal currently maintains such a policy and it is intended that the Company will become a party to such policy.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         *       Legal Fees and Expenses.......................   $ 92,000
         *       Printing, Word Processing, Postage and Mailing     50,000
         *       Appraisal and Business Plan Fees and Expenses.     32,500
         *       Accounting Fees and Expenses..................     45,000
         *       Blue Sky Filing Fees and Expenses
                  (including counsel fees).....................      6,000
         *       Transfer Agent Fees and Stock Certificates....      6,000
         *       Conversion Agent Fees.........................      6,000
         *       Federal Filing Fees (OTS and SEC).............     25,000
         *       Underwriter's Expenses........................     38,000
         *       Other Expenses................................     31,700
                                                                  --------
         **      Total.........................................   $332,200
                                                                  ========

-------------------------
*     Estimated

** Does not include $67,800 in estimated underwriting fees. Calculation of the underwriting fees assumes that the midpoint of the Estimated Valuation Range is sold in the Conversion, 8% of the stock is sold to the ESOP, 67,000 shares are sold to directors and officers of Northfield Federal, and the remaining shares are sold in the Subscription and Community Offerings.


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

      Not applicable.


ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES:

      The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

               (a)       LIST OF EXHIBITS

           EXHIBIT NO.                       DESCRIPTION
           -----------                       -----------
             * 1.1             Form of Sales Agency Agreement with Trident Securities, Inc.

             * 1.2             Engagement Letter with Trident Securities, Inc.

             * 2               Plan of Conversion, as amended

             * 3.1             Articles of Incorporation of Northfield Bancorp, Inc.

             * 3.2             Bylaws of Northfield Bancorp, Inc.

             * 4               Form of Common Stock Certificate of Northfield Bancorp, Inc.

             * 5               Opinion of Housley Kantarian & Bronstein, P.C. regarding
                               legality of securities being registered

             * 8.1             Federal Tax Opinion of Housley Kantarian & Bronstein, P.C.

             * 8.2             State Tax Opinion of Anderson Associates, LLP

             * 8.3             Opinion of Ferguson & Company as to the value of subscription rights for tax purposes

             * 10.1            Form of Northfield Bancorp, Inc. 19__ Stock Option Plan

             * 10.2            Form of  Northfield Bancorp, Inc. Management Recognition Plan

             * 10.3            Northfield Federal Savings Deferred Compensation Plan

             * 10.4            Employment Agreement between Northfield Federal Savings and G. Ronald Jobson

             * 23.1            Consent of Housley Kantarian & Bronstein, P.C. (in opinions filed as Exhibits 5 and 8.1)

               23.2            Consent of Anderson Associates, LLP

               23.3            Consent of Ferguson & Company

               24              Power of Attorney (reference is made to the signature page of the Form SB-2)

             * 27              Financial Data Schedule

             * 99.1            Proposed Form of Stock Order Form and Form of Certification

             * 99.2            Proxy Statement for Special Meeting of Members of Northfield Federal Savings; Form of Proxy

             * 99.3            Form of Miscellaneous Solicitation and Marketing Materials

               99.4            Updated Appraisal Report as of August 31, 1998


-----------
*       Previously filed.


     (b)  FINANCIAL STATEMENT SCHEDULES.

     No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.


ITEM 28. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sells securities, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement (or the most recent post-effective amendment thereof);

            (iii) To include any additional or changed material information on the plan of distribution.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file a post-effective amendment or remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Baltimore, State of Maryland, on September 17 1998.

                              NORTHFIELD BANCORP, INC.


                              By:  /s/ G. Ronald Jobson
                                   --------------------
                                   G. Ronald Jobson
                                   President and Chief Executive Officer
                                   (Duly Authorized Representative)



     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

          Signatures                                    Title                          Date
          ----------                                    -----                          ----
/s/ G. Ronald Jobson                         President, Chief Executive           September 17, 1998
---------------------------------            Officer and Director
G. Ronald Jobson                             (Principal Executive Officer)


/s/ John P. Sabol, Jr. *                     Vice President and Chief             September 17, 1998
---------------------------------            Financial Officer (Principal
John P. Sabol, Jr.                           Accounting and Financial Officer)


/s/ Gary R. Bozel *                          Chairman of the Board                September 17, 1998
---------------------------------
Gary R. Bozel

/s/ J. Thomas Hoffman *                      Director                             September 17, 1998
----------------------------------
J. Thomas Hoffman

/s/ E. Thomas Lawrence, Jr. *                Director                             September 17, 1998
----------------------------------
E. Thomas Lawrence, Jr.

/s/ David G. Rittenhouse *                   Director                             September 17, 1998
----------------------------------
David G. Rittenhouse

/s/ William R. Rush *                        Director                             September 17, 1998
----------------------------------
William R. Rush

*  By: /s/ G. Ronald Jobson
       ---------------------------
       G. Ronald Jobson
       Attorney-in-fact


           EXHIBIT NO.                       DESCRIPTION
           -----------                       -----------
             * 1.1             Form of Sales Agency Agreement with Trident Securities, Inc.

             * 1.2             Engagement Letter with Trident Securities, Inc.

             * 2               Plan of Conversion, as amended

             * 3.1             Articles of Incorporation of Northfield Bancorp, Inc.

             * 3.2             Bylaws of Northfield Bancorp, Inc.

             * 4               Form of Common Stock Certificate of Northfield Bancorp, Inc.

             * 5               Opinion of Housley Kantarian & Bronstein, P.C. regarding
                               legality of securities being registered

             * 8.1             Federal Tax Opinion of Housley Kantarian & Bronstein, P.C.

             * 8.2             State Tax Opinion of Anderson Associates, LLP

             * 8.3             Opinion of Ferguson & Company as to the value of subscription rights for tax purposes

             * 10.1            Form of Northfield Bancorp, Inc. 19__ Stock Option Plan

             * 10.2            Form of  Northfield Bancorp, Inc. Management Recognition Plan

             * 10.3            Northfield Federal Savings Deferred Compensation Plan

             * 10.4            Employment Agreement between Northfield Federal Savings and G. Ronald Jobson

             * 23.1            Consent of Housley Kantarian & Bronstein, P.C. (in opinions filed as Exhibits 5 and 8.1)

               23.2            Consent of Anderson Associates, llp

               23.3            Consent of Ferguson & Company

               24              Power of Attorney (reference is made to the signature page of the Form SB-2)

             * 27              Financial Data Schedule

             * 99.1            Proposed Form of Stock Order Form and Form of Certification

             * 99.2            Proxy Statement for Special Meeting of Members of Northfield Federal Savings; Form of Proxy

             * 99.3            Form of Miscellaneous Solicitation and Marketing Materials

               99.4            Updated Appraisal Report as of August 31, 1998

-----------
*       Previously filed.